As Filed with the Securities and Exchange Commission on May 21, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

S&T BANCORP, INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania	6022	25-1434426
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

800 Philadelphia Street

Indiana, PA 15701

(800) 325-2265

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark Kochvar

Chief Financial Officer

S&T Bancorp, Inc.

800 Philadelphia Street

Indiana, PA 15701

(724) 465-4826

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul Freshour, Esq. Arnold & Porter LLP 555 12th St., N.W. Washington, D.C. 20004 (202) 942-5000	Kenneth C. Thiess, Esq. Gregory Gross, Esq. Metz Lewis Brodman Must O’Keefe LLC 11 Stanwix Street, 18th Floor Pittsburgh, Pennsylvania 15222 (412) 918-1100

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non- accelerated filer	(Do not check if a smaller reporting company) ☐	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $2.50 per share	804,874	$N/A	$15,451,091	$1,771

(1)	Based on the maximum number of shares of S&T Bancorp, Inc. that may be issued in connection with the proposed merger of Gateway Bank of Pennsylvania with and into S&T, calculated by multiplying (i) 1,728,310 shares of Gateway common stock issued and outstanding, which is the maximum number of shares that may be exchanged for the shares being registered by this registration statement, by (ii) the maximum exchange ratio of .4657 under the merger agreement of shares of S&T common stock per share of Gateway common stock.
(2)	Computed in accordance with Rule 457(f)(2), based on (i) the book value of Gateway computed as of March 31, 2012 of $8.94 and (ii) 1,728,310 shares of Gateway common stock outstanding to be exchanged in the merger for common stock of the registrant. Solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate value of the maximum number of shares of Gateway common stock that may be exchanged in connection with the merger. Calculated pursuant to Section 6(b) of the Securities Act and Securities and Exchange Commission Fee Rate Advisory #3 for Fiscal Year 2012 at a rate equal to $114.60 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED MAY 21, 2012

Prospectus of S&T Bancorp, Inc.	Proxy Statement of Gateway Bank of Pennsylvania

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On March 29, 2012, Gateway Bank of Pennsylvania, or Gateway, agreed to merge with S&T Bancorp, Inc., or S&T. We are sending you this proxy statement/prospectus to invite you to attend a special meeting of Gateway shareholders being held to vote on the merger and to ask you to vote at the special meeting in favor of adopting the agreement and plan of merger, or the merger agreement.

If the merger is completed, Gateway will merge with and into a wholly-owned subsidiary of S&T, and you will be entitled to receive your merger consideration in the form of S&T common stock and cash . You will be entitled to receive, in exchange for each share of Gateway common stock you hold at the time of the merger, consideration, without interest, with a value equal to approximately $12.30 per share comprised of (i) a cash payment of $3.08 and (ii) between 0.3810 and 0.4657 shares of S&T common stock, which have a value of approximately $9.22. The precise number of shares will be based upon the average of the high and low sale prices for S&T common stock for the 10 trading day period ending the trading date prior to the closing date.

As an example, if the average of the high and low sale prices of S&T common stock on The Nasdaq Stock Market for the 10 trading days ending the trading day before the closing date is $—, which was the average of the high and low sale prices of S&T common stock on The Nasdaq Stock Market for the 10 days ending on —, 2012 (the most recent practicable date prior to the date of this proxy statement/prospectus), then each share of Gateway common stock would be converted into the right to receive $3.08 in cash and — shares of S&T common stock, which would have a market value of $—. As an additional example, if the average of the high and low sale prices of S&T common stock on The Nasdaq Stock Market for the 10 trading days ending the trading day before the closing date is $22.03, which was the average of the high and low sale prices for S&T common stock for the 10 days ending on March 28, 2012, the last trading day prior to the announcement of the merger, then each share of Gateway common stock would be converted into the right to receive $3.08 in cash and ..4185 shares of S&T common stock, which have a market value of $9.22. A chart showing the stock merger consideration at various hypothetical averages of the high and low sale prices of S&T common stock is provided on page — of this proxy statement/prospectus.

The market prices of S&T common stock will fluctuate before the completion of the merger. You should obtain current stock price quotations for S&T common stock. S&T common stock trades on The Nasdaq Global Select Market under the symbol “STBA.” Gateway’s common stock is not publicly traded.

The special meeting of the shareholders of Gateway will be held on —, 2012 at —, local time, at —. Your vote is important. The affirmative vote of 66 2/3% of the Gateway votes cast is required to adopt the merger agreement. A majority of the outstanding Gateway common stock entitled to vote is necessary to constitute a quorum in order to transact business at the special meeting.

Regardless of whether you plan to attend the special shareholders’ meeting, please take the time to vote your shares in accordance with the instructions contained in this proxy statement/prospectus. The Gateway board of directors recommends that Gateway shareholders vote “FOR” adoption of the merger agreement and “FOR” approval to adjourn the special meeting, if necessary, to solicit additional proxies.

This proxy statement/prospectus describes the special meeting, the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors” beginning on page 15, for a discussion of the risks relating to the proposed merger. You also can obtain information about S&T from documents that it has filed with the Securities and Exchange Commission, or the SEC.

Sincerely,

William J. Burt
President and Chief Executive Officer

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the S&T common stock to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is —, 2012, and it is first being mailed or otherwise delivered to Gateway shareholders on or about —, 2012.

GATEWAY BANK OF PENNSYLVANIA

3402 Washington Road

McMurray, Pennsylvania 15317

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Gateway Bank of Pennsylvania will hold a special meeting of shareholders on —, 2012 at —, local time, at —, to consider and vote upon the following proposals:

•

to adopt the Agreement and Plan of Merger, dated as of March 29, 2012, by and between Gateway Bank of Pennsylvania and S&T Bancorp, Inc., which provides for, among other things, the merger of Gateway Bank of Pennsylvania with and into S&T Bancorp, Inc.;

•

to approve a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement; and

•	to transact any other business as may properly be brought before the special meeting or any adjournments or postponements of the special meeting.

The Gateway board of directors has fixed the close of business on —, 2012 as the record date for the special meeting. Only Gateway shareholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting.

The affirmative vote of 66 2/3% of the votes cast by holders of shares of Gateway stock entitled to vote at the Gateway special meeting is required to adopt the merger agreement.

Regardless of whether you plan to attend the special meeting, please submit your proxy with voting instructions. Please vote as soon as possible, as failure to vote has the same effect as a vote “AGAINST” the merger. If you hold stock in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. If you hold your stock in “street name” through a bank or broker, please direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of Gateway common stock who is present at the special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In addition, a proxy may be revoked in writing at any time before its exercise at the special meeting in the manner described in the accompanying document.

The Gateway board of directors has unanimously approved the merger agreement and recommends that Gateway shareholders vote “FOR” the adoption of the merger agreement and “FOR” the approval to adjourn the special meeting, if necessary, to solicit additional proxies.

BY ORDER OF THE BOARD OF DIRECTORS

Robert Kerr, Secretary

                    , 2012

McMurray, Pennsylvania

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING. YOU MAY FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about S&T from documents that are not included in or delivered with this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus, other than certain exhibits to those documents, by requesting them in writing or by telephone at the following addresses:

S&T Bancorp, Inc.

800 Philadelphia Street

Indiana, PA 15701

(800) 325-2265

Attention: Investor Relations

You will not be charged for any of these documents that you request. Gateway shareholders requesting documents should do so by •, 2012 in order to receive them before the special meeting.

See also “Where You Can Find More Information” on page —.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The questions and answers below highlight only selected procedural information from this proxy statement/prospectus. They do not contain all of the information that may be important to you. You should read carefully the entire proxy statement/prospectus and the additional documents incorporated by reference into this proxy statement/prospectus to fully understand the voting procedures for the special meeting.

Q:	What is the purpose of this proxy statement/prospectus?

A:	This proxy statement/prospectus serves as both a proxy statement of Gateway and a prospectus of S&T. As a proxy statement, it is being provided to you because the Gateway board of directors is soliciting your proxy for use at the Gateway special meeting of shareholders at which the Gateway shareholders will consider and vote on (i) adoption of the merger agreement between S&T and Gateway and (ii) authorization of the board of directors to adjourn the special meeting to a later date, if necessary, to solicit additional proxies in favor of adoption of the merger agreement or vote on other matters properly before the special meeting. As a prospectus, it is being provided to you because S&T is offering to exchange shares of its common stock for your shares of Gateway common stock upon completion of the merger.

Q:	What is the proposed transaction for which I am being asked to vote?

A:	You are being asked to vote upon proposals to (i) adopt the Agreement and Plan of Merger, dated March 29, 2012, by and between S&T and Gateway, which we refer to in this proxy statement/prospectus as the merger agreement, which provides for, among other things, the merger of Gateway with and into a wholly-owned subsidiary of S&T, which we refer to as the merger and (ii) adjourn the special meeting, if necessary, to solicit additional proxies.

Q:	What do I need to do now?

A:	With respect to the special meeting—after you have carefully read this proxy statement/prospectus and decided how you wish to vote your shares, please vote your shares promptly. You must complete, sign, date and mail your proxy card in the enclosed postage paid return envelope as soon as possible. Submitting your proxy card will ensure that your shares are represented and voted at the special meeting.

Q:	If my broker holds my shares in “street name” will my broker automatically vote my shares for me?

A:	No. Your broker will not be able to vote your shares on the merger agreement without instruction from you. You should instruct your broker to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker.

Q:	What if I fail to instruct my broker?

A:	If you do not provide your broker with instructions, your broker generally will not be permitted to vote your shares on the merger proposal, which is referred to as a “broker non-vote.” For purposes of determining the number of votes cast with respect to the merger proposal, only those votes cast “for” or “against” the proposal are counted. “Broker non-votes,” if any are submitted by brokers or nominees in connection with the special meeting, will not be counted as votes “for” or “against” for purposes of determining the number of votes cast (thus having the effect of a vote against the proposal to adopt the merger agreement), but will be treated as present for quorum purposes.

Q:	When and where is the Gateway special meeting of shareholders?

A:	The special meeting of Gateway shareholders will be held on —, 2012 at —, local time, at —. All shareholders of Gateway as of the record date, or their duly appointed proxies, may attend the Gateway special meeting.

Q:	How do I vote?

A:	If you are a shareholder of record of Gateway as of —, 2012, which is referred to as the Gateway record date, you may submit a proxy before the special meeting by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

You may also cast your vote in person at the special meeting.

Q:	If I am a Gateway shareholder, should I send in my Gateway stock certificates with my proxy card?

A:	No. PLEASE DO NOT SEND YOUR GATEWAY STOCK CERTIFICATES WITH YOUR PROXY CARD. You should carefully review and follow the instructions set forth in the letter of transmittal, which will be mailed to Gateway shareholders by American Stock Transfer and Trust Company, which we refer to as the exchange agent, separately following the closing date, regarding the surrender of your share certificates. You should then send your Gateway common stock certificates to the exchange agent, together with your completed, signed letter of transmittal.

Q:	Whom can I contact if I cannot locate my Gateway stock certificates?

A:	If you are unable to locate your original Gateway stock certificate(s), you should contact Robert Kerr, Secretary of Gateway, at 724-942-2021.

Q:	Why is my vote important?

A:

Because the merger cannot be completed without the affirmative vote of 66 2/3% of the votes cast by all shareholders entitled to vote to adopt the merger agreement, and because a majority of the outstanding Gateway common stock entitled to vote is necessary to constitute a quorum in order to transact business at the special meeting, every shareholder’s vote is important.

Q:	How does the Gateway board of directors recommend that I vote?

A:	The Gateway board of directors recommends that you vote “FOR” adoption of the agreement and plan of merger. At the meeting, the members of the board of directors and the executive officers of Gateway, and their affiliates, in the aggregate have the power to vote approximately 25.1% of the outstanding shares of Gateway common stock. Gateway’s directors and executive officers each entered into a voting agreement with S&T in connection with the execution of the merger agreement and therefore will vote their shares in favor of the proposals to be considered at the Gateway special meeting.

Q:	Can I attend the Gateway special meeting and vote my shares in person?

A:	Yes. All shareholders, including shareholders of record and shareholders who hold their shares through nominees or any other holder of record, are invited to attend the special meeting. Holders of record of Gateway common stock can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

Q:	Can I change my vote or revoke my proxy after I have delivered my proxy?

A:

Yes. You may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to the Secretary of Gateway or (3) attending the special meeting in person, notifying the Secretary and voting by ballot at the special meeting. The mailing address of the Secretary of Gateway, Mr. Robert Kerr, is Gateway Bank of Pennsylvania, 3402 Washington Road, McMurray, Pennsylvania 15317.

Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy, but the mere presence (without notifying the Secretary of Gateway) of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Q:	When do you expect to complete the merger?

A:	We expect to complete the merger in the third quarter of 2012. However, we cannot assure you when or if the merger will occur. Among other things, we cannot complete the merger until we obtain the approval of Gateway shareholders at the special meeting, receive all necessary regulatory approvals and consents and satisfy the closing conditions described in the merger agreement.

Q:	What are the material U.S. federal income tax consequences of the merger to me?

A:	The merger has been structured to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. As a result of the merger’s qualification as a reorganization, it is anticipated that Gateway shareholders will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of shares of Gateway common stock for shares of S&T common stock, except with respect to the cash amount of the merger consideration or cash received in lieu of fractional shares of S&T common stock and except for Gateway shareholders who exercise their appraisal rights with respect to the merger.

Tax matters are very complicated, and the tax consequences of the merger to a particular shareholder will depend in part on such shareholder’s circumstances. Accordingly, you should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax consequences. For more information, please see the section entitled “Material United States Federal Income Tax Consequences of the Merger” beginning on page — of this proxy statement/prospectus.

Q:	Who will be the directors and executive officers of the company following the merger?

A:	Following the merger, the Board of Directors of S&T will remain the same. No members of the Gateway board of directors will be joining the board of directors of S&T; however, each member of Gateway’s board of directors will be invited to serve on the Washington County Advisory Board of S&T’s banking subsidiary, S&T Bank. Additionally, the executive management team of S&T will remain unchanged.

Q:	What risks should I consider in deciding whether to vote in favor of the proposals?

A:	You should carefully review the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page —, which sets forth certain risks and uncertainties related to which the merger will be subject. Additional risk factors regarding the business and operations of S&T may be found in S&T’s filings with the SEC. See “Where You Can Find More Information” on page — of this proxy statement/prospectus.

Q:	Do I have rights to dissent from the merger?

A:

Yes. Under Pennsylvania law, Gateway shareholders have the right to dissent from the merger agreement and the merger and to receive a payment in cash for the “fair value” of their shares of Gateway common stock as determined by an appraisal process. This value may be more or less than the value you would receive in the merger if you do not dissent. If you dissent, you will receive a cash payment for the value of your shares that will be fully taxable to you. To perfect your dissenters’ rights, you must follow precisely the required statutory procedures. See “The Merger—Gateway Shareholders Have Dissenters’ Rights in the Merger,” beginning at page — and the information at Annex C.

Q:	How will the merger affect stock options for Gateway common stock?

A:	Upon consummation of the merger, each outstanding vested and unvested option to acquire a share of Gateway common stock will be cancelled in exchange for the right to receive, on the terms and conditions set forth in the merger agreement, an amount in cash equal to the excess, if any, of the per-share cash consideration of $12.30 over the option’s exercise price per share.

Q:	Whom should I call with questions about the shareholders meeting or the merger?

A:	Gateway shareholders with questions regarding the merger should contact the Secretary of Gateway, Mr. Robert Kerr, at Gateway Bank of Pennsylvania, 3402 Washington Road, McMurray, Pennsylvania 15317. Mr. Kerr’s phone number is 724-942-2021.

SUMMARY

This summary highlights information contained elsewhere in this proxy statement/prospectus and may not contain all of the information that is important to you. We urge you to carefully read the entire proxy statement/prospectus and the other documents to which we refer in order to fully understand the merger and the related transactions. See “Where You Can Find More Information” on page —. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

Information about the Parties (page —)

S&T Bancorp, Inc.

S&T is a Pennsylvania corporation and a financial holding company with its headquarters located in Indiana, Pennsylvania. At March 31, 2012, S&T had assets of approximately $4.3 billion, deposits of $3.5 billion and shareholders’ equity of $504.4 million.

S&T provides a full range of financial services through offices located within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties of Pennsylvania. S&T provides full service retail and commercial banking products as well as cash management services, insurance, estate planning and administration, employee benefit, investment management and administration, corporate services and other fiduciary services. S&T’s common stock trades on The Nasdaq Global Select Market under the symbol “STBA.” S&T’s website is http://www.stbancorp.com.

The principal executive offices of S&T are located at S&T Bancorp, Inc., 800 Philadelphia Street, Indiana, PA, 15701, and its telephone number is (800) 325-2265.

Gateway Bank of Pennsylvania

Gateway is a Pennsylvania corporation headquartered at 3402 Washington Road, McMurray, Pennsylvania, 15317, and its telephone number is (724) 969-1010. Gateway provides commercial and retail banking services at its two offices, which are located in McMurray, Pennsylvania and Cranberry Township, Pennsylvania. At March 31, 2012, Gateway had total assets of $124.1 million, deposits of $100.5 million, and shareholders’ equity of $15.4 million. Gateway’s website is http://www.gatewaybankpa.com.

In addition to taking deposits, Gateway originates loans to commercial businesses, governmental entities, and individuals. As of March 31, 2012, Gateway’s loan portfolio included commercial and multi-family real estate loans, commercial business loans and lines of credit, loans to municipalities, not-for-profit organizations and other governmental entities, home equity term loans and lines of credit, residential and commercial construction loans, automobile loans, and personal loans.

The Merger (page —)

The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. Please carefully read the merger agreement as it is the legal document that governs the merger.

Gateway Will Merge into a Subsidiary of S&T

We are proposing the merger of Gateway with and into an interim state-chartered bank that is a wholly-owned subsidiary of S&T. As a result, the wholly-owned subsidiary of S&T will continue as the surviving company. Following the consummation of the merger, such wholly-owned subsidiary will merge into S&T Bank, a bank and trust company organized under the Pennsylvania Banking Code of 1965 and a wholly-owned subsidiary of S&T, with S&T Bank as the surviving bank.

Gateway Will Hold Its Special Meeting on —, 2012 (page —)

The special meeting will be held on —. At the special meeting, Gateway shareholders will be asked to:

1.	adopt the merger agreement; and

2.	approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date. Only holders of record of Gateway common stock at the close of business on —, 2012 will be entitled to vote at the special meeting. Each share of Gateway common stock is entitled to one vote. As of the record date of —, 2012, there were — shares of Gateway common stock entitled to vote at the special meeting.

Required Vote. The affirmative vote of 66 2/3% of the Gateway votes cast is required to adopt the merger agreement and the affirmative vote of a majority of the shares of Gateway common stock present in person or by proxy is required to adjourn the special meeting, in certain circumstances, to solicit additional proxies. A majority of the outstanding Gateway common stock entitled to vote is necessary to constitute a quorum in order to transact business at the special meeting. As of the record date, there were — shares of common stock issued and outstanding.

As of the record date, directors and executive officers of Gateway and their affiliates had the right to vote 434,650 shares of Gateway common stock, or 25.1% of the outstanding Gateway common stock entitled to be voted at the special meeting. The directors and executive officers have entered into voting agreements whereby such directors and executive officers have agreed to, among other things, vote for the proposals at the special meeting and not to transfer or dispose of their shares prior to the meeting.

Gateway Shareholders Will Receive Cash and Shares of S&T Common Stock in the Merger (page —)

You will have the right to receive merger consideration, without interest, for each of your shares of Gateway common stock in the amount of approximately $12.30 per share. You will receive in exchange for each share of Gateway common stock you own immediately prior to completion of the Merger: (i) a cash payment of $3.08 per share; (ii) between 0.3810 and 0.4657 shares of S&T common stock. The precise number of shares will be based upon the average of the high and low sale prices for S&T common stock for the 10 trading day period ending the trading date prior to the closing date.

As an example, based on the average of the high and low sale prices of S&T common stock on The Nasdaq Stock Market for the 10 trading days ending on —, 2012 (the most recent practicable date prior to the date of this proxy statement/prospectus), for each share of Gateway common stock held, you would receive $3.08 in cash and — shares of S&T common stock, which would have a market value of $—.

The following table provides examples of how the value of the merger consideration may change depending on the average high and low share price of S&T common stock. The range of prices set forth in the table has been included for representative purposes only. S&T cannot assure you as to what the market price of the S&T common stock to be issued in the merger will be at or following the time of the exchange. The table assumes that Gateway will not have a right to terminate the merger agreement under the circumstances described under the heading entitled “The Merger Agreement—Termination of the Merger Agreement” on page —.

Hypothetical 10-Day Average Price of S&T Common Stock	Exchange Ratio	Implied Value Received in Exchange Per Share of Gateway Stock
$26.00	0.3810	$12.99
$24.20	0.3810	$12.30
$22.00	0.4191	$12.30
$19.80	0.4657	$12.30
$18.00	0.4657	$11.46

The examples above are illustrative only. The value of the merger consideration that you actually receive will be based on the actual average of the high and low sale prices of S&T common stock on The Nasdaq Stock Market for the 10 trading days ending the trading day prior to the closing. The actual average of the high and low sale prices may be outside the range of the amounts set forth above, and as a result, the actual value of the merger consideration per share of S&T common stock may not be shown in the above table.

You should carefully read “Material United States Federal Income Tax Consequences of the Merger” beginning on page —.

The Gateway Stock Options and Warrants Will Be Cancelled in Exchange for a Cash Payment (page —)

Upon completion of the merger, each outstanding option and warrant to purchase shares of Gateway common stock, whether or not then exercisable, will be cancelled in exchange for the right to receive a lump sum cash payment equal to the difference between $12.30 and the exercise price of such Gateway stock option or warrant. The lump sum cash payment will be subject to applicable tax withholding.

Your Expected Material United States Federal Income Tax Treatment as a Result of the Merger (page —)

We have structured the merger to be treated as a reorganization for United States federal income tax purposes. Each of S&T and Gateway has conditioned the consummation of the merger on its receipt of a legal opinion that this will be the case.

Generally, you will not recognize gain or loss on the exchange of Gateway common stock for S&T common stock in the merger except with respect to the cash you receive, including the cash payment in lieu of a fractional share interest in S&T common stock. With respect to the cash you receive in exchange for your Gateway common stock in the merger, you generally will recognize gain or loss equal to the difference between the amount of cash you receive and your adjusted tax basis in the shares of Gateway common stock you surrender. If you receive cash instead of a fractional share interest in S&T common stock, you will recognize gain or loss on your receipt of that cash.

Exceptions to these conclusions or other considerations may apply. Determining the actual tax consequences of the merger to you can be complicated. Those consequences will depend on your specific situation. For further information, please refer to “Material United States Federal Income Tax Consequences of the Merger” on page —. You should also consult your own tax advisor for a full understanding of the merger’s federal income tax and other tax consequences as they apply specifically to you.

The United States federal income tax consequences described above may not apply to all holders of Gateway common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Accounting Treatment of the Merger (page —)

The merger will be treated as a “business combination” using the acquisition method of accounting with S&T treated as the acquiror under generally accepted accounting principles, or GAAP.

Market Price and Dividend Information (page —)

S&T common stock is quoted on The Nasdaq Global Select Market under the symbol “STBA.” Gateway common stock is not publicly traded.

The following table shows the closing sale prices of S&T common stock as reported on The Nasdaq Stock Market on March 28, 2012, the last trading day before we announced the merger, and on —, 2012, the last practicable trading day prior to mailing this proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of Gateway common stock on March 28, 2012, and —, 2012, calculated by multiplying the closing sale prices of S&T common stock on those dates by the exchange ratios of shares of S&T common stock that Gateway shareholders would receive in the merger for each share of Gateway common stock, plus $3.08 in cash per share. The actual exchange ratio will be determined by dividing $9.22 by the average high and low sales price of S&T’s common stock during the 10 trading day period ending the trading day prior to the closing. The amounts below are for illustrative purposes only, and the exchange ratio shall not exceed the minimum and maximum of the range.

	S&T Common Stock	Exchange Ratio	Equivalent Value Per Share (including cash)
March 28, 2012	$22.03	.4185	$12.30
At —, 2012

The market price of S&T common stock will fluctuate prior to the merger. You should obtain current stock price quotations for the shares.

Upon completion of the merger, if all of the outstanding Gateway shares of common stock are converted into shares of S&T common stock, the Gateway shareholders will own approximately 2.7% of the outstanding shares of S&T common stock.

Keefe, Bruyette and Woods Has Provided an Opinion to the Gateway Board of Directors Regarding the Fairness of the Merger Consideration (page —)

Gateway’s financial advisor, Keefe, Bruyette & Woods, or KBW, has conducted financial analyses and delivered an opinion to Gateway’s board of directors that, as of March 29, 2012, the consideration to be received by Gateway shareholders was fair from a financial point of view to Gateway shareholders.

The full text of KBW’s opinion is attached as Annex B to this proxy statement/prospectus. Gateway shareholders should read that opinion and the summary description of KBW’s opinion contained in this proxy statement/prospectus in their entirety. The opinion of KBW does not reflect any developments that may have occurred or may occur after the date of its opinion and prior to the completion of the merger. Gateway does not expect that it will request an updated opinion from KBW.

Gateway paid KBW a cash fee of $50,000 upon engagement and $100,000 concurrently with the rendering of the fairness opinion. Additionally, Gateway has agreed to pay to KBW at the time of closing of the transaction a cash fee equal to $322,500.

Board of Directors and Executive Officers of S&T after the Merger (page —)

The board of directors and management team of S&T will remain unchanged following the completion of the merger. Each member of the Gateway board of directors will be asked to join S&T’s Washington County Advisory Board.

The Gateway Board of Directors Recommends That Gateway Shareholders Vote “FOR” Adoption of the Agreement and Plan of Merger (page —)

The Gateway board of directors believes that the merger is in the best interests of Gateway and its shareholders and has unanimously approved the merger and the merger agreement. The Gateway board of directors recommends that Gateway shareholders vote “FOR” adoption of the agreement and plan of merger. The Gateway board also recommends “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Gateway’s Directors and Executive Officers Have Financial Interests in the Merger That May Differ from Your Interests (page —)

In considering the information contained in this proxy statement/prospectus, you should be aware that Gateway’s executive officers and directors have financial interests in the merger that may be different from, or in addition to, the interests of Gateway shareholders. These additional interests of Gateway’s executive officers and directors may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than you may view it as a shareholder.

Gateway’s board of directors was aware of these interests and took them into account in its decision to approve the agreement and plan of merger. For information concerning these interests, please see the discussion under the caption “The Merger—Gateway’s Directors and Executive Officers Have Financial Interests in the Merger” on page —.

Holders of Gateway Common Stock Have Dissenters’ Rights (page —)

If you are a Gateway shareholder, you have the right under Pennsylvania law to dissent from the merger agreement and the merger, and to demand and receive cash for the fair value of your shares of Gateway common stock. For a complete description of the dissenters’ rights of Gateway shareholders, please see the discussion under the caption “Gateway Shareholders Have Dissenters’ Rights in the Merger” on page —. In order to assert dissenters’ rights, you must:

•	file a written notice of intent to dissent with Gateway prior to the shareholder vote at the special meeting of shareholders;

•	make no change in your beneficial ownership of Gateway common stock after you give notice of your intention to demand fair value of your shares of Gateway common stock; and

•	not vote to adopt the merger agreement at the special meeting.

•

file a written demand for payment and deposit any certificates representing the Gateway shares for which dissenters’ rights are being asserted as requested by the notice that will be sent by Gateway or S&T after the completion of the merger; and

•	comply with certain other statutory procedures set forth in Pennsylvania law.

If you are a Gateway shareholder and you sign and return your proxy without voting instructions, we will vote your proxy in favor of the transaction and you will lose any dissenters’ rights that you may have. A copy of the relevant provisions of Pennsylvania law related to dissenters’ rights are attached to this proxy statement/prospectus as Annex C.

The Rights of Gateway Shareholders Will Be Governed by Pennsylvania Law and the S&T Articles of Incorporation and By-laws after the Merger (page —)

The rights of Gateway shareholders will change as a result of the merger due to differences in S&T’s and Gateway’s governing documents. A description of shareholder rights under each of the S&T and Gateway governing documents, and the material differences between them, is included in the section entitled “Comparison of Shareholders’ Rights” found on page —.

Regulatory Approvals Required for the Merger (page —)

The merger is subject to certain regulatory approvals and we must receive approval from the Federal Reserve and the Pennsylvania Department of Banking. S&T is in the process of filing the required applications and notices. The merger will not proceed in the absence of regulatory approvals. Although S&T does not know of any reason why it would not obtain regulatory approvals in a timely manner, S&T cannot be certain when such approvals will be obtained or if they will be obtained. S&T has also commenced the necessary filings to form the interim, wholly-owned subsidiary to merge with Gateway, which subsidiary will survive the merger and subsequently merge with and into S&T Bank.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page —)

Currently, we expect to complete the merger in the third quarter of 2012. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, approval by the requisite vote of the Gateway shareholders; the receipt of all required regulatory approvals from the Federal Reserve Board, or the Federal Reserve and the Pennsylvania Department of Banking; the right to demand appraisal rights under the Pennsylvania Business Corporation Law having expired or been unavailable with respect to at least 90% of the outstanding Gateway common shares, and the receipt of a legal opinion from S&T regarding the tax treatment of the merger.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

No Solicitation of Other Offers (page —)

In addition to terminating any ongoing discussions with third parties regarding an alternative acquisition proposal, Gateway has agreed that it, its subsidiaries, its directors and officers and those of its subsidiaries will not, and Gateway will use reasonable best efforts to cause its and each of its subsidiaries’ employees and agents not to, between the date of the merger agreement and the closing of the merger:

•	initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any alternative acquisition proposal;

•	furnish confidential data or access to any person that has made an alternative acquisition proposal; or

•	engage in any discussions or negotiations concerning an alternative acquisition proposal.

The merger agreement does not, however, prohibit Gateway taking such actions if its board of directors determines, in good faith, that such discussions of an alternative acquisition proposal are required for Gateway board of directors to fulfill its fiduciary duties.

Termination of the Merger Agreement (page —)

We may mutually agree to terminate the merger agreement before completing the merger, even after shareholder approval. In addition, either of us may decide to terminate the merger agreement, even after shareholder approval, if a governmental entity issues a final order that is not appealable prohibiting the merger, if a bank regulator which must grant a regulatory approval as a condition to the merger denies such approval of the merger and such denial has become final and is not appealable, or if the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, subject to the right of the breaching party to cure the breach within 30 days following written notice. Either of us may terminate the merger agreement if the merger has not been completed by December 31, 2012, unless the reason the merger has not been completed by that date is a breach of the merger agreement by the company seeking to terminate the merger agreement.

S&T may terminate the merger agreement if the Gateway board of directors (1) fails to recommend that Gateway shareholders adopt the agreement and plan of merger, (2) withdraws or modifies its recommendation (or proposes to do so) in a manner adverse to S&T, or (3) recommends a competing merger proposal in a manner adverse to S&T.

Gateway may terminate the merger agreement if the Gateway board of directors determines, by majority vote, at any time during the five business day period beginning with the later of (i) the date on which the last required approval of a governmental authority is obtained with respect to the merger without regard to any requisite waiting period or (ii) the date of the Gateway special meeting, or the Determination Date, if both of the following conditions are satisfied: (1) if the average daily closing price of S&T common stock for the 10 consecutive trading days prior to the Determination Date declines by more than 20% from $22.03, which was the closing price for S&T common stock on March 28, the last trading day prior to execution of the merger agreement and (2) S&T’s common stock underperforms the Nasdaq Bank Index by more than 20% based on difference of the closing price of S&T’s common stock on the date prior to the execution of the merger agreement and the Determination Date; unless S&T exercises its option to increase the number of S&T common shares to be received by Gateway shareholders such that the implied value of the merger would be equivalent to the minimum implied value that would have had to exist for the above price-based termination right not to have been triggered.

Termination Fee (page —)

Gateway will pay S&T a termination fee of $875,000 in the event that the merger agreement is terminated:

•

by S&T, if the Gateway board of directors fails to recommend that Gateway shareholders adopt the agreement and plan of merger, withdraws or modifies its recommendation in a manner adverse to S&T, or recommends an alternative business combination proposal; or

•

by S&T if the Gateway common shareholders fail to approve the merger agreement at the special meeting; or any of the closing conditions to the merger have not been satisfied. However, if S&T or Gateway terminate the merger agreement because Gateway’s shareholders have failed to adopt the merger agreement at the Gateway special meeting, Gateway is only obligated to pay the termination fee if the failure to approve the merger is due to the Gateway board of directors not recommending the merger or withdrawing or materially modifying its recommendation, or recommending a competing merger proposal in a manner adverse to S&T.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF S&T BANCORP, INC.

Set forth below are highlights from S&T’s consolidated financial data as of and for the years ended December 31, 2007 through 2011 and as of and for the three months ended March 31, 2012 and 2011. The results of operations for the three months ended March 31, 2012 and 2011 are not necessarily indicative of the results of operations for the full year or any other interim period. S&T management prepared the unaudited information on the same basis as it prepared S&T’s audited consolidated financial statements. In the opinion of S&T management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with S&T’s consolidated financial statements and related notes included in S&T’s Annual Report on Form 10-K for the year ended December 31, 2011, and S&T’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and March 31, 2011, which are incorporated by reference in this proxy statement/prospectus and from which this information is derived. See “Where You Can Find More Information” on page —.

	For the Three Months Ended March 31, (unaudited)		For the Years Ended December 31,
(dollars in thousands except per share data)	2012	2011	2011	2010	2009	2008	2007
Balance Sheet Data:
Assets	$4,330,975	$4,090,054	$4,119,994	$4,114,339	$4,170,475	$4,438,368	$3,407,621
Portfolio loans, net of allowance for loan losses	3,149,953	3,240,353	3,080,918	3,304,203	3,338,754	3,525,290	2,761,695
Investment securities	364,056	331,536	357,596	288,025	354,860	452,713	358,822
Deposits	3,522,355	3,305,839	3,335,859	3,317,524	3,304,541	3,228,416	2,621,825
Borrowings	237,683	157,863	227,863	160,637	272,748	692,844	406,279
Shareholders’ equity	504,418	580,115	490,526	578,665	553,318	448,694	337,560

Income Statement Data:
Net interest income	33,321	34,872	137,346	145,846	145,982	143,947	116,438
Provision for loan losses	9,272	10,640	15,609	29,511	72,354	12,878	5,812
Noninterest income, including security gains and losses	13,069	11,026	44,057	47,210	38,580	37,452	40,605
Noninterest expense	32,783	27,449	103,908	105,633	108,126	83,801	73,460
Income before taxes	4,335	7,809	61,886	57,912	4,082	84,720	77,771
Net income	3,480	6,295	47,264	43,480	7,951	60,203	56,144
Net income available to common shareholders	3,480	4,740	39,653	37,279	2,038	60,203	56,144

Per Common Share:
Basic earnings (1)	$0.12	$0.17	$1.41	$1.34	$0.07	$2.30	$2.27
Diluted earnings (1)	0.12	0.17	1.41	1.34	0.07	2.28	2.26
Dividends declared	0.15	0.15	0.60	0.60	0.61	1.24	1.21
Book value	17.47	16.90	17.44	16.91	16.14	16.24	13.75

Earnings Performance Ratios (2):
Common return on average assets	0.34%	0.47%	0.97%	0.90%	0.05%	1.52%	1.68%
Common return on average shareholders’ equity	2.82%	3.31%	6.78%	6.58%	0.37%	14.77%	16.97%
Net interest margin (FTE basis) (3)	3.69%	3.92%	3.83%	4.05%	3.89%	4.07%	3.87%

Asset Quality Ratios:
Net loan charge offs to average loans (2)	1.32%	0.04%	0.56%	1.11%	1.60%	0.31%	0.17%
Non-performing loans to total loans	2.01%	2.45%	1.79%	1.90%	2.67%	1.19%	0.60%
Non-performing assets to total loans + OREO	2.12%	2.67%	1.92%	2.07%	2.80%	1.21%	0.62%
Allowance for loan losses to non-performing loans	74%	76%	87%	80%	66%	101%	204%
Allowance for loan losses to total loans	1.49%	1.87%	1.56%	1.53%	1.75%	1.20%	1.23%

Capital Ratios:
Leverage ratio	9.20%	11.19%	9.17%	11.07%	10.26%	7.31%	8.57%
Total risk-based capital ratio	15.14%	16.99%	15.20%	16.68%	15.43%	11.82%	11.64%

(1)	Basic and diluted earnings per share under the two-class method are determined on the net income reported on the income statement less earnings allocated to participating securities.
(2)	Returns, net interest margin, and charge-off data for the three-month periods ended March 31, 2012 and 2011 are annualized.
(3)	Fully-Taxable equivalent basis is a non-GAAP financial measure consistent with industry practice. The adjustment to an FTE basis has no impact on net income. For a reconciliation of this non-GAAP measure to GAAP, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Net Interest Income” in S&T’s Annual Report on Form 10-K for the year ended December 31, 2011, incorporated by reference to this proxy statement/prospectus.

SELECTED HISTORICAL FINANCIAL DATA OF GATEWAY BANK OF PENNSYLVANIA

The following table presents Gateway’s selected financial data. The balance sheet and income statement data for the years ended December 31, 2011, 2010, 2009, 2008 and 2007 are derived from Gateway’s audited financial statements for the periods then ended. The results of operations for the three months ended March 31, 2012 and 2011 are not necessarily indicative of the results of operations for the full year or any other interim period. Gateway management prepared the unaudited information on the same basis as it prepared Gateway’s audited financial statements. In the opinion of Gateway management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates.

	For the Three Months Ended March 31,
	(unaudited)		For the Years Ended December 31,
(dollars in thousands except per share data)	2012	2011	2011	2010	2009	2008	2007
Balance Sheet Data:
Assets	$124,107	$121,376	$120,261	$122,468	$117,585	$105,889	$79,382
Loans, net of allowance for loan losses	100,042	95,618	100,035	98,308	96,669	83,225	62,007
Investment securities	10,013	12,875	9,018	10,940	10,975	8,065	9,117
Deposits	100,546	104,666	96,882	104,459	99,033	86,933	65,276
Borrowings	7,984	2,083	8,032	3,477	4,622	4,854	—
Shareholders’ equity	15,383	14,426	15,175	14,299	13,670	13,511	13,613

Income Statement Data:
Net interest income	$1,008	$1,013	$4,049	$3,932	$3,517	$2,989	$2,581
Provision for loan losses	—	33	63	222	159	120	181
Noninterest income, including security gains and losses	14	17	79	87	82	67	91
Noninterest expense	846	877	3,444	3,349	3,418	3,217	2,520

Income before taxes	176	120	621	448	22	(281)	(29)
Net income (loss)	176	120	621	448	22	(281)	(29)
Net income available to common shareholders	176	120	621	448	22	(281)	(29)

Per Common Share:
Basic earnings	$0.10	$0.07	$0.36	$0.26	$0.01	$(0.17)	$(0.02)
Diluted earnings	0.10	0.07	0.36	0.26	0.01	(0.17)	(0.02)
Dividends declared	0	0	0	0	0	0	0
Book value	8.94	8.44	8.84	8.37	8.04	7.97	8.05

Earnings Performance Ratios (1):
Common return on average assets	0.58%	0.39%	0.51%	0.36%	0.02%	-0.30%	-0.04%
Common return on average shareholders’ equity	4.59%	3.33%	4.21%	3.18%	0.16%	-2.08%	-0.21%
Net interest margin	3.43%	3.38%	3.43%	3.24%	3.19%	3.26%	3.35%

Asset Quality Ratios:
Net loan charge offs to average loans	0	0	0	0.01%	0	0	0
Non-performing loans to total loans	0	0	0	0	0	0	0
Non-performing assets to total loans + OREO	0	0	0	0	0	0	0
Allowance for loan losses to non-performing loans	0	0	0	0	0	0	0
Allowance for loan losses to total loans	1.43%	1.46%	1.43%	1.39%	1.20%	1.21%	1.43%

Capital Ratios:
Leverage ratio	12.69%	11.84%	12.73%	11.38%	11.76%	13.35%	16.95%
Total risk-based capital ratio	15.45%	15.38%	15.40%	14.97%	14.82%	16.50%	21.63%

(1)	Returns and net interest margin for the three month periods ended March 31, 2012 and 2011 are annualized.

COMPARATIVE PER SHARE DATA

The following table sets forth certain historical and pro forma combined per share data of each of S&T and Gateway. The pro forma data gives effect to the merger and is derived from the S&T unaudited pro forma combined per share data included in this proxy statement/prospectus.

This data should be read together with the selected historical financial data of S&T and Gateway included in this proxy statement/prospectus. This data should also be read together with S&T’s separate historical financial statements and notes thereto, incorporated by reference in this proxy statement/prospectus, and with Gateway’s selected financial data, included in this proxy statement/prospectus. See “Where You Can Find More Information” on page — of this proxy statement/prospectus.

The per share data is not necessarily indicative of the operating results that S&T would have achieved had it completed the merger as of the beginning of the periods presented and should not be considered as representative of future operations. The pro forma combined information set forth below was determined based upon the issuance of an aggregate of 711,934 shares by S&T.

	For the Three Months Ended March 31, 2012	For the Year Ended December 31, 2011
Per Share Data—available to common shareholders
Basic net income per share
S&T historical (1)	$0.12	$1.41
Gateway historical	0.10	0.36
Pro forma combined	0.13	1.42

Diluted net income per share
S&T historical (1)	$0.12	$1.41
Gateway historical	0.10	0.36
Pro forma combined	0.13	1.41

Cash dividends declared per share (2)
S&T historical	$0.15	$0.60
Gateway historical	0.00	0.00
Pro forma combined	0.15	0.60

Book value per share
S&T historical	$17.47	$17.44
Gateway historical	8.94	8.84
Pro forma combined	17.49	17.46

(1)	Basic and diluted earnings per share under the two-class method are determined on the net income reported on the income statement less earnings allocated to participating securities.
(2)	S&T has historically paid quarterly dividends, and S&T expects to continue to declare dividends in accordance with historical practice.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters under the caption “Cautionary Statement Regarding Forward-Looking Statements,” the matters discussed under Section 1A, “Risk Factors,” included in the Annual Report on Form 10-K filed by S&T for the year ended December 31, 2011, Gateway shareholders should carefully consider the following factors in deciding whether to vote for adoption of the agreement and plan of merger.

Because the market price of S&T common stock will fluctuate, Gateway shareholders cannot be sure of the value of the stock portion of the merger consideration they may receive.

Upon completion of the merger, each share of Gateway common stock will be converted into the right to receive merger consideration consisting of shares of S&T common stock and cash pursuant to the terms of the merger agreement. The value of the stock portion of the merger consideration to be received by Gateway shareholders will be based upon the average of the high and low sale prices for S&T common stock on the Nasdaq Stock Market for a 10 trading day period ending the trading day prior to the closing. This average price may vary from the average of the high and low sale prices of S&T common stock on the date we announced the merger, on the date this proxy statement/prospectus was mailed to Gateway shareholders and on the date of the special meeting of the Gateway shareholders. Any change in the market price of S&T common stock prior to the Gateway shareholder meeting may affect the value of the stock portion of the merger consideration that Gateway shareholders will receive upon completion of the merger. Gateway is not permitted to resolicit the vote of Gateway shareholders solely because of changes in the market price of either company’s stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Many of these factors are beyond our control. You should obtain current market quotations for shares of S&T common stock.

The market price of S&T common stock after the merger may be affected by factors different from those currently affecting the shares of S&T.

The businesses of S&T and Gateway differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of S&T. For a discussion of the businesses of S&T, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information.”

Gateway shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Gateway’s shareholders currently have the right to vote in the election of the board of directors of Gateway and on other matters affecting Gateway. When the merger occurs, each Gateway shareholder that receives shares of S&T common stock will become a shareholder of S&T with a percentage ownership of the combined organization that is much smaller than the shareholder’s percentage ownership of Gateway. Upon completion of the merger, the Gateway shareholders will own approximately 2.4% of the outstanding shares of S&T common stock.

Because of this, Gateway’s shareholders will have less influence on the management and policies of S&T than they now have on the management and policies of Gateway.

The merger agreement limits Gateway’s ability to pursue alternatives to the merger.

The merger agreement contains “no shop” provisions that, subject to specified exceptions, limit Gateway’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of

Gateway. In addition, a termination fee is payable by Gateway under certain circumstances, generally involving the consummation of an alternative transaction. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Gateway from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share value than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Gateway than it might otherwise have proposed to pay.

The merger is subject to the receipt of consents and approvals from governmental and regulatory entities that may impose conditions that could have an adverse effect on S&T.

Before the merger may be completed, various waivers, approvals or consents must be obtained from the Federal Reserve and the Pennsylvania Department of Banking. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on, or limiting the revenues of, S&T following the merger, any of which might have an adverse effect on S&T following the merger. S&T is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any condition or restrictions that S&T reasonably determines would have a material adverse effect on S&T or would be unduly burdensome, but S&T could choose to waive this condition.

Gateway’s executive officers and directors have financial interests in the merger that may be different from, or in addition to, the interests of Gateway shareholders.

Gateway’s officers and directors have financial interests in the merger that may be different from, or in addition to, the interests of Gateway shareholders. For example, certain executive officers and employees of Gateway may receive severance payments upon the change of control of Gateway or payments with respect to the cancellation of outstanding equity awards.

Gateway’s board of directors were aware of these interests and took them into account in its decision to approve and adopt the agreement and plan of merger. For information concerning these interests, please see the discussion under the caption “The Merger—Gateway’s Directors and Executive Officers Have Financial Interests in the Merger.”

The shares of S&T common stock to be received by Gateway shareholders receiving the stock consideration as a result of the merger will have different rights from the shares of Gateway common stock.

Upon completion of the merger, Gateway shareholders who receive the stock consideration will become S&T shareholders. Their rights as shareholders will be governed by Pennsylvania corporate law and the articles of incorporation and by-laws of S&T. The rights associated with Gateway common stock are different from the rights associated with S&T common stock. See the section of this proxy statement/prospectus titled “Comparison of Shareholders’ Rights” beginning on page — for a discussion of the different rights associated with S&T common stock.

If the merger is not consummated by December 31, 2012, either S&T or Gateway may choose not to proceed with the merger.

Either S&T or Gateway may terminate the merger agreement if the merger has not been completed by December 31, 2012, unless the failure of the merger to be completed by such date has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations.

The fairness opinion obtained by Gateway from its financial advisor will not reflect changes in circumstances subsequent to the date of the merger agreement.

Gateway has obtained a fairness opinion dated as of March 29, 2012 from its financial advisor, KBW. Gateway has not obtained and will not obtain an updated opinion as of the date of this proxy statement/prospectus from KBW. Changes in the operations and prospects of S&T or Gateway, general market and economic conditions and other factors that may be beyond the control of S&T and Gateway, and on which the fairness opinion was based, may alter the value of S&T or Gateway or the price of shares of S&T common stock or Gateway common stock by the time the merger is completed. The opinion does not speak to the time the merger will be completed or to any other date other than the date of such opinion. As a result, the opinion will not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. For a description of the opinion that Gateway received from KBW, please see “The Merger—Opinion of Gateway’s Financial Advisor” beginning on page — of this proxy statement/prospectus.

We may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on our ability to realize the anticipated benefits and cost savings from combining the businesses of S&T and Gateway. However, to realize these anticipated benefits and cost savings, we must successfully combine the businesses of S&T and Gateway. If we are not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all, or may take longer to realize than expected.

S&T and Gateway have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on S&T and/or Gateway during the transition period.

Another expected benefit from the merger is an expected increase in the revenues of the combined company from anticipated sales of S&T’s wide variety of financial products, and from increased lending out of S&T’s substantially larger capital base, to Gateway’s existing customers and to new customers in Gateway’s market area who may be attracted by the combined company’s enhanced offerings. An inability to successfully market S&T’s products to Gateway’s customer base could cause the earnings of the combined company to be less than anticipated.

If the merger is not completed, S&T and Gateway will have incurred substantial expenses without realizing the expected benefits of the merger.

S&T and Gateway have incurred substantial expenses in connection with the merger described in this proxy statement/prospectus. The completion of the merger depends on the satisfaction of specified conditions and the receipt of regulatory approvals. If the merger is not completed, these expenses would have to be recognized currently and not capitalized and S&T and Gateway would not have realized the expected benefits of the merger.

Gateway will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Gateway and consequently on S&T. These uncertainties may impair Gateway’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with Gateway to seek to change existing business relationships with Gateway. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with S&T. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with S&T, S&T’s business following the merger could be harmed. In addition, the merger agreement restricts Gateway from making certain acquisitions and taking other specified actions until the merger occurs without the consent of S&T. These restrictions may prevent Gateway from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger Agreement—Covenants and Agreements” beginning on page — of this proxy statement/prospectus for a description of the restrictive covenants to which Gateway is subject under the merger agreement.

Future governmental regulation and legislation, including the Dodd-Frank Act, could limit S&T’s future growth.

S&T and its subsidiaries are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of the operations of S&T. These laws may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance fund. Any changes to these laws may negatively affect S&T’s ability to expand its services and to increase the value of its business. Additionally, a number of provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, remain to be implemented through the rulemaking process at various regulatory agencies. Certain aspects of the new law, including, without limitation, the higher cost of deposit insurance and the costs of compliance with disclosure and reporting requirements that may be issued by the Bureau of Consumer Financial Protection, could have a significant adverse impact on the combined company’s business, financial condition and results of operations. Compliance with the Dodd-Frank Act may require us to make changes to our business and operations and will likely result in additional costs and a diversion of management’s time from other business activities, any of which may adversely impact our results of operations, liquidity or financial condition. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on S&T, these changes could be materially adverse to S&T’s shareholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains or incorporates by reference a number of forward-looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of S&T, Gateway and the potential combined company and may include statements for the period following the completion of the merger. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.

The forward-looking statements involve certain risks and uncertainties. The ability of either S&T or Gateway to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those set forth on page — under “Risk Factors,” as well as, among others, the following:

•	those discussed and identified in public filings with the SEC made by S&T;

•

completion of the merger is dependent on, among other things, receipt of shareholder and regulatory approvals, the timing of which cannot be predicted with precision and which may not be received at all;

•	the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	higher than expected increases in S&T’s or Gateway’s loan losses or in the level of nonperforming loans;

•	a continued weakness or unexpected decline in the U.S. economy, in particular in Western Pennsylvania;

•	a continued or unexpected decline in real estate values within S&T’s and Gateway’s market areas;

•	unanticipated reduction in S&T’s and Gateway’s deposit base;

•

government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board;

•

legislative and regulatory actions (including the impact of the Dodd-Frank Act and related regulations) subject S&T to additional regulatory oversight which may result in increased compliance costs and/or require S&T to change its business model;

•

the integration of Gateway’s business and operations with those of S&T may take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to Gateway’s or S&T’s existing businesses; and

•

the anticipated cost savings and other synergies of the merger and the recent acquisition of Mainline Bancorp, Inc., which closed during the first quarter of 2012, may take longer to be realized or may not be achieved in their entirety, and attrition in key client, partner and other relationships relating to the merger may be greater than expected.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to S&T or Gateway or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, S&T and Gateway undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE GATEWAY SPECIAL MEETING

This section contains information about the special meeting of Gateway shareholders that has been called to consider and approve the merger of Gateway with and into S&T, with S&T as the surviving corporation as a result of the merger.

Together with this proxy statement/prospectus, we are also sending you a notice of the special meeting and a form of proxy that is being solicited by the Gateway board of directors. The special meeting will be held on —, 2012 at —, local time, at —, subject to any adjournments or postponements.

Matters to be Considered

The purpose of the special meeting is to vote on a proposal for the adoption of the merger agreement.

You also will be asked to vote upon a proposal for the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement. Gateway has no plans to adjourn the special meeting at this time, but will do so if needed.

Proxies

Each copy of this proxy statement/prospectus mailed to holders of Gateway common stock is accompanied by a form of proxy with instructions for voting. If you hold stock in your name as a shareholder of record, you should complete and return the proxy card accompanying this proxy statement/prospectus to ensure that your vote is counted at the special meeting, or at any adjournment or postponement of the special meeting, regardless of whether you plan to attend the special meeting.

If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker.

If you hold stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by: (1) signing and returning a proxy card with a later date; (2) delivering a written revocation letter to Gateway’s Secretary; or (3) attending the special meeting in person, notifying the Secretary, and voting by ballot at the special meeting. If you hold your stock in “street name” through a bank or broker, you must follow your bank’s or broker’s instructions to revoke your proxy.

Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy but the mere presence (without notifying Gateway’s Secretary) of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy may be addressed to:

Gateway Bank of Pennsylvania

3402 Washington Road

McMurray, Pennsylvania 15317

Attention: Robert Kerr, Secretary

All shares represented by valid proxies that we receive through this solicitation that are not revoked will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the adoption of the merger agreement and “FOR” the approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Solicitation of Proxies

Gateway will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, Gateway will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of Gateway common stock and secure their voting instructions. Gateway will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Gateway may use several of its regular employees, who will not be specially compensated, to solicit proxies from Gateway shareholders, either personally or by telephone, facsimile, letter or other electronic means.

S&T and Gateway will share equally the expenses incurred in connection with the copying, printing and distribution of this proxy statement/prospectus.

Record Date

The Gateway board of directors has fixed the close of business on —, 2012 as the record date for the special meeting. Only Gateway shareholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting. As of the record date, — shares of Gateway common stock (excluding 9,350 shares of restricted stock) were outstanding, held by approximately — holders of record.

Voting Rights and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Gateway common stock entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

Pursuant to Gateway’s articles of incorporation, the affirmative vote of 66 2/3% of the votes cast by holders of shares of Gateway stock entitled to vote at the Gateway special meeting is required to adopt the merger agreement. For purposes of determining the number of votes cast with respect to a matter, only those votes cast “FOR” and “AGAINST” a proposal are counted. Abstentions and any broker non-votes will be treated as shares that are present for purposes of determining the presence of a quorum, but will have the same effect as votes against the proposal.

As of the record date, directors and executive officers of Gateway and their affiliates, had the right to vote approximately 434,650 shares of Gateway common stock, or approximately 25.1% of the outstanding Gateway common stock at that date.

Recommendation of the Gateway Board of Directors

The Gateway board of directors has unanimously approved the merger agreement and the transactions it contemplates, including the merger. The Gateway board of directors determined that the merger, merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Gateway and its shareholders and recommends that you vote “FOR” adoption of the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies. See “The Merger—Gateway’s Reasons for the Merger” and “—Recommendation of Gateway’s Board of Directors” for a more detailed discussion of the Gateway board of directors’ recommendation.

Attending the Meeting

All holders of Gateway common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. Gateway reserves the right to refuse admittance to anyone without both proper proof of share ownership and proper photo identification.

PROPOSAL 1—THE MERGER

Background of the Merger

It is an ongoing process for the board of directors and senior management of Gateway to continually access Gateway’s future as a small community bank in light of the changing economy and the changing regulatory environment which may impact Gateway and its financial performance. The Gateway board of directors has periodically reviewed and discussed Gateway’s future and viability as a community bank and has considered various strategic alternatives. The expected increase of regulation and oversight on community banks as a result of the Dodd-Frank Act passed in 2010; the difficulty for smaller community banks to access the capital markets to obtain equity capital to meet increasing regulatory capital requirements and to support growth; and the adverse effects of a lengthy economic slowdown on Gateway and its customers are all factors which may impact the future financial performance of Gateway. In considering the future direction of Gateway the board and management also took advice from financial advisors, investment banking firms, and other professionals in the financial industry on the effects of these factors on Gateway’s ability to increase shareholder value and maintain a stable financial position in the future. In assessing Gateway’s prospects as an independent community bank, the board and management also considered the lack of liquidity of Gateway’s privately held common stock.

At the request of a senior officer of another financial institution who was interested in a business combination with Gateway, Gateway’s President and Chief Executive Officer attended a meeting with this senior officer on July 12, 2011. In light of the factors described, Gateway’s President and Chief Executive Officer met again on July 27, 2011 and on August 9, 2011 with representatives of this financial institution to discuss the potential for a business combination. On September 8, 2011, Gateway contacted the investment banking firm of Keefe, Bruyette & Woods, Inc. (“KBW”) to assist Gateway in evaluating whether or not it would be in Gateway’s best interest to remain independent or to explore other strategic alternatives such as a potential merger or sale. KBW and Gateway subsequently signed a Non-Disclosure Agreement dated as of September 14, 2011.

At Gateway’s Executive Committee meeting on October 20, 2011, KBW made a presentation to the Committee setting forth the current industry environment, the current merger and acquisition environment, financial projections for Gateway as a standalone institution and a combination analysis for a merger with the institution with which Gateway was engaged in discussions, and combinations with other potential partners. At Gateway’s Executive Committee meeting on November 17, 2011, management was authorized to enter into an agreement with KBW to explore a potential merger or sale with any number of potential partners, in addition to the institution with whom Gateway was currently negotiating, and an engagement letter was entered into between Gateway and KBW dated November 28, 2011.

During the remainder of the year, KBW and Gateway prepared a confidential information memorandum for possible distribution to 14 institutions determined by KBW and Gateway to have potential interest in an acquisition of Gateway. Confidentiality agreements were executed by nine of these institutions and they each received a copy of the confidential information memorandum regarding Gateway.

Five financial institutions, including S&T, submitted non-binding indications of interest by the preliminary bid deadline of January 20, 2012. Gateway’s Executive Committee held a meeting on January 26, 2012 where KBW reviewed in detail these preliminary indications of interest. Of the five preliminary indications of interest, two were all cash offers, one for $10.00 per share and one for $10.50 to $10.75 per share (with a willingness to offer up to 15% stock), two were mixed stock-cash offers with the first at $10.86 per share with a fixed exchange ratio and stock-cash consideration of 40% stock and 60% cash, and the second at $11.00 per share with a fixed exchange ratio and stock-cash consideration of 70% stock and 30% cash, and one offer of all stock (with a willingness to offer up to 50% cash) at $10.00 to $10.80 per share with a fixed exchange ratio. All of the indications of interest were subject to the completion of due diligence on Gateway. After conferring with KBW, the Executive Committee directed KBW to invite three of these institutions, including S&T, to conduct due diligence on Gateway and to submit a second and final indication of interest. As part of the due diligence process,

Gateway documents were made available on an online data site and from February 8, 2012 to February 16, 2012 these three institutions, including S&T, conducted further independent on site due diligence of Gateway at Gateway’s headquarters. On February 16, 2012 KBW transmitted a letter to each of the remaining three institutions inviting them to submit final non-binding indications of interest by February 27, 2012.

At a meeting of Gateway’s Executive Committee on March 2, 2012, the bids of the three final non-binding indications of interest were discussed and were analyzed in detail with the assistance of KBW. The first offer was all cash at $11.45 per share. The second offer was initially a mixed stock-cash offer for $11.50 per share with a fixed exchange ratio and stock-cash consideration of 70% stock and 30% cash. However, on March 1, this offer was orally increased to $12.00 per share with all the other terms remaining the same. The third offer was all stock at $12.00 per share with a fixed exchange ratio (with a willingness to offer up to 25% cash). At the conclusion of this Executive Committee meeting KBW was directed to request that the two $12.00 per share bidders, including S&T, differentiate their respective offers by submitting a best and final non-binding indication of interest by March 7, 2012.

On March 9, 2012 Gateway held a meeting of its Executive Committee as well as a meeting of its Board of Directors to compare the final two offers. KBW and Gateway’s legal counsel participated in the meeting.

The first of the final offers was for $12.00 per share with a fixed exchange ratio and stock-cash consideration of 60% stock and 40% cash and the second offer, that of S&T, was for $12.30 per share with a floating exchange ratio at 100% stock and a willingness to offer up to 25% in cash. Both offers had collars with regard to movement in the acquiror’s stock price in excess of 10%. The first collar proposal allowed for a one-time adjustment to the fixed exchange ratio if the 10% collars were breached. The second collar proposal, that of S&T, allowed for a one-time adjustment to cause the floating exchange ratio within the collars to become a fixed exchange ratio if the 10% collars were breached. All other aspects of the two offers were substantially similar. The Executive Committee directed management to proceed with the S&T offer, assuming a stock-cash consideration of 75% stock and 25% cash, and so informed the Gateway Board of Directors, which approved of proceeding in this fashion pending reverse due diligence on S&T and pending the negotiation of a satisfactory merger agreement. On March 9, 2012 Gateway notified S&T that it wished to proceed with exclusive negotiations for an acquisition transaction with S&T and requested that it be able to conduct reverse due diligence on S&T and asked S&T to submit a draft merger agreement for Gateway’s review.

On March 20, 2012, Arnold & Porter LLP, S&T’s legal advisors, submitted a draft merger agreement to Metz Lewis Brodman Must O’Keefe LLC, Gateway’s legal advisors, which was sent to Gateway’s senior management and to KBW. Gateway conducted its primary reverse due diligence on S&T on March 21, 2012 at the corporate offices of S&T in Indiana, PA. From March 21, 2012 through March 28, 2012, the representatives, financial advisors and counsel for S&T and Gateway negotiated the terms and conditions of the merger agreement and of the related documents.

A special meeting of Gateway’s board of directors was held on March 29, 2012 to review the definitive merger agreement, which was distributed to each of the members of the board the previous day, and to discuss the terms and conditions of the proposed combination with S&T. At this meeting, the results of the reverse due diligence on S&T were discussed by management of Gateway, KBW and by representatives from Metz Lewis Brodman Must O’Keefe LLC. Representatives from Metz Lewis Brodman Must O’Keefe LLC also discussed and explained in detail the provisions of the proposed merger agreement and the provisions of the other documents related to the transaction as well as the directors’ fiduciary duties under Pennsylvania law when considering such a transaction. Representatives of KBW reviewed in detail the financial terms of the merger and noted that the composition of the form of payment of the consideration had been clarified from S&T’s last indication of interest letter and that the agreement set forth a stock-cash consideration of 75% stock and 25% cash and that Gateway’s shareholders will receive $3.08 per share in cash and between 0.3810 and 0.4657 shares of S&T common stock per share, and that the precise number of shares is to be based on the average of the high and low prices of S&T common stock for a ten day trading period which ends on the trading day prior to closing. After a detailed review of the financial terms, ratios and analysis of the proposed combination, KBW rendered an opinion that, from a financial point of view, the consideration to be paid in the merger was fair to the shareholders of Gateway. The Gateway board of directors, after discussion of the matters presented to them, unanimously approved the merger agreement and the structure of the transaction as set forth in the agreement and further agreed to recommend to Gateway’s shareholder’s that the merger agreement and subsequent transactions be approved.

On March 29, 2012 Gateway and S&T duly executed the merger agreement and on March 30, 2012 a joint press release was issued prior to the opening of trading on the Nasdaq Stock Market.

Gateway’s Reasons for the Merger

Gateway’s board of directors carefully considered the process by which potential acquirers were identified and multiple bids were received and evaluated, the terms and conditions of the merger agreement and the value and form of the merger consideration to be received by the holders of Gateway common stock. After taking into consideration the feasibility of remaining independent, and then embarking on a long and thoughtful process of finding a potential acquirer, Gateway’s board determined that it is advisable and in the best interests of Gateway and its shareholders for Gateway to merge with S&T. Accordingly, Gateway’s board of directors unanimously recommends that Gateway’s shareholders vote “FOR” adoption and approval of the merger agreement.

The board of directors of Gateway has reviewed and considered the terms and conditions of the merger agreement and concluded that they are fair to the shareholders of Gateway and that the merger would be in the best interests of Gateway and its shareholders.

In recommending to its shareholders to approve the acquisition of Gateway by S&T, Gateway’s board of directors consulted with and received advice from Gateway’s senior management and Gateway’s financial and legal advisors. Gateway’s board of directors considered a variety of factors, including the following:

•	The projected book value per share, value and projected earnings per share of Gateway compared to the value of the merger consideration being offered to Gateway’s shareholders.

•

The board’s assessment of the existing and future operating environment for community banks in Gateway’s market area, including the likelihood of increasing regulatory burdens on community banking organizations, the economic instability on a national and local level, the slow recovery of the banking industry from the economic slowdown which began in 2007, and the impact of these factors on Gateway’s potential future profitability and strategic options.

•	The potential future value of Gateway common stock compared to the value of the merger consideration being offered by S&T and the potential trading value of S&T stock.

•	The board’s belief and perception that a merger with a larger institution would avail Gateway’s customers an increased array of products and services which would result from a larger institution.

•	The board’s perception that the proposed merger would result in increased liquidity for Gateway shareholders given the fact that S&T common stock is traded on the Nasdaq Stock Market.

•

The board’s perception that certain factors may limit Gateway’s ability to grow to any significant size through normal growth or by acquisition, including the perceived limitations on Gateway’s ability to raise capital on acceptable terms to fund growth given, among other things, Gateway’s asset size and the lack of liquidity of its common stock.

•

The comprehensive process conducted by Gateway’s senior management and KBW, Gateway’s financial advisor, to identify potential merger partners, including S&T, and to solicit indications of interest from potential merger partners relating to the terms, including consideration, of a potential business combination.

•	The earnings prospects of the merged company which is expected to be accretive to the earnings of the combined company in 2013 and 2014.

•

The financial aspects of the transaction, including the amount of the merger consideration and the fact that, as of March 31, 2012, the merger consideration represented almost 1.4 times the tangible book value per share of the Gateway common stock.

•	The prospects for continued employment for Gateway’s employees and the severance and other benefits to be provided to Gateway’s employees who do not remain with S&T after the merger.

•

The board’s evaluation of the financial analysis and financial presentation of KBW, including an evaluation of prices, multiples of earnings per share, premiums to book value, and market value paid in recent financial institution transactions, as well as KBW’s written opinion dated March 29, 2012, that, as of such date and based on its analysis and subject to the qualifications set forth in the opinion, the merger consideration was fair from a financial point of view to Gateway’s shareholders.

•

The fact that 75% of Gateway common stock will be exchanged for shares of S&T common stock as set forth in the merger agreement, permitting Gateway shareholders the ability to participate in a portion of the future performance of the combined company.

•

The fact that Gateway shareholders receiving S&T common stock will experience substantially increased liquidity given the trading volume of S&T common stock on The Nasdaq Global Select Market, and the fact that S&T has paid a cash dividend on its common stock of $0.15 per share over the past eight quarters.

•	The fact that 25% of Gateway common stock will be exchanged for cash consideration as set forth in the merger agreement.

•

The fact that the board of directors has been advised that the transaction is expected to be a tax-free exchange to the extent Gateway shareholders receive S&T common stock in exchange for their Gateway shares.

•	The perceived risk that Gateway’s high quality loan assets will remain subject to normal market risks which may be adverse in the future given local economic conditions.

•	The board’s satisfaction with the terms of the merger agreement after its review of the terms and conditions of the merger agreement with its legal and financial advisors.

Gateway’s board of directors also considered certain potentially adverse factors in connection with the merger, including the following:

•	The risks associated with possible delays in obtaining the approval of two-thirds (66 2/3%) of the shareholders of Gateway and necessary regulatory approvals required to complete the transaction.

•

Provisions of the merger agreement which prohibit Gateway from soliciting further offers, and limit its ability to respond to acquisition proposals from third parties and the obligation of Gateway to pay a termination fee of $875,000 in the event that the merger agreement terminates as a result of Gateway engaging in such activity.

•

The fact that the stock consideration provisions of the merger agreement, which provide for a floating exchange ratio intended to result in $9.22 per share in value to Gateway shareholders receiving S&T common stock in the transaction based on the average of the high and low sale prices of S&T common stock over a 10-day period ending the day before closing subject to a maximum of 0.4657 shares and a minimum of 0.3810 shares, might result in an aggregate value of S&T shares paid to Gateway shareholders receiving S&T common stock in the transaction being less than $9.22 per share at closing.

•	The possibility that post-merger integration activities would occupy more of management’s time and attention than anticipated and therefore adversely impact business in general.

•	The possibility that S&T’s future financial performance might be affected by balance sheet deterioration, decline in asset quality and decline in earnings.

Gateway’s board acknowledged that there can be no assurance about future results, including the results expected or considered in weighing the factors listed above. However, the board concluded that the potential positive factors of completing the merger outweighed the potential risks of completing the merger.

During its consideration of the merger, Gateway’s board was also aware that some of its directors and executive officers may have interests in the merger that are different from or in addition to those of shareholders generally, as described under the heading “The Merger—Gateway’s Directors and Executive Officers Have Financial Interests in the Merger” on page —.

The foregoing discussion of the information and factors considered by Gateway’s board of directors is not exhaustive, but includes the material factors considered by Gateway’s board. In view of the wide variety of factors considered by the Gateway board of directors in connection with its evaluation of the merger and the complexity of these matters, the Gateway board of directors did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Gateway’s board of directors evaluated the factors described above, including asking questions of Gateway’s legal and financial advisors. In considering the factors described above, individual members of Gateway’s board of directors may have given different weights to different factors. The Gateway board of directors relied on the experience and expertise of its legal advisors regarding the structure of the merger and the terms of the merger agreement and on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger. It should also be noted that this explanation of the reasoning of Gateway’s board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page —.

Recommendation of Gateway’s Board of Directors

Gateway’s board believes that the terms of the transaction are in the best interests of Gateway and its shareholders and has unanimously approved the merger agreement. Accordingly, Gateway’s board unanimously recommends that Gateway shareholders vote “FOR” adoption of the merger agreement.

Opinion of Gateway’s Financial Advisor

On November 28, 2011, Gateway engaged KBW to render financial advisory and investment banking services to Gateway in connection with the possible sale of the Company. KBW agreed to assist Gateway in assessing the fairness, from a financial point of view, of the merger consideration in the proposed merger with S&T, to the shareholders of Gateway. Gateway selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Gateway and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions.

As part of its engagement, a representative of KBW attended the meeting of the Gateway board held on March 29, 2012, at which the Gateway board evaluated the proposed merger with S&T. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion that, as of such date, the merger consideration offered to Gateway shareholders in the merger was fair, from a financial point of view. The Gateway board approved the merger agreement at this meeting.

The full text of KBW’s written opinion is attached as Annex B to this document and is incorporated herein by reference. Gateway shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion is directed to the Gateway board and addresses only the fairness, from a financial point of view, of the consideration offered to the Gateway shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Gateway shareholder as to how the shareholder should vote at the Gateway special meeting on the merger or any related matter.

In rendering its opinion, KBW:

•	reviewed, among other things,

•	the merger agreement;

•

Annual Reports to Stockholders for the two years ended December 31, 2010 of Gateway and the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2011 of S&T;

•	certain interim reports to stockholders of and Quarterly Reports on Form 10-Q of S&T and certain other communications from Gateway and S&T to their respective stockholders; and

•	other financial information concerning the businesses and operations of Gateway and S&T furnished to KBW by Gateway and S&T for purposes of KBW’s analysis.

In addition, KBW held discussions with members of senior management teams of Gateway and S&T regarding past and current business operations, regulatory relations, financial condition, future prospects of their respective companies, and other matters KBW deemed relevant, including the pro forma impact on S&T of the recently announced acquisition of Mainline Bancorp, Inc. by S&T.

In addition, KBW compared certain financial and stock market information for Gateway and S&T with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry, and performed other studies and analyses that it considered appropriate.

In conducting its review and arriving at our opinion, KBW relied upon the accuracy and completeness of all of the financial and other information provided to them or otherwise publicly available. KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. KBW relied upon the management of Gateway and S&T as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to KBW and assumed that such forecasts and projections reflected the best currently available estimates and judgments of such management teams and that such forecasts and projections will be realized in the amounts and in the time periods estimated by such management teams. KBW assumed, without independent verification, that the aggregate allowance for loan and lease losses for Gateway and S&T are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of the property, assets or liabilities of Gateway or S&T, nor did it examine any individual credit files.

The projections furnished to KBW and used by it in certain of its analyses were prepared by Gateway’s and S&T’s senior management teams. Gateway and S&T do not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement with no additional payments or adjustments to the merger consideration;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•

in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

KBW further assumed that the merger will be accounted for using the acquisition method under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. KBW’s opinion is not an expression of an opinion as to the prices at which shares of S&T common stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Gateway and S&T. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Gateway board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Gateway board with respect to the fairness of the consideration.

The following is a summary of the material analyses presented by KBW to the Gateway board on March 29, 2012, in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the Gateway board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal. Pursuant to the terms of the Agreement, Gateway shareholders will have the right to receive, in exchange for each share of Gateway common stock they own immediately prior to completion of the Merger, $3.08 in cash and between .3810 and .4657 shares of S&T common stock, with the precise number based upon the average of the high and low sale prices of S&T common stock for a 10 trading day period ending the trading day prior to closing.

Selected Companies Analysis. Using publicly available information, KBW compared the financial performance and financial condition of Gateway to the following publicly traded banks headquartered in the Pittsburgh Metropolitan Statistical Area with total assets below $1 billion. Companies included in this group were:

Fidelity Bancorp, Inc.	WVS Financial Corp.
Standard Financial Corp.	Enterprise Financial Services Group, Inc
Allegheny Valley Bancorp, Inc.	Scottdale Bank & Trust Company
Commercial National Financial Corporation	Apollo Bancorp, Inc.
Mars National Bank	Eureka Financial Corporation
FedFirst Financial Corporation	United-American Savings Bank

Using publicly available information, KBW compared the financial performance, financial condition and market performance of S&T to the following publicly traded banks and thrifts headquartered in Pennsylvania, Ohio, West Virginia and Upstate New York with total assets between $2.0 billion and $10.0 billion. Companies included in this group were:

F.N.B. Corporation	WesBanco, Inc.
National Penn Bancshares, Inc.	TrustCo Bank Corp NY
United Bankshares, Inc.	Tompkins Financial Corporation
Northwest Bancshares, Inc.	City Holding Company
Park National Corporation	Metro Bancorp, Inc.
First Financial Bancorp.	Financial Institutions, Inc.
Community Bank System, Inc.	Univest Corporation of Pennsylvania
First Commonwealth Financial Corporation	United Community Financial Corp.
NBT Bancorp Inc.	First Defiance Financial Corp.

To perform this analysis, KBW used financial information as of the three month period ended December 31, 2011 or the three month period ended September 30, 2011 based on the most recent available. Market price information was as of March 28, 2012. Earnings estimates for 2012 and 2013 were taken from a nationally recognized earnings estimate consolidator for selected companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Gateway’s and S&T’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning Gateway’s and S&T’s financial condition:

	Gateway	Gateway Group Minimum	Gateway Group Maximum
Core Return on Average Assets (1)	0.68%	(0.18)%	1.99%
Core Return on Average Equity (1)	5.3%	(1.0)%	15.3%
Net Interest Margin	3.53%	2.18%	4.65%
Efficiency Ratio	80.9%	52.3%	104.8%

	S&T	S&T Group Minimum	S&T Group Maximum
Core Return on Average Assets (1)	1.20%	(1.93)%	1.52%
Core Return on Average Equity (1)	9.0%	(21.7)%	13.0%
Net Interest Margin	3.81%	3.11%	4.37%
Efficiency Ratio	56.2%	46.7%	93.1%

	Gateway		Gateway Group Minimum	Gateway Group Maximum
Tangible Common Equity / Tangible Assets	12.62%		5.20%	18.09%
Total Capital Ratio	15.40%		12.72%	32.95%
Loan Loss Reserve / Loans	1.43%		0.61%	1.56%
Nonperforming Assets / Loans + OREO	0.00%		0.01%	6.91%
Net Charge-Offs / Average Loans	0.00%		(0.01)%	1.53%

	S&T		S&T Group Minimum	S&T Group Maximum
Tangible Common Equity / Tangible Assets	8.09	%(2)	6.66%	12.60%
Total Capital Ratio	15.20	%(3)	12.81%	19.78%
Loan Loss Reserve / Loans	1.56%		0.98%	2.98%
Nonperforming Assets / Loans + OREO	3.50%		0.62%	13.04%
Net Charge-Offs / Average Loans	0.64%		0.21%	3.93%

(1)	Core income defined as net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, the after-tax portion of income from investment securities and nonrecurring items.
(2)	7.8% pro forma for recent acquisition of Mainline Bancorp, Inc.
(3)	14.6% pro forma for recent acquisition of Mainline Bancorp, Inc.

KBW’s analysis showed the following concerning S&T’s market performance:

	S&T		S&T Group Minimum	S&T Group Maximum
Stock Price / Book Value per Share	1.26x	(1)	0.36x	1.69x
Stock Price / Tangible Book Value per Share	1.94x	(2)	0.36x	2.60x
Stock Price / 2012 EPS (3)	13.4x		9.8x	21.1x
Stock Price / 2013 EPS (3)	12.0x		9.2x	18.1x
Dividend Yield	2.7%		0.0%	6.2%
LTM Dividend Payout Ratio	42.6%		0.0%	94.7%

(1)	1.26x pro forma for recent acquisition of Mainline Bancorp, Inc.
(2)	1.96x pro forma for recent acquisition of Mainline Bancorp, Inc.
(3)	Estimates per First Call consensus estimates

Recent Transactions Analysis. KBW reviewed publicly available information related to selected acquisitions of banks and bank holding companies as well as thrifts and thrift holding companies headquartered in Pennsylvania and the Mid-Atlantic states including Delaware, Maryland, New Jersey, New York, Pennsylvania and West Virginia that were announced after January 1, 2009, with announced aggregate transaction values between $10 million and $500 million. The transactions included in the groups were:

Acquiror	Acquiree
Center Bancorp, Inc.	Saddle River Valley Bank
Tompkins Financial Corporation	VIST Financial Corp.
Provident New York Bancorp	Gotham Bank of New York
ESSA Bancorp, Inc.	First Star Bancorp, Inc.
Sandy Spring Bancorp, Inc.	CommerceFirst Bancorp, Inc.
Beneficial Mutual Bancorp, Inc. (MHC)	SE Financial Corp.
S&T Bancorp, Inc.	Mainline Bancorp, Inc.
Susquehanna Bancshares, Inc.	Tower Bancorp, Inc.

Acquiror	Acquiree
F.N.B. Corporation	Parkvale Financial Corporation
BankUnited, Inc.	Herald National Bank
Valley National Bancorp	State Bancorp, Inc.
Ocean Shore Holding Co.	CBHC Financialcorp, Inc.
Susquehanna Bancshares, Inc.	Abington Bancorp, Inc.
United Bankshares, Inc.	Centra Financial Holdings, Inc.
Norwood Financial Corp.	North Penn Bancorp, Inc.
Community Bank System, Inc.	Wilber Corporation
Modern Capital Partners L.P.	Madison National Bancorp Inc.
Chemung Financial Corporation	Fort Orange Financial Corp.
Berkshire Hills Bancorp, Inc.	Rome Bancorp, Inc.
Old Line Bancshares, Inc.	Maryland Bankcorp, Inc.
Customers Bancorp Inc	Berkshire Bancorp, Inc.
F.N.B. Corporation	Comm Bancorp, Inc.
People’s United Financial, Inc.	Smithtown Bancorp, Inc.
WSFS Financial Corporation	Christiana Bank & Trust Company
Kearny Financial Corp. (MHC)	Central Jersey Bancorp
Donegal Financial Services Corp.	Union National Financial Corporation
Roma Financial Corporation (MHC)	Sterling Banks, Inc.
Tower Bancorp, Inc.	First Chester County Corporation
Bryn Mawr Bank Corporation	First Keystone Financial, Inc.
First Niagara Financial Group, Inc.	Harleysville National Corporation

Transaction multiples for the merger were derived from an offer price of $12.30 per share for Gateway. For each transaction referred to above, KBW derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

•	tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

•

tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

The results of the analysis are set forth in the following table:

Transaction Price to:	S&T / Gateway Merger	Recent Mid-Atlantic Transactions Minimum	Recent Mid-Atlantic Transactions Maximum	Recent Pennsylvania Transactions Minimum	Recent Pennsylvania Transactions Maximum
Tangible Book Value	139%	50%	198%	50%	198%
Core Deposit Premium	14.6%	(4.0)%	13.6%	(1.0)%	8.3%

No company or transaction used as a comparison in the above analysis is identical to Gateway, S&T or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Contribution Analysis. KBW analyzed the relative contribution of S&T and Gateway to the pro forma balance sheet and income statement items of the combined entity, including assets, gross loans held for investment, deposits, tangible common equity and last twelve months net income. KBW compared the relative contribution of balance sheet items for the period ending December 31, 2011, which did not include any estimated purchase accounting adjustments, and income statement items with the estimated pro forma ownership for Gateway based on each Gateway share being exchanged for an aggregate payment of $12.30 per share, comprised of $3.08 per share in cash and $9.22 per share in S&T common stock. The results of KBW’s analysis are set forth in the following table:

	S&T	Gateway
Assets	97%	3%
Gross Loans Held for Investment	97%	3%
Deposits	97%	3%
Tangible Common Equity	96%	4%
Last Twelve Months Net Income	98%	2%
Ownership at 75% stock / 25% cash	98%	2%

Financial Impact Analysis. KBW performed pro forma merger analyses that combined projected income statement and balance sheet information of Gateway and S&T. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of S&T. In the course of this analysis, KBW used earnings estimates for S&T for 2013 and 2014 per First Call consensus estimates and used earnings estimates for Gateway for 2013 and 2014 from Gateway management. This analysis indicated that the merger is expected to be accretive to S&T’s estimated earnings per share in 2013 and 2014. The analysis also indicated that the merger is expected to be accretive to book value per share and slightly dilutive to tangible book value per share for S&T and that S&T would maintain well capitalized capital ratios. For all of the above analyses, the actual results achieved by S&T following the merger will vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Gateway could provide to equity holders through 2017 on a stand-alone basis. In performing this analysis, KBW used earnings estimates for Gateway for 2012-2017 from Company management, and assumed discount rates ranging from 10.0% to 14.0%. The range of values was determined by adding (1) the present value of projected cash flows to Gateway shareholders from 2012 to 2017 and (2) the present value of the terminal value of Gateway’s common stock. In determining cash flows available to shareholders, KBW assumed balance sheet growth per Gateway management and assumed that Gateway would maintain a tangible common equity / tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. Any earnings in excess of what would need to be retained represented dividendable cash flows for Gateway. In calculating the terminal value of Gateway, KBW applied multiples ranging from 0.75 times to 1.25 times 2017 forecasted tangible book value. This resulted in a range of values of Gateway from $6.41 to $9.22 per share. The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Gateway.

The Gateway board retained KBW as financial adviser to Gateway regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Gateway and S&T. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Gateway and S&T for KBW’s own account and for the accounts of its customers.

Gateway and KBW have entered into an engagement agreement relating to the services to be provided by KBW in connection with the merger. Gateway paid KBW a cash fee of $50,000 upon execution of the engagement agreement and a cash fee of $100,000 concurrently with the rendering of the Fairness Opinion relating to the Transaction. Additionally, Gateway has agreed to pay to KBW at the time of closing of the Transaction a cash fee, or Contingent Fee, equal to $322,500. Pursuant to the engagement agreement, Gateway also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws. During the two years preceding the date of its opinion to Gateway, KBW has not received compensation for investment banking services from neither Gateway nor S&T.

S&T’s Reasons for the Merger

S&T has an ongoing growth strategy within the Western Pennsylvania market area through new branches and acquisitions of other strong financial institutions.

S&T entered into the merger agreement with Gateway to further implement this strategy, and to improve future earnings. Gateway is a commercial bank with a culture focused on strong asset quality, customer service and earnings, making it similar to S&T’s business model. S&T expects that the merger, together with its recent acquisition of Mainline Bancorp, Inc., will further its strategic expansion into Western Pennsylvania markets that it does not currently serve and will provide new opportunities for S&T to expand its community bank franchise following the merger.

Board of Directors and Management of S&T Following Completion of the Merger

The board of directors and management of S&T will remain unchanged following completion of the Merger. Each member of Gateway’s board of directors will be invited to serve on S&T’s Washington County Advisory Board.

Public Trading Markets

S&T common stock trades on The Nasdaq Global Select Market under the symbol “STBA.” The S&T common stock issued in the merger will continue to be listed on The Nasdaq Global Select Market, and upon the effectiveness of this Registration Statement, the shares will be freely transferable under the Securities Act of 1933, as amended, or the Securities Act.

Gateway Shareholders Have Dissenters’ Rights in the Merger

General

If you are a Gateway shareholder, under Pennsylvania law you have the right to dissent from the merger agreement and obtain the “fair value” of your Gateway shares in cash as determined by an appraisal process in accordance with the procedures under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988. The following provides a summary of the rights of dissenting shareholders. The summary is qualified in its entirety by reference to Annex C, which sets forth the applicable dissenters’ rights provisions under Pennsylvania law. If you are considering exercising your dissenters’ rights, you should carefully read the summary below and the full text of the law set forth in Annex C.

In the discussion of dissenters’ rights, the term “fair value” means the value of a share of Gateway common stock immediately before the day of the effective date of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

Before the effective date of the merger, send any written notice or demand required in order to exercise your dissenters’ rights to Gateway Bank of Pennsylvania, 3402 Washington Road, McMurray, Pennsylvania 15317, (Attn: William Burt, President and Chief Executive Officer). After the effective date of the merger, send any correspondence to S&T Bancorp, Inc., 800 Philadelphia Street, Indiana, PA 15701-3921 (Attn: Ernest J. Draganza, Executive Vice President, Chief Risk Officer and Secretary).

Notice of Intention to Dissent

If you wish to dissent from the merger, you must do the following:

•

prior to the vote on the merger agreement by Gateway shareholders at the Gateway special meeting, file a written notice of your intention to demand payment of the fair value of your shares of Gateway common stock if the merger with S&T is completed;

•

make no change in your beneficial ownership of Gateway common stock from the date you give notice of your intention to demand fair value of your shares of Gateway common stock through the day of the merger; and

•	not vote your Gateway common stock to adopt the merger agreement at the special meeting.

Simply providing a proxy against or voting against the proposed merger at the special meeting of shareholders will not constitute notice of your intention to dissent. Further, if you submit a proxy, but do not indicate how you wish to vote, you will be deemed to have voted in favor of the merger and your right to dissent will be lost.

Notice to Demand Payment

If the merger is adopted by the required vote of Gateway shareholders, Gateway or S&T will mail a notice to all those dissenting shareholders who gave due notice of their intention to demand payment of the fair value of their shares and who did not vote to adopt the merger agreement. The notice will state where and when dissenting Gateway shareholders must deliver a written demand for payment and where such dissenting shareholder must deposit the certificates for Gateway common stock in order to obtain payment. The notice will include a form for demanding payment and a copy of the relevant provisions of Pennsylvania law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

Failure to Comply with Required Steps to Dissent

You must take each step in the indicated order and in strict compliance with Pennsylvania law in order to maintain your dissenters’ rights. If you fail to follow these steps, you will lose the right to dissent and you will receive the same merger consideration as those Gateway shareholders who do not dissent.

Payment of Fair Value of Shares

Promptly after the effective date of the merger, or upon timely receipt of demand for payment if the closing of the merger has already taken place, S&T will send each dissenting shareholder who has deposited his, her or its stock certificates the amount that S&T estimates to be the fair value of the Gateway common stock held by such dissenting shareholder. The remittance or notice will be accompanied by:

•

a closing balance sheet and statement of income of Gateway for the fiscal year ending not more than 16 months before the date of remittance or notice, together with the latest available interim financial statements;

•	a statement of S&T’s estimate of the fair value of Gateway common stock; and

•	a notice of the right of the dissenting shareholder to demand supplemental payment, accompanied by a copy of the relevant provisions of Pennsylvania law.

Estimate by Dissenting Shareholder of Fair Value of Shares

If a dissenting shareholder believes that the amount stated or remitted by S&T is less than the fair value of the Gateway common stock, the dissenting shareholder must send its estimate of the fair value (deemed a demand for the deficiency) of the Gateway common stock to S&T within 30 days after S&T mails its remittance. If the dissenting shareholder does not file its estimated fair value within 30 days after the mailing by S&T of its remittance, the dissenting shareholder will be entitled to no more than the amount remitted by S&T.

Valuation Proceedings

If any demands for payment remain unsettled within 60 days after the latest to occur of:

•	the effective date of the merger;

•	timely receipt by Gateway or S&T, as the case may be, of any demands for payment; or

•	timely receipt by Gateway or S&T, as the case may be, of any estimates by dissenters of the fair value,

then S&T may file an application, in the Court of Common Pleas of Washington County, Pennsylvania, requesting that the court determine the fair value of the Gateway common stock. If this happens, all dissenting shareholders whose demands have not been settled, no matter where they reside, will become parties to the proceeding. In addition, a copy of the application will be delivered to each dissenting shareholder.

If S&T fails to file the application, then any dissenting shareholder, on behalf of all dissenting shareholders who have made a demand and who have not settled their claim against S&T, may file an application in the name of S&T at any time within the 30-day period after the expiration of the 60-day period and request that the Washington County Court of Common Pleas determine the fair value of the shares. The fair value of the shares as determined by the Washington County Court of Common Pleas may, but need not, equal the dissenting shareholders’ estimates of fair value. If no dissenter files an application, then each dissenting shareholder entitled to do so shall be paid no more than S&T’s estimate of the fair value of the Gateway common stock, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Washington County Court of Common Pleas finds fair and equitable.

S&T intends to negotiate in good faith with any dissenting shareholder. If, after negotiation, a claim cannot be settled, then S&T will file an application requesting that the fair value of the Gateway common stock be determined by the Washington County Court of Common Pleas.

Cost and Expenses

The costs and expenses of any valuation proceedings performed by the Washington County Court of Common Pleas, including the reasonable compensation and expenses of any appraiser appointed by such court to recommend a decision on the issue of fair value, will be determined by such court and assessed against S&T, except that any part of the costs and expenses may be apportioned and assessed by such court against any or all of the dissenting shareholders who are parties and whose action in demanding supplemental payment is dilatory, obdurate, arbitrary, vexatious or in bad faith, in the opinion of such court.

Gateway shareholders wishing to exercise their dissenters’ rights should consult their own counsel to ensure that they fully and properly comply with applicable requirements.

Regulatory Approvals Required for the Merger

The merger is subject to certain regulatory approvals as set forth below.

The merger requires the establishment of a Pennsylvania chartered interim bank as a wholly owned subsidiary of S&T, or Interim. The establishment of Interim, the merger of Gateway into Interim, and the acquisition of Gateway by S&T through the merger of Gateway into Interim are subject to the approval of the Pennsylvania Department of Banking under the Pennsylvania Banking Code of 1965. The acquisition of Interim by S&T is subject to the approval of the Federal Reserve under the Bank Holding Company Act. The merger of Gateway into Interim is subject to the approval of the Federal Deposit Insurance Corporation, or the FDIC, under the Bank Merger Act.

In reviewing S&T’s application under the Bank Holding Company Act, the Federal Reserve must consider, among other factors, the competitive effect of the transaction, the managerial and financial resources and future prospects of S&T, the effect of the transaction on the convenience and needs of the communities to be served, including the records of performance of the banks involved in meeting the credit needs of the communities under the Community Reinvestment Act, the effectiveness of S&T in combating money laundering activities, and the extent to which the transaction would result in greater or more concentrated risks to the stability of the United States banking or financial system. Applicable regulations require publication of notice of the application and an opportunity for the public to comment on the application in writing and to request a hearing.

In reviewing the merger application under the Bank Merger Act, the FDIC must consider, among other factors, the competitive effect of the merger, the managerial and financial resources and future prospects of the merging banks, the effect of the merger on the convenience and needs of the communities to be served, including the records of performance of the merging banks in meeting the credit needs of the communities under the Community Reinvestment Act, the effectiveness of the merging banks in combating money laundering activities, and the risk that would be posed by the merger to the stability of the United States banking or financial system. Applicable regulations require publication of notice of the application and an opportunity for the public to comment on the application in writing.

In reviewing the application for approval to establish Interim as a Pennsylvania chartered bank, the Pennsylvania Department of Banking will consider the convenience and needs of the public, the character and fitness of the incorporators and proposed directors and officers, the adequacy of the capital structure of the proposed bank, among other things. In reviewing the application for approval to merge Gateway into Interim, the Pennsylvania Department of Banking will consider, among other things, whether the plan of merger adequately protects the interests of the depositors, other creditors and shareholders, and whether the merger would be consistent with adequate and sound banking practices and in the public interest on the basis of the financial history and condition of the banks involved, their future prospects, the character of their management, the potential effect of the merger on competition, and the convenience and needs of the areas primarily to be served by the resulting institution.

S&T has filed or will file the required applications. The merger will not proceed in the absence of regulatory approvals. Although S&T does not know of any reason why it would not obtain regulatory approval in a timely manner, S&T cannot be certain when such approvals will be obtained, if they will be obtained, or if there will be condition, restrictions, or requirements that S&T determines to be unduly burdensome, in which case S&T would not be obligated to proceed with the transaction.

The parties are not aware of any other governmental approvals or actions that may be required to consummate the merger. If any other approval or action is required, it is contemplated that such approval or action would be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Gateway’s Directors and Executive Officers Have Financial Interests in the Merger

In considering the recommendation of the Gateway Board of Directors that you vote to adopt the merger agreement and plan, you should be aware that Gateway’s directors and executive officers may have financial interests in the merger that are different from, or in addition to, the interests of the Gateway shareholders generally. Gateway’s Board of Directors was aware of and considered these interests, among other matters, in approving and adopting the agreement and plan of merger. For purposes of all of the Gateway agreements and plans described below, the consummation of the transactions contemplated by the merger agreement generally will constitute a change in control of Gateway.

Severance Payments and Benefits in Employment Agreements

Gateway previously entered into employment agreements with William J. Burt, Robert S. Kerr and Randolph T. Patterson, which employment agreements were each amended in connection with the signing of the merger agreement, and S&T agreed to assume each employment agreement, as amended.

Mr. Burt’s amended employment agreement provides that he will resign for “good reason” immediately upon the consummation of the merger. Upon such resignation, Mr. Burt will be entitled to receive his current base salary of $200,000 for 24 months, and will receive, for 24 months, a payment each month equal to the COBRA premium cost for the group medical plan coverage currently in effect. Mr. Burt will not be entitled to any bonuses or other incentive compensation following the closing of the merger. Mr. Burt remains subject to a one-year non-competition and non-solicitation covenant following his resignation.

Mr. Kerr and Mr. Patterson’s amended employment agreements each provide that the terms of their employment will be extended until December 31, 2013, or the “Expiration Date.” Effective upon the closing of the merger through November 30, 2012, Mr. Kerr’s base salary will be $195,000, and will increase to $200,000 as of December 1, 2012, and Mr. Patterson’s base salary shall be $142,000, with an increase to $148,000 as of December 1, 2012. Each of Messrs. Patterson and Kerr will be eligible to participate in S&T’s bonus and equity compensation programs. The amended employment agreements of each of Messrs. Kerr and Patterson include severance and change-in-control benefits, including:

•

if the employment of Mr. Kerr or Mr. Patterson is terminated without “cause” after closing and prior to February 28, 2013, or the “Conversion Date,” each will be entitled to receive his current base salary for 24 months, and will receive, for 24 months, a payment each month equal to the COBRA premium cost for the group medical plan coverage currently in effect.

•

if Mr. Kerr or Mr. Patterson are employed by S&T, S&T Bank or any affiliate of S&T, each will receive a “change-in-control” payment of their current base salary for 24 months, payable monthly in accordance with S&T’s payroll practices, regardless of whether Mr. Kerr or Mr. Patterson remain employed by S&T subsequent to the Conversion Date. Such change-in-control payments will be in addition to Mr. Kerr and Mr. Patterson’s base salary for continued employment.

•

if, after the closing and prior to the Expiration Date, Mr. Kerr or Mr. Patterson are terminated without “cause,” each will continue to receive their current base salary from the date of termination until the Expiration Date, subject to the execution and delivery of a general release to S&T. “Cause” means (i) the commission of a felony or material act involving dishonest, fraud or breach of duty of loyalty tending to bring public disgrace or disrepute; (ii) gross negligence or willful misconduct that is not cured upon notice; (iii) a material breach of the employment agreement or willful failure to perform his duties that is not cured upon notice; (iv) addition to drugs or alcohol if the employee has refused treatment or not successfully completed treatment within the past 12 months; and (v) S&T’s good faith determination that such employee failed to substantially perform his duties or materially violated any of S&T’s and its affiliates policies.

Messrs. Kerr and Patterson remains subject to non-competition and non-solicitation covenants following any termination.

Each of the employment agreements provides that the severance payments and benefits described above will be reduced, as needed, by the minimum amount necessary to ensure that the payments are not “excess parachute payments” under Section 280G of the Internal Revenue Code (which, generally, are subject to an excise tax and are non-deductible by the payor).

Treatment of Stock Options and Warrants

Pursuant to the terms of the merger agreement, each outstanding option and warrant to purchase shares of Gateway common stock, whether or not vested or exercisable, as the case may be, will be cancelled and the option or warrant holder will receive from Gateway in exchange an amount equal to the product of (i) the number of shares covered by the option or warrant and (ii) the difference between $12.30 and the exercise price of the option or warrant.

The following table reflects the number of options and warrants, if any, held by each director and executive officer and the payment that each will receive in exchange for the cancellation of their options or warrants (before deduction of any applicable withholding taxes), assuming the individuals do not exercise any options or warrants prior to the merger closing.

Pursuant to the terms of the merger agreement, each outstanding warrant and option to purchase shares of Gateway common stock, whether or not vested, will be cancelled and the holder will receive from Gateway in exchange an amount equal to the product of (i) the number of shares covered by the warrant or option and (ii) the difference between $12.30 and the exercise price of the warrant or option.

The following table reflects the number of shares underlying the warrants and options (vested and unvested), held by each director and executive officer and the payment that each will receive in exchange for the cancellation of their warrants and options, as the case may be (before deduction of any applicable withholding taxes), assuming the individuals do not exercise any warrants or options prior to the merger closing.

Name and Position	Number of Shares	Total Cash Payment for Warrants & Options
Lee W. Baierl	10,750	$35,113
Director
William J. Burt	90,300	$230,790
President, CEO, and Director
Leonard M. Carroll (1)	0	$0.00
Director Emeritus
Gayland B. Cook (1)	0	$0.00
Director
Alan R. Guttman	20,500	$57,628
Director
Thomas S. Henderson	18,500	$51,565
Director
Robert S. Kerr	61,250	$159,915
Executive Vice President, Chief Operating Officer, and Chief Lending Officer
Charles J. LaBelle	15,500	$40,315
Director
F. James McCarl	22,500	$63,690
Chairman of the Board
Frank J. Palermo, Jr.	17,500	$46,378
Director
Randolph T. Patterson	32,500	$83,875
Senior Vice President
Nancy L. Rackoff	10,500	$28,815
Director
Dr. Randall L.C. Russell	13,500	$40,065
Director
Patricia L. Siger	15,500	$40,315
Director
Gretchen Snyder	5,000	$19,450
Director

(1)	Warrants and options previously granted to Messrs. Carroll and Cook were assigned to Seneca Capital Partners, 1999 Partners’ Liquidating Trust, which is controlled by Messrs. Carroll and Cook.

Advisory Board Positions

Pursuant to the agreement and plan of merger, members of Gateway’s board of directors will be asked to serve on S&T Bank’s Washington County Advisory Board. Individuals serving as Advisory Directors will receive compensation of at least $250 per meeting of Advisory Board service.

Indemnification and Insurance

The merger agreement requires S&T to maintain in effect for six years after completion of the merger the current indemnification rights and limitations on liability in favor of the directors, officers and employees of Gateway and its subsidiaries under their respective articles of incorporation, by-laws or similar governing documents. The merger agreement also provides that, upon completion of the merger, S&T will indemnify and hold harmless, and provide advancement of expenses to, all past and present officers and directors of Gateway and its subsidiaries in their capacities as such against all losses, claims, damages, costs, expenses, liabilities, judgments or amounts paid in settlement to the fullest extent permitted by applicable laws.

The merger agreement provides that S&T will maintain for a period of three years after completion of the merger Gateway’s current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger, except that S&T is not required to incur an annual premium expense greater than 200% of Gateway’s current annual directors’ and officers’ liability insurance premium.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference in this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing this merger.

Terms of the Merger

Each of the Gateway board of directors and the S&T board of directors has unanimously adopted the agreement and plan of merger, which provides for the merger of Gateway with and into a wholly-owned subsidiary of S&T. S&T’s subsidiary will be the surviving corporation in the merger. As soon as practicable following the merger, S&T’s interim wholly-owned subsidiary will merge with and into S&T Bank. Each share of S&T common stock issued and outstanding immediately prior to completion of the merger will remain issued and outstanding as one share of common stock of S&T. Each share of Gateway common stock issued and outstanding at the effective time of the merger (with the exception of Company-Owned Stock, as defined below) will be converted into cash and S&T common stock, as described below. See “—Consideration to Be Received in the Merger.” Company-Owned Stock means shares of Gateway stock held by Gateway or any of its subsidiaries or by S&T or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith. Each share of Gateway common stock held as Company-Owned Stock immediately prior to the effective time of the merger will be canceled and retired and no consideration will be issued in exchange.

The articles of incorporation of S&T’s subsidiary will be the articles of incorporation, and the by-laws of S&T’s subsidiary will be the by-laws, of the combined company after completion of the merger. The merger agreement provides that S&T may change the method of effecting the merger if and to the extent it deems such change to be necessary, appropriate, or desirable. No such change will alter the amount or kind of merger consideration to be provided under the merger agreement, adversely affect the tax treatment of the merger as a reorganization under Section 368(a) of the Internal Revenue Code, or materially impede or delay completion of the merger.

Closing and Effective Time of the Merger

The merger will be completed only if all of the following occur:

•	the agreement and plan of merger is adopted by Gateway shareholders;

•

all required governmental and regulatory consents and approvals have been obtained without a condition or restriction that S&T reasonably determines would have a material adverse effect on S&T or would be unduly burdensome; and

•	all other conditions to the merger discussed in this proxy statement/prospectus and the merger agreement are either satisfied or waived.

The merger will become effective when articles of merger are filed with the Department of State of the Commonwealth of Pennsylvania. However, we may agree to a later time for completion of the merger and specify that time in accordance with Pennsylvania law. In the merger agreement, we have agreed to cause the completion of the merger to occur on the date designated by S&T that is within five (5) days following the satisfaction or waiver of the conditions specified in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, or on another mutually agreed date). It currently is anticipated that the effective time of the merger will occur in the third quarter of 2012, but we cannot guarantee when or if the merger will be completed.

Consideration to Be Received in the Merger

As a result of the merger each Gateway shareholder will have the right, with respect to each share of Gateway common stock held (excluding Company-Owned Stock), to receive merger consideration of approximately $12.30 per share, consisting of $3.08 in cash (without interest) and between .3810 and .4657 shares of S&T common stock, with the precise number to be determined based upon the average of the high and low sales prices for a 10 trading day period ending the trading day prior to the closing.

The “Stock Exchange Ratio” is defined in the merger agreement as the quotient, rounded to four decimal places, obtained by dividing $9.22 by the S&T Share Price (as defined below) of a share of S&T common stock. In no event may the Stock Exchange Ratio be less than .3810 or greater than .4657. If the Stock Exchange Ratio otherwise would be less than .3810 or greater than .4657, then .3810 or .4657, respectively, will be used. The S&T Share Price will be the average of the high and low sale prices of S&T common stock (as reported on Nasdaq or, if not reported thereon, in another authoritative source) for a 10 trading day period ending the trading day prior to the closing.

No fractional shares of S&T common stock will be issued to any holder of Gateway common stock upon completion of the merger. For each fractional share that would otherwise be issued, S&T will pay cash in an amount equal to the fraction multiplied by the S&T Share Price. No interest will be paid or accrued on cash payable to holders in lieu of fractional shares.

Treatment of Gateway Stock Options and Warrants

Each outstanding option to purchase shares of Gateway common stock granted under any Gateway stock option plan, whether or not then exercisable, will be cancelled in exchange for the right to receive an amount equal to the difference between $12.30 and the exercise price of such Gateway stock options. Any outstanding warrant to purchase Gateway common stock will be cancelled in exchange for the right to receive an amount equal to the difference between $12.30 and the exercise price of such warrant.

Conversion of Shares; Exchange of Certificates

The conversion of Gateway common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after completion of the merger but in any event within five business days, the exchange agent will mail letters of transmittal to each Gateway shareholder regarding the exchange of their Gateway shares for merger consideration. This mailing will contain instructions on how to surrender shares of Gateway common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement. Gateway shareholders must return their properly completed and signed letter of transmittal to the exchange agent following the closing, in accordance with the instructions provided with such letter of transmittal to receive their merger consideration.

American Stock Transfer and Trust Company will be the exchange agent in the merger and will receive your letter of transmittal, exchange certificates for the merger consideration and perform other duties as explained in the merger agreement.

If a certificate for Gateway common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

Dividends and Distributions

Until Gateway common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to S&T common stock into which shares of Gateway common stock may have been converted will accrue but will not be paid. S&T will pay to former Gateway shareholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their Gateway stock certificates.

Prior to the effective time of the merger, Gateway and its subsidiaries may not declare or pay any dividend or distribution on its capital stock or repurchase any shares of its capital stock, other than, if permitted by applicable law or regulation.

Representations and Warranties

The merger agreement contains customary representations and warranties of Gateway and S&T relating to their respective businesses. The representations must be true and correct in all material respects, as of the date of the merger agreement and as of the effective date as though made on and as of the effective date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date will be true and correct in all material respects as of such date). The representations and warranties in the merger agreement do not survive the effective time of the merger.

Each of S&T and Gateway has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of breach or violations of organizational documents or other obligations as a result of the merger;

•	required governmental filings and consents;

•	the timely filing of reports with governmental entities, and the absence of investigations by regulatory agencies;

•	financial statements, internal controls and accounting;

•	the absence of circumstances and events reasonably likely to have a material adverse effect;

•	legal proceedings;

•	regulatory matters;

•	compliance with applicable laws;

•	allowance for loan losses;

•	deposit insurance; and

•	Bank Secrecy Act and anti-money laundering compliance matters.

In addition, Gateway has made other representations and warranties about itself to S&T as to:

•	its subsidiaries;

•	material contracts, exclusivity arrangements, and other certain types of contracts;

•	absence of actions giving rise to any valid claim for a brokerage commission or finder’s fee;

•	employee matters, including employee benefit plans;

•	labor matters;

•	the inapplicability of state takeover laws;

•	environmental matters;

•	tax matters;

•	risk management arrangements;

•	maintenance of books and records;

•	insurance coverage;

•	off-balance-sheet transactions;

•	properties;

•	investment and loan portfolios;

•	repurchase agreements; and

•	the receipt of a financial advisor’s fairness opinion.

S&T also has made representations and warranties to Gateway regarding the availability of cash to pay the cash portion of the merger consideration and the authorization and valid issuance of the S&T common stock to pay the stock portion of the merger consideration.

The representations and warranties described above and included in the merger agreement were made by each of S&T and Gateway to the other party. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by S&T and Gateway in connection with negotiating the terms of the merger agreement, and may have been included in the merger agreement for the purpose of allocating risk between S&T and Gateway rather than to establish matters as facts. The merger agreement is described herein, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Gateway, S&T or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page —.

Covenants and Agreements

Each of Gateway and S&T has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, each of S&T and Gateway agreed to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the merger as promptly as practicable.

Gateway has agreed to operate its business only in the ordinary course and to use reasonable best efforts to preserve intact its business organization and assets and maintain its rights, franchises, and existing relations with customers, suppliers, employees and business associates. In addition, Gateway has agreed that, with certain exceptions and except with S&T’s prior written consent (which is not to be unreasonably withheld), Gateway will not, and will not permit any of its subsidiaries to, among other things, undertake the following extraordinary actions:

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enter into any new material line of business or change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law, regulation, or policies imposed by any governmental authority;

•

issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Gateway common stock other than pursuant to rights outstanding, or permit any additional shares of Gateway common stock to become subject to new grants of employee or director stock options or similar stock-based employee rights;

•	make, declare or pay any dividends or other distributions on any shares of its capital stock, except as set forth above in “—Dividends and Distributions”;

•	take specified actions relating to director and employee compensation, benefits, hiring and promotion;

•	undertake extraordinary corporate transactions, such as mergers and acquisitions, or other transactions, such as sales of assets outside the ordinary course of business;

•	amend any provision of its articles of incorporation, by-laws or similar governing documents;

•

implement or adopt any change in its accounting principles, practices or methods, other than as may be required by United States generally accepted accounting principles or regulatory accounting principles;

•	other than in the ordinary course of business consistent with past practice, enter into, amend or modify in any material respect or terminate any material contract;

•

other than in the ordinary course of business consistent with past practice, settle any claim other than payments in cash in an amount that is not material to Gateway and its subsidiaries, and that do not create negative precedent for any other material claim, action or proceeding;

•	take any action that would, or is reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•

take any action that would result in any of the representations and warranties becoming untrue or that would cause the failure of a closing condition or violation of any provision of the merger agreement, except as required by applicable law or regulation;

•

except pursuant to applicable law or regulation or as required by the OCC or other regulatory authority, implement or adopt any material change in its risk management policies, procedures or practices, or fail to follow its existing policies or practices with respect to risk management, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to risk;

•	incur any indebtedness for borrowed money in excess of $100,000 other than in the ordinary course of business consistent with past practice;

•	make any capital expenditures or commitments in excess of $25,000 individually, or $100,000 in the aggregate, other than as previously committed;

•	close or relocate any offices at which business is conducted or open any new offices or ATMs;

•

make, change or revoke any material tax election, adopt or change an annual tax accounting period, change any tax accounting method, file any material amended tax return, enter into any closing agreement with respect to taxes, settle any material tax claim or surrender any material claim for a refund of taxes; or

•	agree or commit to do any of the actions prohibited by the preceding items.

S&T has agreed that, except with Gateway’s prior written consent (which is not to be unreasonably withheld), S&T will not take any action that would: (i) result in any of the conditions to the merger not being satisfied; (ii) prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; or (iii) cause any of its representations or warranties to become untrue, or agree to commit to doing any of the foregoing.

The merger agreement also contains mutual covenants relating to the preparation of this proxy statement/prospectus, the regulatory application and the holding of the special meeting of Gateway’s shareholders, access to information of the other company and public announcements with respect to the transactions contemplated by the merger agreement. Gateway and S&T have also agreed to use all reasonable best efforts to take all actions needed to obtain necessary governmental and third-party consents and to consummate the transactions contemplated by the merger agreement.

Bank Merger

S&T and Gateway have agreed the interim, wholly-owned subsidiary bank of S&T will merge with and into S&T Bank as soon as practicable after the execution of the merger agreement. The bank merger is intended to become effective as promptly as practicable following the closing of the merger of Gateway and the interim S&T bank subsidiary. The merger agreement contains a covenant by S&T to take all necessary steps to form the interim, wholly-owned subsidiary state-chartered bank to be duly and validly formed, and for such interim bank to execute a joinder to the merger agreement.

Reasonable Best Efforts of Gateway to Obtain the Required Shareholder Vote

Gateway has agreed to hold a meeting of its shareholders as soon as is reasonably practicable for the purpose of obtaining shareholder adoption of the agreement and plan of merger. Gateway will use all reasonable lawful action to obtain such approval. Subject to its fiduciary duties, as determined in good faith after consultation with its outside legal counsel, Gateway’s board of directors has agreed to recommend that its shareholders vote in favor of the agreement and plan of merger.

Agreement Not to Solicit Other Offers

Gateway also has agreed that it, its subsidiaries and their officers, directors, employees, representatives, agents or affiliates will not, directly or indirectly:

•

initiate, solicit, or encourage any inquiry or proposal that constitutes an Acquisition Proposal (as defined below) or enter into or maintain or continue any discussions or negotiations with respect to such inquiry; or

•	enter into any agreement regarding any Acquisition Proposal or authorize or permit any of its officers, directors, employees, subsidiaries or any representative to take any such action.

However, Gateway may consider and participate in discussions and negotiations with respect to an unsolicited Acquisition Proposal if the Gateway board of directors determines in good faith (after consultation with outside legal counsel and financial advisors) that failure to take these actions would be reasonably likely to violate its fiduciary duties. In addition, Gateway must not provide confidential information or data to any person in connection with an Acquisition Proposal unless the person has executed a confidentiality agreement on terms at least as favorable as the terms contained in the confidentiality agreement between Gateway and S&T.

Gateway has agreed:

•

to notify S&T within two business days after receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, or any material change to any Acquisition Proposal, or any request for nonpublic information relating to Gateway or any of its subsidiaries or for access to the properties, books or records of Gateway or any of its subsidiaries by any person or entity that informs the board of directors of Gateway that it is considering making, or has made, an Acquisition Proposal, and to provide S&T with relevant information regarding such inquiry, proposal, modification or amendment;

•	to keep S&T fully informed of the status and details of any such proposal or inquiry and any developments with respect thereto;

•

not to release any third party from the confidentiality and standstill provisions of any agreement to which Gateway or its subsidiaries is or may become a party and to take all steps necessary to terminate any approval that may have been given under any such provisions authorizing any person to make an Acquisition Proposal; and

•

to cease any existing discussions or negotiations with any persons with respect to any Acquisition Proposal and to use reasonable best efforts to cause all persons other than S&T who have been furnished with confidential information in connection with an Acquisition Proposal within the 12 months prior to the date of the merger agreement to return or destroy such information.

Acquisition Proposal means any proposal or offer as to any of the following (other than the merger with S&T) involving Gateway or any of its subsidiaries:

•	any merger, consolidation, share exchange, business combination or other similar transaction;

•	any sale, lease, exchange, pledge, transfer or other disposition of 25% or more of its consolidated assets or liabilities in a single transaction or series of transactions;

•	any tender offer or exchange offer for, or other acquisition of, 25% or more of the outstanding shares of capital stock; or

•	any public announcement of a proposal, plan or intention to do, or any agreement to engage in, any of the actions listed in the foregoing bullets.

Expenses and Fees

In general, each of S&T and Gateway will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement.

Employee Matters

All employees of Gateway and its subsidiaries as of immediately prior to the merger will be employed by S&T or one or more of its subsidiaries after the merger and their employment will be subject to S&T’s and its subsidiaries’ usual terms, conditions and policies of employment. To the extent that Gateway employees do not continue to be covered after the merger by Gateway plans that provide medical, dental and other welfare benefits, (i) for the calendar year including the date of merger, Gateway employees will not have to satisfy any deductible, co-payment, out-of-pocket maximum, or similar requirements under the benefit plans maintained by S&T or its subsidiaries that provide medical, dental and other welfare benefits to the extent of amounts previously credited for such purposes under Gateway’s corresponding plans, and (ii) S&T has agreed to waive any waiting periods, pre-existing conditions exclusions and requirements to show evidence of good health under applicable S&T benefit plans, except to the extent any such waiting period, pre-existing condition, exclusion or requirement to show evidence of good health applied under the corresponding Gateway plan. Gateway employees will be given credit for their service with Gateway and its subsidiaries for purposes of eligibility and vesting purposes (but not for benefit accrual purposes) under the S&T benefit plans, solely to the extent permitted under such plans and to the extent that S&T makes such plans available to Gateway employees. S&T and its subsidiaries have no obligation to continue the employment of any Gateway employee for any period following the merger and may amend or terminate employee benefits programs from time to time as they deem appropriate. Any employee whose employment is terminated without cause within eight months of the closing will be entitled to severance benefits based upon their length of service to Gateway.

Additionally, Gateway has agreed to take all actions requested by S&T that may be necessary or appropriate to: (i) terminate Gateway benefit plans; (ii) cause benefit accruals and entitlements under any plan to cease; (iii) cause the continuation of any contract, arrangement, or insurance policy relating to any plan for a period requested by S&T; or (iv) facilitate the merger of any plan into an employee benefit plan maintained by S&T.

Indemnification and Insurance

The merger agreement provides that in the event of any threatened or actual claim, action, suit, proceeding or investigation in which any person who is or has been a director or officer of Gateway or is threatened to be made party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Gateway or any of its subsidiaries or predecessors, or (ii) the merger agreement, Gateway and S&T will cooperate and use their reasonable best efforts to defend against and respond thereto. S&T has agreed to indemnify and hold harmless each such indemnified party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each party to the fullest extent permitted by law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit proceeding or investigation. Additionally, the indemnified parties may retain counsel reasonably satisfactory to them after consultation with S&T. However, S&T retains the right to assume the defense thereof and upon such assumption S&T will not be liable to any indemnified party for any legal expenses of other counsel or any other expenses subsequently incurred in connection with the defense thereof, except that if S&T elects not to assume such defense or counsel or the indemnified party reasonably advises that there are issues which raise conflicts of interest between S&T and the indemnified party, the indemnified party may retain counsel reasonably satisfactory to him after notification and S&T will pay the reasonable fees and expenses. Under the merger agreement, S&T is obligated to pay for only one firm of counsel for all indemnified parties, and S&T is not liable for any settlement effected without its prior written consent (which will not be unreasonably withheld). S&T will have no further obligation to any indemnified party when and if a court of competent jurisdiction ultimately determines, and such determination is final and non-appealable, that indemnification is prohibited by law or to any indemnified party that commits fraud. S&T’s indemnification obligations continue for six years after completion of the merger, but the right to indemnification in respect of any claim asserted within that time period continues until the final disposition of the claim.

The merger agreement requires S&T to maintain in effect for six years after completion of the merger the current rights of Gateway directors, officers and employees to indemnification under the Gateway articles of incorporation or the Gateway by-laws or similar governing documents. The merger agreement also provides that, upon completion of the merger, S&T will indemnify and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees of Gateway and its subsidiaries in their capacities as such against all losses, claims, damages, costs, expenses, liabilities, judgments or amounts paid in settlement to the fullest extent permitted by applicable laws.

The merger agreement provides that S&T will maintain for a period of three years after completion of the merger Gateway’s current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger, except that S&T is not required to incur an annual premium expense greater than 200% of Gateway’s current annual directors’ and officers’ liability insurance premium.

Conditions to Complete the Merger

Our respective obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including:

•	the adoption of the agreement and plan of merger by the requisite vote of Gateway shareholders;

•	the approval of the listing of S&T common stock to be issued in the merger on The Nasdaq Global Select Market, subject to official notice of issuance;

•

the effectiveness of the registration statement of which this proxy statement/prospectus is a part with respect to the S&T common stock to be issued in the merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose;

•	the receipt by each of S&T and Gateway of a legal opinion with respect to certain United States federal income tax consequences of the merger;

•

the receipt and effectiveness of all governmental and other approvals, registrations and consents on terms and conditions that would not have a material adverse effect or be unduly burdensome on S&T, and the expiration of all related waiting periods required to complete the merger;

•

the absence of any law, statute, regulation, judgment, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement.

Each of S&T’s and Gateway’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions including:

•	the absence of a material adverse effect on the other party; and

•

the truth and correctness of the representations and warranties of each other party in the merger agreement, subject to the materiality standard provided in the merger agreement, and the performance by each other party in all material respects of their obligations under the merger agreement and the receipt by each party of certificates from the other party to that effect.

In addition, the obligation of S&T to complete the merger is subject to the expiration or unavailability of rights to demand appraisal under the Pennsylvania Business Corporation Law with respect to at least 90% of the outstanding shares of Gateway common stock (excluding Company-Owned Stock)

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion by mutual consent or by either party in the following circumstances:

•

if there is a breach by the other party that would cause the failure of the closing conditions, unless the breach is capable of being, and is, cured within 30 days of notice of the breach and the terminating party is not itself in material breach;

•

if the merger has not been completed by December 31, 2012, unless the failure to complete the merger by that date arises out of or results from the knowing action or inaction of the party seeking to terminate;

•	if any of the required regulatory approvals are denied (and the denial is final and non-appealable); or

•	if the common shareholders of Gateway fail to adopt the agreement and plan of merger at the special meeting.

In addition, S&T may terminate the merger agreement if the Gateway board of directors fails to recommend that Gateway shareholders adopt the agreement and plan of merger; withdraws or materially modifies, or proposes to withdraw or materially modify, in a manner adverse to S&T, its recommendation of the merger to shareholders; or recommends a competing merger proposal.

Gateway may terminate the merger agreement within five business days of the Determination Date (Determination Date means the later of (i) the date on which all regulatory approvals, and waivers, if applicable, necessary for consummation of the merger and the transactions contemplated by the merger agreement have been received or (ii) the date of the meeting of Gateway shareholders to consider the merger) if its board of directors determines that both of the following conditions have occurred and gives written notice to S&T of such determination:

•

the average of the daily closing sales prices of a share of S&T common stock as reported on Nasdaq for the 10 consecutive trading days immediately preceding the Determination Date is less than 80% of the closing sale price of S&T common stock on the last trading date before the date of the merger agreement; and

•

the average of the daily closing sales prices of a share of S&T common stock as reported on Nasdaq for the 10 consecutive trading days immediately preceding the Determination Date is such that the price performance of S&T common stock is lower than the price performance of the Nasdaq Bank Index minus 20%.

However, Gateway may not terminate in these circumstances if S&T exercises its option to increase the number of S&T common shares to be received by Gateway shareholders such that the implied value of the merger would be equivalent to the lesser of $9.22 or $9.22 multiplied by the percentage by which the Nasdaq Bank Index declines over the period starting on the last trading date before the date of the merger agreement and ending on the Determination Date.

Effect of Termination. If the merger agreement is terminated, it will become void, and there will be no liability on the part of S&T or Gateway, except that (1) both S&T and Gateway will remain liable for any willful breach of the merger agreement and (2) designated provisions of the merger agreement, including the payment of fees and expenses, the confidential treatment of information and publicity restrictions, will survive the termination.

Termination Fee

Gateway will pay S&T a $875,000 termination fee in the event that the merger agreement is terminated because (1) the Gateway board of directors fails to recommend that Gateway shareholders adopt the agreement and plan of merger, withdraws or modifies its recommendation in a manner adverse to S&T, or recommends an alternative business combination proposal or (2) the Gateway shareholders fail to adopt the merger agreement because of an act or omission discussed in subsection (1) of this paragraph.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, the parties may amend the merger agreement by written agreement between Gateway and S&T executed in the same manner as the merger agreement.

At any time prior to the completion of the merger, each of the parties, by action taken or authorized by their respective board of directors, to the extent legally allowed, may:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party; or

•	waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement.

However, after any approval of the transactions contemplated by the agreement and plan of merger by the Gateway shareholders, no amendments or waivers may be made that would require resubmission of the agreement and plan of merger to the Gateway shareholders.

ACCOUNTING TREATMENT

S&T will account for the merger using the acquisition method under U.S. generally accepted accounting principles. Under the acquisition method of accounting, the tangible and identifiable intangible assets and liabilities of Gateway will be recorded, as of completion of the merger, at their respective fair values. The excess of the purchase price over the net assets acquired will be recorded as goodwill to the extent not allocated to core deposit or other intangibles. Goodwill resulting from the merger will not be amortized but will be reviewed for impairment at least annually. Core deposits and other intangibles with finite useful lives recorded in connection with the merger will be amortized.

Financial statements and reported results of operations of S&T issued after completion of the merger will not be restated retroactively to reflect the historical financial position or results of operations of Gateway.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General

The following is a summary of the anticipated material United States federal income tax consequences of the merger generally applicable to a holder of Gateway common stock. This discussion is based upon provisions of the Internal Revenue Code, applicable current and proposed United States Treasury Regulations, judicial authorities, and administrative rulings and practice, all as in effect as of the date of this proxy statement/prospectus, as well as representations and facts provided by S&T and Gateway to Arnold & Porter LLP, or Arnold & Porter, counsel to S&T. Future legislative, judicial, or administrative changes or interpretations which may or may not be retroactive, or the failure of any such facts or representations to be true, accurate and complete, may affect the statements and conclusions described in this discussion.

This discussion is not intended to be a complete description of all of the United States federal income tax consequences of the merger and no information is provided with respect to the tax consequences of the merger under any other tax laws, including applicable state, local and foreign tax laws. Further, the following discussion may not apply to a holder of Gateway common stock subject to special treatment under the Internal Revenue Code, including but not limited to a holder of Gateway common stock that is:

•	a financial institution;

•	an insurance company;

•	a dealer or broker in securities or foreign currencies;

•	a trader in securities who elects mark-to-market accounting;

•	a tax-exempt organization;

•	a mutual fund;

•	a trust;

•	an estate;

•	a person who holds shares of Gateway common stock in an individual retirement account (IRA), 401(k) plan or similar tax-favored account;

•	a person who acquired shares of Gateway common stock on exercise of an employee stock option or otherwise as compensation;

•	a person whose functional currency for United States federal income tax purposes is not the United States dollar;

•	a person who is a United States expatriate;

•	a partnership or other pass-through entity (or a person holding Gateway common stock through a partnership or other pass-through entity); or

•	a person who holds shares of Gateway common stock as part of a hedge, straddle, conversion or constructive sale transaction.

In addition, this discussion applies only to a holder of Gateway common stock who is holding such stock as a capital asset and who is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

No ruling has been or will be requested from the Internal Revenue Service regarding the tax consequences of the merger. Moreover, the opinion of Arnold & Porter described in this discussion is not binding on the Internal Revenue Service, and this opinion would not prevent the Internal Revenue Service from challenging the United States federal income tax treatment of the merger. Because of the complexities of the tax laws in general, and the complexities of the tax consequences associated with the receipt of cash in the merger in particular, holders of Gateway common stock should consult their tax advisors with respect to the federal, state, local and foreign tax consequences of the merger as they apply to their specific situations. This section is not intended to be tax advice to any shareholder.

Arnold & Porter’s Tax Opinion

In connection with the filing with the SEC of the registration statement of which this proxy statement/prospectus is a part, Arnold & Porter has delivered its opinion addressing the United States federal income tax consequences of the merger as described below. This opinion is based upon the facts, representations and assumptions set forth or referred to in such opinion. In rendering this opinion, Arnold & Porter has relied on representations and facts provided by S&T and Gateway. This opinion is to the effect that:

•	the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•

each holder of Gateway common stock who receives S&T common stock and cash (other than cash in lieu of a fractional share interest in S&T common stock) in the merger in exchange for the holder’s shares of Gateway common stock will recognize the gain, if any, realized by the holder, in an amount not in excess of the amount of cash received (other than cash received instead of a fractional share interest in S&T common stock), but will not recognize any loss on the exchange; and

•

holders of Gateway common stock who receive cash instead of a fractional share interest in S&T common stock will recognize gain or loss equal to the difference between the cash received and the portion of the basis of the holders’ shares of Gateway common stock allocable to that fractional share interest.

S&T and Gateway’s obligations to consummate the merger are conditioned on the receipt by S&T and Gateway of an additional opinion of Arnold & Porter, dated the closing date of the merger, substantially to the foregoing effect. That opinion will be subject to and based on facts, representations and assumptions set forth or referred to in the opinion. In rendering its closing date opinion, Arnold & Porter may rely on representations and facts provided by S&T and Gateway.

Character of Gain on Exchange of Gateway Common Stock for S&T Common Stock and Cash

For purposes of calculating gain in this transaction, a Gateway shareholder that receives S&T common stock and cash (other than cash received instead of a fractional interest in S&T common stock) must calculate gain or loss separately for each identifiable block of shares exchanged. Such gain or loss will be equal to the sum of the amount of cash and the fair market value of S&T common stock received with respect to that block of shares minus the shareholder’s adjusted tax basis in that block of shares. In addition, a loss realized on one block of shares may not be used to offset a gain realized on another block of shares.

As noted above, in the case of a Gateway shareholder that exchanges his or her shares of Gateway common stock for a combination of S&T common stock and cash pursuant to the merger, such shareholder will recognize the gain, if any, realized by such shareholder in the exchange but not in excess of the amount of cash received. In general, the determination of whether any gain recognized in the exchange should be treated as capital gain or has the effect of a distribution of a dividend depends upon whether, and to what extent, the exchange reduces the shareholder’s deemed percentage stock ownership of S&T. For purposes of this determination, the shareholder is treated as if he or she first exchanged all of his or her shares of Gateway common stock solely for S&T common stock and then S&T immediately redeemed (in a “deemed redemption”) a portion of such S&T common stock in exchange for the cash the shareholder actually received. The gain recognized in the exchange will be treated as capital gain if the deemed redemption (i) is “substantially disproportionate” with respect to the shareholder or (ii) is not essentially equivalent to a dividend.

The deemed redemption should generally be “substantially disproportionate” with respect to a shareholder if the percentage of the outstanding stock of S&T the shareholder owns, actually and constructively, immediately after the deemed redemption is less than 80% of the percentage of the outstanding stock of S&T the shareholder is deemed to own, actually and constructively, immediately before the deemed redemption.

Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a shareholder will depend on the shareholder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the shareholder’s actual and constructive percentage stock ownership of S&T. In general, that determination requires a comparison of the percentage of the outstanding stock of S&T the shareholder is deemed to own, actually and constructively, immediately before the deemed redemption and the percentage of the outstanding stock of S&T the shareholder actually and constructively owns immediately after the deemed redemption. The Internal Revenue Service has ruled that a minority shareholder (i.e., a shareholder whose relative stock interest is minimal in relation to the number of shares outstanding and who exercises no control with respect to corporate affairs) generally is treated as having a “meaningful reduction” in interest if a cash payment results in at least a relatively minor reduction in the shareholder’s actual and constructive percentage ownership.

Tax Basis and Holding Period

The aggregate tax basis of the S&T common stock received by a Gateway shareholder in the merger (including fractional shares deemed received and redeemed as described below) will be the same as the aggregate tax basis of the shares of Gateway common stock surrendered by such shareholder for the S&T common stock, decreased by the amount of any cash received (other than cash received instead of a fractional share interest in S&T common stock) by the shareholder and increased by the amount of income or gain recognized by the shareholder in the exchange (which does not include gain recognized in respect of fractional shares deemed received and redeemed (as described below)).

Each Gateway shareholder’s holding period in any shares of S&T common stock received in the merger (including any fractional shares deemed received and redeemed as described below) will, in each instance, include the period during which the shares of Gateway common stock surrendered in exchange therefor were held, provided that those shares of Gateway common stock were held as capital assets on the effective date of the merger.

Cash Received in Lieu of a Fractional Share Interest

Cash received by a Gateway shareholder in lieu of a fractional share interest in S&T common stock will be treated as though the fractional share had been received and then redeemed for cash, and in general gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the shares of Gateway common stock allocable to such fractional interest. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Gateway common stock was more than one year as of the effective date of the merger. If, however, the receipt of cash instead of a fractional share of S&T common stock has the effect of the distribution of a dividend with respect to a shareholder, part or all of the cash received may be treated as a dividend.

S&T and Gateway

S&T and Gateway will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code. As a result, no gain or loss will be recognized by S&T or Gateway as a result of the merger (except for amounts resulting from any required change in accounting methods or any income or deferred gain recognized under the relevant consolidated return regulations).

Backup Withholding

Backup withholding at a 28% rate will generally apply to merger consideration that includes cash if the exchanging Gateway shareholder fails to properly certify that it is not subject to backup withholding, generally on Internal Revenue Service Form W-9. Certain holders, including, among others, United States corporations, are not subject to backup withholding, but they may still need to furnish a Form W-9 or otherwise establish an exemption. Any amounts withheld from payments to a Gateway shareholder under the backup withholding rules are not additional taxes and will be allowed as a refund or credit against the shareholder’s United States federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

Tax matters are very complicated, and the tax consequences of the merger to each holder of Gateway common stock will depend on the facts of that shareholder’s particular situation. The discussion set forth above does not address all United States federal income tax consequences that may be relevant to a particular holder of Gateway common stock and may not be applicable to holders in special situations. Holders of Gateway common stock are urged to consult their own tax advisors regarding the specific tax consequences of the merger.

PROPOSAL 2—AUTHORIZATION TO VOTE ON ADJOURNMENT OR OTHER MATTERS

General

If, at the Gateway special meeting, the number of shares of Gateway common stock, present in person or by proxy, is insufficient to constitute a quorum or the number of shares of Gateway common stock voting in favor is insufficient to adopt the merger agreement, Gateway management intends to move to adjourn the special meeting in order to enable the Gateway board of directors more time to solicit additional proxies. In that event, Gateway will ask its shareholders to vote only upon the adjournment proposal and not the proposal relating to adoption of the merger agreement.

In this proposal, Gateway is asking you to grant discretionary authority to the holder of any proxy solicited by the Gateway board of directors so that such holder can vote in favor of the proposal to adjourn the special meeting to solicit additional proxies. If the shareholders of Gateway approve the adjournment proposal, Gateway can adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have previously voted.

If the special meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned.

Vote Required

Pursuant to Gateway’s by-laws, a meeting may be adjourned by the affirmative vote of at least a majority of the votes that all shareholders present at the special meeting, in person or represented by proxy, are entitled to cast. Abstentions and broker non-votes will not affect the vote on the adjournment proposal.

Recommendation of the Gateway Board of Directors

The Gateway Board of Directors recommends a vote “FOR” the proposal to authorize the board of directors to adjourn the special meeting of shareholders to allow time for the further solicitation of proxies to approve the adoption of the merger agreement.

INFORMATION ABOUT S&T BANCORP, INC.

General

S&T Bancorp, Inc. was incorporated on March 17, 1983, under the laws of the Commonwealth of Pennsylvania as a bank holding company and is headquartered in Indiana, Pennsylvania. S&T provides a full range of financial services through its branch network. S&T provides full service retail and commercial banking products as well as cash management services, insurance, estate planning and administration, employee benefit solutions, investment management and administration, corporate services, and other fiduciary services. S&T earns revenue primarily from interest on loans, security investments and fees charged for financial services provided to our customers. S&T has three wholly-owned subsidiaries: S&T Bank, 9th Street Holdings, Inc. and STBA Capital Trust I. S&T also owns a one-half interest in Commonwealth Trust Credit Life Insurance Company. S&T is registered as a financial holding company with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. S&T’s common stock is traded on The Nasdaq Global Select Market under the symbol “STBA.” S&T’s website is http://www.stbancorp.com.

As of March 31, 2012, S&T had total assets of $4.3 billion, total deposits of $3.5 billion and shareholders’ equity of $504.4 million. S&T Bank deposits are insured by the FDIC to the maximum extent provided by law.

Operating Subsidiaries

S&T Bank, our largest subsidiary, was chartered in 1902. As of March 31, 2012, S&T Bank provided services to its customers through a network of offices located in Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties of Pennsylvania.

S&T Bank provides a wide range of banking, trust and insurance services for retail and commercial clients in its geographic markets. S&T Bank’s principal operating subsidiaries include:

•	S&T Bancholdings, Inc., an investment holding company;

•	S&T Professional Resources Group, LLC, which was formed to market software developed by S&T Bank;

•	Stewart Capital Advisors, LLC, a registered investment advisor that manages private investment accounts for individuals and institutions and advises the Stewart Capital Mutual Fund; and

•

S&T Insurance Group, LLC and its wholly owned subsidiary Evergreen Insurance Associates, LLC, which provides insurance programs structured to the individual needs of its customers, and offers a full line of commercial property and casualty insurance, group life and health coverage, employee benefit solutions and personal insurance.

Services

The primary services offered by S&T Bank include:

•	accepting time and demand deposits;

•	originating commercial and consumer loans;

•	providing letters of credit;

•	offering discount brokerage services;

•	personal financial planning;

•	credit card services; and

•	insurance products.

Additional information about S&T and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page —.

INFORMATION ABOUT GATEWAY BANK OF PENNSYLVANIA

Business

Gateway is a Pennsylvania corporation headquartered at 3402 Washington Road, McMurray, Pennsylvania, 15317 (tel. (724) 969-1010)). Gateway provides commercial and retail banking services at its two offices, which are located in McMurray, Pennsylvania and Cranberry Township, Pennsylvania. At March 31, 2012, Gateway had total assets of $124.1 million, deposits of $100.5 million, and shareholders’ equity of $15.4 million. Gateway’s website is http://www.gatewaybankpa.com.

Gateway was incorporated on June 12, 2003 and opened its McMurray Office for business in May 2004 and its Cranberry Office in November 2007. Its primary market area consists of Washington, Allegheny, Butler, and Beaver counties. Competition for deposit and loan products comes from other insured financial institutions such as commercial banks, thrift institutions and credit unions in Gateway’s market area, as well as from out-of-market financial institutions that offer deposits and loans over the internet and through other delivery channels. Deposit competition also includes a number of insurance products, such as annuities, sold by local agents, and investment products such as mutual funds and other securities sold by local and regional brokers.

Gateway originates loans to commercial businesses, governmental entities, and individuals. As of March 31, 2012, Gateway’s loan portfolio included commercial and multi-family real estate loans, commercial business loans and lines of credit, loans to municipalities, not-for-profit organizations and other governmental entities, home equity term loans and lines of credit, residential and commercial construction loans, automobile loans, and personal loans.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion summarizes Gateway’s results of operations and highlights material changes for the three months ended March 31, 2012 and 2011, the years ended December 31, 2011 and 2010, and its financial condition as of March 31, 2012, December 31, 2011 and December 31, 2010. This discussion is intended to provide additional information which may not be readily apparent from the selected financial data included in this disclosure. Reference should be made to the selected financial data presented for a complete understanding of the following discussion and analysis.

Executive Overview

Gateway is a Pennsylvania corporation headquartered in McMurray, Pennsylvania. Gateway provides commercial and retail banking services at its two offices, which are located in McMurray, PA and Cranberry Township, PA. Gateway had total assets of $124.1 million, deposits of $100.5 million, and shareholders’ equity of $15.4 million at March 31, 2012 and total assets of $120.3 million, deposits of $96.9 million, and shareholders’ equity of $15.2 million at December 31, 2011. Gateway’s net income, as well as a snapshot of its financial picture, for the period and at the end thereof, as well as certain key ratios, are set forth in the table below:

Executive Overview

Gateway Bank

	March 31,	December 31,
(Dollars in thousands, except per share data)	2012	2011	2010
For the Period:
Net income	$176	$621	$448
Per common share:
Basic earnings	$0.10	$0.36	$0.26
Cash dividends	$—	$—	$—
Book value	$8.94	$8.84	$8.37

Financial Condition at Period-End:
Assets	$124,107	$120,261	$122,468
Net Loans	$100,042	$100,035	$98,308
Deposits	$100,546	$96,882	$104,459
Stockholders’ Equity	$15,383	$15,175	$14,299

Ratios:
Return on Average Assets	0.58%	0.51%	0.36%
Return on Average Equity	4.59%	4.21%	3.18%
Stockholders’ Equity to Assets	12.39%	12.62%	11.68%

Gateway’s results of operations depend primarily on net interest income. Net interest income is the difference between interest income earned on interest-earning assets (loans and investment securities) and the interest paid on interest-bearing liabilities (deposits and short-term borrowings). Net interest income is directly impacted by the market interest rate environment, the shape of the market yield curve, timing of placement and repricing of interest-earning assets and interest-bearing liabilities and prepayment of loans. Results of operations are also directly affected by general economic conditions.

Results of Operations

Gateway Bank

For the three months ended March 31, 2012 as compared to March 31, 2011:

(unaudited)

(dollars in thousands)

	2012	2011	$ change	% change
Interest income	$1,202	$1,277	$(75)	-5.9%
Interest expense	194	264	(70)	-26.6%

Net interest income	1,008	1,013	(5)	-0.5%
Provision for loan losses	—	33	(33)	-100.0%

Net interest income after provision for loan losses	1,008	980	28	2.8%
Other operating income	14	17	(3)	-17.6%
Other operating expense	846	877	(31)	-3.6%

Income before income taxes	176	120	56	46.7%
Income tax expense	—	—	—

Net income	$176	$120	$56	46.7%

Net Income. Net income for the first three months of 2012 increased to $176,000 compared to $120,000 for the same period in 2011, an increase of $56,000, or 46.7%. Net income per share improved to $0.10 for the first three months of 2012 compared to $0.07 for the same period in 2011. The improvement in earnings was primarily attributable to lower other operating expenses and a lower provision for loan losses.

Net Interest Income and Margin. Net interest income represents the excess of interest income from earning assets less interest expense on interest bearing liabilities. Net interest margin is the percentage of net interest income to earning assets. Net interest income and net interest margin are affected by fluctuations in interest rates and by changes in the amounts and mix of earning assets and interest bearing liabilities. Net interest income for the three months ended March 31, 2012 decreased slightly by $5,000 or 0.5% compared to the same period in 2011, while the net interest margin increased to 3.43% from 3.38% for the respective periods. The decrease in net interest income was due primarily to a lower volume of average earning assets, the result of lower deposit funding between the periods, offset to some extent by a higher net interest margin, the result of a decrease in the average rate for sources of funds which more than offset a lower yield on earning assets.

Interest Income. Interest income for the three months ending March 31, 2012 decreased by $75,000 or 5.9% to $1,202,000 from $1,277,000 for the same period in 2011. This was due to a decrease in average earning assets and a decrease in the average yield on loans. ‘Average’ earning assets decreased $2.4 million or 2.0%, to $117.6 million for the first three months of 2012 from $120.0 million for the same period in 2011. The average loan yield dropped to 4.61% for the first three months of 2012 versus 4.97% for the same period in 2011. Interest rates have generally declined throughout the periods and are at or near all-time lows. This extremely low interest rate environment is exerting downward pressure on loan yields in three ways. First, as variable rate loans reach repricing dates, yields are reduced. Second, new loans added are at rates lower than those originated in prior years. Finally, borrowers with fixed rates loans refinance existing loans into new lower rate loans. Offsetting the impact of a lower yield on loans to some extent was an increase in average loans outstanding between the periods. ‘Average’ loans were $101.2 million for the first three months of 2012 versus $97.9 million for the same period in 2011, an increase of $3.3 million or 3.4%.

Interest Expense. Interest expense for the three month period ended March 31, 2012 decreased by $70,000 or 26.6% to $194,000 from $264,000 during the same period in 2011. The decrease was due to an overall lower average rate paid and lower overall volume of interest bearing liabilities. The average rate paid on interest bearing liabilities was 0.89% for the first three months of 2012 versus 1.16% for the same period in 2011, while average interest bearing liabilities decreased $4.3 million or 4.7% between the periods.

Provisions for Loan Losses. Provisions for loan losses charged to operations are based on management’s judgment after considering a variety of factors, including current economic conditions, diversification of the loan portfolio and delinquency status. Also considered by management in determining the amounts charged to operations are the evaluations done by the independent loan review function, regulators’ analysis performed in connection with regulatory examinations, previous experience and the general financial condition of the borrower. No provisions were charged to operations during the first three months of 2012 compared to $33,000 for the same period in 2011. The decrease in the provision for loan losses reflects the adequacy of the allowance for loan losses in relation to the risk inherent within the portfolio. For further comments about Gateway’s credit risk, see the discussion under “Loan Quality and Allowance for Loan Losses.”

Other Operating Income. Other operating income for the three months ended March 31, 2012 was $14,000 compared to $17,000 for the same period in 2011. The decrease is related to timing of cash collection on service charges on deposit accounts and certain other transaction fees.

Operating Expenses. Total operating expenses for the three months ended March 31, 2012 were $846,000 compared to $877,000 for the same period in 2011, a decrease of $31,000 or 3.6%. Decreases in data processing, FDIC insurance premiums and occupancy/equipment costs were partially offset by increases in salaries and benefits and Pennsylvania shares tax expense.

Comparing the three months ended March 31, 2012 with the same period in 2011, the following discussion further breaks down the variances in other operating expenses. Data processing decreased to $57,000 from $75,000, a $18,000 or 24.0% decrease, related to lower costs post an upgrade to the FiServ operating system, which was completed around mid-year 2011. FDIC insurance premiums are down to $15,000 from $32,000, a decrease of $17,000 or 53.1%, the result of a revised FDIC calculation in June 2011 that resulted in adjusted premiums in April 2011 carried forward. Occupancy/equipment costs were $135,000 versus $147,000, a decrease of $12,000 or 8.2%, due to lower depreciation expense on equipment, the terms of which expired during the second half of 2011. Salaries and benefits costs increased to $471,000 from $463,000, a $8,000 or 1.7% increase, which consists of normal increases in salaries and wages, health care insurance and other employee benefits. Pennsylvania shares tax was $39,000 versus $34,000, an increase of $5,000 or 14.7%, due to growth in the shareholders’ equity and in the assets of the company over the five year average from which the tax is based.

Income Taxes. Gateway has been in existence since May 2004 and has accumulated a net operating loss since its inception. As such, there is no tax expense per books at Gateway.

Results of Operations

Gateway Bank

For the years ended December 31, 2011 as compared to December 31, 2010:

(unaudited)

(dollars in thousands)

	2011	2010	$ change	% change
Interest income	$4,998	$5,470	$(472)	-8.6%
Interest expense	949	1,538	(589)	-38.3%

Net interest income	4,049	3,932	117	3.0%
Provision for loan losses	63	222	(159)	-71.6%

Net interest income after provision for loan losses	3,986	3,710	276	7.4%
Other operating income	79	87	(8)	-9.2%
Other operating expense	3,444	3,349	95	2.8%

Income before income taxes	621	448	173	38.6%
Income tax expense	—	—	—

Net income	$621	$448	$173	38.6%

Net Income. Net income increased to $621,000 for the year ended December 31, 2011 compared to net income of $448,000 for the year ended December 31, 2010, an increase of $173,000, or 38.6%. Net income per share improved to $0.36 for the full year 2011 compared to $0.26 for 2010. The improvement in earnings was primarily attributable to a lower provision for loan losses and higher net interest income offset slightly by higher other operating expenses and lower other operating income.

Net Interest Income and Margin. Net interest income for the year ended December 31, 2011 increased by $117,000 or 3.0% compared to the same period in 2011, while the net interest margin increased to 3.43% from 3.24% for the respective periods. The increase in net interest income and margin was due primarily to a decrease in the average rate paid on interest bearing liabilities, which more than offset a lower yield on earning assets and the negative impact of lower average earning assets. Interest rates were affected by lower overall rates that continued to decline during the year. Earning assets were impacted by lower average interest bearing liabilities between the periods.

Interest Income. Interest income for the year ended December 31, 2011 decreased by $472,000 or 8.6% compared to the same period in 2011. This was due to a decrease in the average yield on loans and investments, and a decrease in average earning assets. The yield on loans averaged 4.85% in 2011 versus 5.12% in 2010 while the investments yield averaged 1.89% in 2011 versus 2.90% in 2010. As noted in previous discussion, interest rates have generally declined throughout the year and affected loan and investment yields in various ways. In addition to lower yields, the level of earning assets decreased to average $118.0 million in 2011 versus $121.2 million in 2010.

Interest Expense. Interest expense for the full year 2011 decreased by $589,000 or 38.3%, to $949,000 in 2011 from $1,538,000 in 2010. The decrease was due to an overall lower average rate paid and lower overall volume of interest bearing liabilities. The average rate paid on interest bearing liabilities was 1.07% for 2011 versus 1.62% for 2010, while average interest bearing liabilities decreased $5.9 million or 6.3% between the periods.

Provisions for Loan Losses. Provisions for loan losses charged to operations are based on management’s judgment after considering a variety of factors, including current economic conditions, diversification of the loan portfolio and delinquency status. Also considered by management in determining the amounts charged to operations are the evaluations done by the independent loan review function, regulators’ analysis performed in connection with regulatory examinations, previous experience and the general financial condition of the borrower. Provision expense was $63,000 in 2011 versus $222,000 in 2010 and reflects the adequacy of the allowance for loan losses in relation to the risk inherent within the portfolio. For further comments about Gateway’s credit risk, see the discussion under “Loan Quality and Allowance for Loan Losses.”

Other Operating Income. Other operating income for 2011 was $79,000 compared to $87,000 in 2011. The decrease is related to timing of cash collection on service charges on deposit accounts and certain other transaction fees.

Other Operating Expenses. Total operating expenses for the year ended December 31, 2011 were $3,444,000 compared to $3,349,000 for the same period in 2011, an increase of $95,000 or 2.8%. Increases in salaries and benefits, data processing, Pennsylvania shares tax expense and certain other operating expenses were partially offset by decreases in FDIC insurance premiums and occupancy/equipment costs.

Comparing the full years 2011 and 2010, the following discussion further breaks down the variances in other operating expenses. Salaries and benefits costs increased to $1,774,000 from $1,685,000, a $89,000 or 5.3% increase, which consists of normal increases in salaries and wages, health care insurance and other employee benefits. Data processing increased to $330,000 from $293,000, a $37,000 or 12.6% increase, related to one-time costs related to a conversion upgrade of the bank’s operating system which was completed mid-year 2011, offset to some extent by lower overall costs under the new system post conversion. Pennsylvania shares tax was $139,000 versus $125,000, an increase of $14,000 or 11.2%, due to growth in the shareholders’ equity and the assets of the company over the five years average from which the tax is based. Increased ‘other ‘operating expenses was impacted by certain one-time costs during 2011; these included consulting fees paid related to the sale of the company and employee costs related to the system conversion in 2011 for travel, lodging, etc. FDIC insurance premiums are down to $81,000 from $136,000, a decrease of $55,000 or 40.4%, the result of a revised FDIC calculation in June 2011 that resulted in adjusted premiums in April 2011 carried forward. Occupancy/equipment costs were $555,000 versus $580,000, a decrease of $25,000 or 4.3%, due to lower depreciation expense on equipment, the terms of which expired during the second half of 2011.

Income Taxes. Gateway has been in existence since May 2004 and has accumulated a net operating loss since its inception. As such, there is no tax expense per books at Gateway for either 2011 or 2010.

Financial Condition

Gateway Bank

As of March 31, 2012 and December 31, 2011 (dollars in thousands)	March 31, 2012	December 31, 2011	$ change	% change
Cash on hand and in banks	$12,085	$9,277	$2,808	30.3%
Investments	10,013	9,018	995	11.0%
Loans, net	100,042	100,035	7	0.0%
Other assets	1,967	1,931	36	1.9%

Total assets	$124,107	$120,261	$3,846	3.2%

Deposits	$100,546	$96,882	$3,664	3.8%
Borrowed funds	7,984	8,032	(48)	-0.6%
Other liabilities	194	172	22	12.8%
Shareholders’ equity	15,383	15,175	208	1.4%

Total liabilities & equity	$124,107	$120,261	$3,846	3.2%

Balance Sheet. Total assets as of March 31, 2012 was $124,107,000, an increase of $3,846,000 or 3.2% compared to total assets of $120,261,000 at December 31, 2011. Total assets increased due to higher cash on hand and in banks and investments due to higher deposits and capital between the periods.

Net loans remained relatively flat between the periods, loans at $100,042,000 at March 31, 2012 and $100,035,000 at year end 2011. Commercial loans increased slightly while consumer loans had a slight decrease.

Total investments increased by $995,000 or 11.0% between the periods. The primary purpose of the investment portfolio is to provide a source of liquidity sufficient to meet loan funding demands and deposit withdrawals, and to secure certain public deposits. Cash on hand and in banks also serves as a source of liquidity and to meet daily operational needs. Cash on hand and in banks can fluctuate on a daily basis and between periods of comparison, depending on these operational needs and customer demands.

Gateway’s deposits are comprised of demand deposits, NOW accounts, money market accounts, savings accounts and other time deposits obtained from individuals and businesses within the communities where branch offices are located. Deposits increased by $3,664,000 or 3.8%, when comparing March 31, 2012 to December 31, 2011. The principal drivers to this increase were higher demand deposits and money market accounts offset slightly by lower NOW accounts and time deposits.

Loan Quality and Allowance for Loan Losses. Gateway did not have any chargeoffs for the first quarter 2012, or past-due or non-accrual loans as of March 31, 2012. The allowance for loan losses at March 31, 2012 was $1,450,000 or 1.43% of total loans outstanding, which remains unchanged from the allowance at December 31, 2011, which also represented 1.43% of total loans outstanding. Management believes reserve levels are adequate to absorb any possible losses in the loan portfolio.

Financial Condition

Gateway Bank

As of December 31, 2011 and December 31, 2010 (dollars in thousands)	December 31, 2011	December 31, 2010	$ change	% change
Cash on hand and in banks	$9,277	$11,543	$(2,266)	-19.6%
Investments	9,018	10,940	(1,922)	-17.6%
Loans, net	100,035	98,308	1,727	1.8%
Other assets	1,931	1,677	254	15.1%

Total assets	$120,261	$122,468	$(2,207)	-1.8%

Deposits	$96,882	$104,459	$(7,577)	-7.3%
Borrowed funds	8,032	3,477	4,555	131.0%
Other liabilities	172	233	(61)	-26.2%
Shareholders’ equity	15,175	14,299	876	6.1%

Total liabilities & equity	$120,261	$122,468	$(2,207)	-1.8%

Balance Sheet. Total assets as of December 31, 2011 was $120,261,000, a decrease of $2,207,000 or 1.8% compared to total assets of $122,468,000 at December 31, 2010. Total assets decreased due to lower cash on hand and in banks and investments due to lower deposits offset to some extent by higher borrowed funds and capital between the periods.

Net loans increased between the periods, rising to $100,035,000 at year end 2011 from $98,308,000 at year end 2010, an increase of $1,727,000 or 1.8%. An increase in commercial loans more than offset a decrease in consumer loans.

Total investments decreased by $1,922,000 or 17.6% between the periods. The primary purpose of the investment portfolio is to provide a source of liquidity sufficient to meet loan funding demands and deposit withdrawals, and to secure certain public deposits. Cash on hand and in banks also serves as a source of liquidity and to meet daily operational needs. Cash on hand and in banks can fluctuate on a daily basis and between periods of comparison, depending on these operational needs and customer demands.

Gateway’s source of funding is deposits and borrowed funds. Deposits are comprised of demand deposits, NOW accounts, money market accounts, savings accounts and other time deposits obtained from individuals and businesses within the communities where branch offices are located and contiguous counties. Deposits decreased by $7,577,000 or 7.3%, when comparing year end 2011 to year end 2010. The principal driver to this decrease was lower time deposits offset to some extent by higher demand deposits. Time deposit runoff related to a 18-month CD special promotion that the bank chose not to continue as these time deposits matured in late 2011. Borrowed funds increased by $4,555,000 or 131.0% between the periods. Borrowed funds consist of term funding from the Federal Home Loan Bank of Pittsburgh and securities sold under agreements to repurchase; both of these sources reflected increases between the periods.

Loan Quality and Allowance for Loan Losses. Gateway did not have any chargeoffs in 2011, or past-due or non-accrual loans as of December 31, 2011. The allowance for loan losses at December 31, 2011 was $1,450,000 or 1.43% of total loans outstanding, versus an allowance of $1,387,000 at December 31, 2010 or 1.39% of total loans. Management believes reserve levels are adequate to absorb any probable losses in the loan portfolio.

Non-Performing Assets

Non-performing assets include non-accrual loans, restructured loans, loans 90 days past due which are still accruing interest and other real estate owned (OREO). Non-accrual loans represent loans where interest accruals have been discontinued. Restructured loans are loans in which the borrower has been granted a concession on the interest rate or the original repayment terms due to financial distress and the loan is performing according to the revised terms. Gateway had no non-performing assets as of March 31, 2012, December 31, 2011, or December 31, 2010.

Capital Resources

Gateway seeks to maintain a strong capital base to support growth, to provide stability to current operations and to promote public confidence. Stockholders’ equity at March 31, 2012 increased to $15,383,000 versus $15,175,000 at December 31, 2011 and $14,299,000 at December 31, 2010. Increases in stockholders’ equity result from net income, as Gateway did not pay dividends during the periods. Gateway’s capital position was well above all regulatory requirements as of March 31, 2012, December 31, 2011 and December 31, 2010.

Regulatory Capital

Gateway is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Gateway must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weighting and other factors. Failure to meet capital requirements can initiate regulatory action.

Quantitative measures established by regulators to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the table below) of Total Capital and Tier I Capital (as defined by the regulators) to risk-weighted assets (as defined), and of Tier I Capital (as defined). Management believes, as of March 31, 2012, December 31, 2011 and December 31, 2010, that Gateway meets all capital adequacy requirements to which they are subject.

As of March 31, 2012, December 31, 2011 and December 31, 2010, Gateway was categorized as well capitalized under the regulatory framework for prompt corrective action by regulatory agencies. To be categorized as well capitalized, Gateway must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table (dollar figures are in thousands). There are no conditions or events since these periods that management believes have changed those categories.

Capital Ratios

Gateway Bank

			Minimum Amount
(dollars in thousands)	Actual		For capital adequacy purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
March 31, 2012:
Total capital (to risk-weighted assets)	$16,624	15.5%	$8,580	8.0%	$10,725	10.0%
Tier I capital (to risk-weighted assets)	15,373	14.3%	4,300	4.0%	6,450	6.0%
Tier I capital (to average assets)	15,373	12.7%	4,842	4.0%	6,052	5.0%

December 31, 2011:
Total capital (to risk-weighted assets)	$16,503	15.4%	$8,574	8.0%	$10,718	10.0%
Tier I capital (to risk-weighted assets)	15,162	14.2%	4,287	4.0%	6,431	6.0%
Tier I capital (to average assets)	15,162	12.7%	4,764	4.0%	5,955	5.0%

December 31, 2010:
Total capital (to risk-weighted assets)	$15,641	15.0%	$8,360	8.0%	$10,450	10.0%
Tier I capital (to risk-weighted assets)	14,335	13.7%	4,180	4.0%	6,270	6.0%
Tier I capital (to average assets)	14,335	11.4%	5,038	4.0%	6,297	5.0%

Off-Balance Sheet Arrangements

Gateway, in the normal course of business, is party to financial instruments with off-balance sheet risk. These instruments are required to meet the financial needs of its customers and include such items as unused lines of credit, letters of credit, and other loan commitments. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

Gateway’s exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, is represented by the contractual or notional amount of those instruments, although losses are not anticipated. Gateway uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The following table identifies the contract or notional amount of these instruments:

Executive Overview

Gateway Bank

	March 31,	December 31,
(Dollars in thousands)	2012	2011	2010
Financial instruments whose contract amounts represent risk:
Commitments to extend credit	$ 24,331	$ 23,270	$ 20,880
Interest rate range	2.00% to 13.50%	2.00% to 13.50%	2.00% to 13.50%
Standby letters of credit	$ 1,705	$ 1,635	$ 1,600

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Gateway evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Gateway upon extensions of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income producing commercial properties. On loans secured by commercial real estate, Gateway generally requires loan to value ratios of no more than 80%. On loans secured by owner-occupied residential properties, Gateway generally requires loan to value ratios not in excess of 90%.

Standby letters of credit are conditional commitments issued by Gateway to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The terms of the letters of credit vary and may have renewal features. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Gateway holds collateral supporting those commitments for which collateral is deemed necessary.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances net of unearned interest and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees are deferred and recognized as an adjustment of the yield (interest income) of the related loans. Gateway generally amortizes these amounts over the contractual life of the loan.

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on non-accrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable time and the ultimate collectability of the total contractual principal is no longer in doubt.

Allowance for Loan Losses

The allowance for loan losses represents the amount which management estimates is adequate to provide for probable losses inherent in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management’s periodic evaluation of individual loans, economic factors, past loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to change in the near term.

Impaired loans are commercial and commercial real estate loans for which it is probable that Gateway will not be able to collect all amounts due according to the contractual terms of the loan agreement. Gateway individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of loans is determined by the difference between the present value of the expected cash flows related to the loan using the original interest rate and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

The definition of “impaired loans” is not the same as the definition of “nonaccrual loans,” although the two categories overlap. Gateway may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectability, while not classifying the loan as impaired, provided the loan is not a commercial or commercial real estate classification.

Loans secured by one-to-four family properties and all consumer loans are large groups of smaller-balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis, taking into consideration all circumstances concerning the loan, the creditworthiness and payment history of the borrower, the length of the payment delay, and the amount of shortfall in relation to the principal and interest owed.

The general component covers non-impaired loans, which management determines by segmenting the loan portfolio into the following pools: commercial loans; commercial real estate loans; first lien consumer real estate loans; subordinate lien consumer real estate loans; and consumer loans. Certain qualitative factors are then added to any historical allocation percentage applied to each pool to obtain the adjusted factor to be applied to nonclassified loans. The following qualitative factors are analyzed for each portfolio segment: levels of and trends in delinquencies, trends in volume and terms, trends in credit quality ratings, changes in management and lending staff, economic trends, and concentrations of credit.

Security Ownership of Certain Beneficial Holders of Gateway

The table below sets forth information, as of the record date, concerning (a) each person that is known to be the beneficial owner of more than 5% of Gateway’s common stock, (b) the beneficial ownership of each of Gateway’s directors and executive officers, and (c) the beneficial ownership of all of Gateway’s directors and executive officers as a group. Unless otherwise indicated, all persons listed below have sole voting and investment power with respect to their shares, except to the extent spouses share authority under applicable law. Beneficial ownership is determined in accordance with the rules of the SEC. At the close of business on the record date, Gateway had — shares of common stock issued and outstanding, which excludes 9,350 shares of restricted common stock. In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person within 60 days of the record date are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the listed stockholders is c/o Gateway Bank of Pennsylvania, 3402 Washington Road, McMurray, PA 15317.

Name and Address	Number of Shares Beneficially Owned (1)	Percent of Outstanding Shares Beneficially Owned (2)
5% or greater shareholders

William J. Burt (3) President, CEO, and Director	112,581	6.5%
Seneca Capital Partners 1999 Partners’ Liquidating Trust (4) 2591 Wexford-Bayne Road Suite 203 Sewickley, PA 15143	106,500	6.2%
Leonard M. Carroll (5) Director Emeritus	106,500	6.2%
Gayland B. Cook (6) Director	106,500	6.2%

Current Officers and Directors (exclusive of Messrs. Carroll, Cook, and Burt, whose beneficial ownership is referenced above)

Robert S. Kerr (7) Executive Vice President, Chief Operating Officer, and Chief Lending Officer	70,426	4.1%
Alan R. Guttman (8) Director	63,358	3.7%
Thomas S. Henderson (9) Director	58,207	3.4%
F. James McCarl (10) Chairman of the Board	54,855	3.2%
Charles J. LaBelle (11) Director	48,000	2.8%
Lee W. Baierl (12) Director	43,050	2.5%
Frank J. Palermo, Jr. (13) Director	39,369	2.3%
Randolph T. Patterson (14) Senior Vice President	38,312	2.2%
Dr. Randall L.C. Russell (15) Director	37,357	2.2%
Patricia L. Siger (16) Director	36,873	2.1%
Nancy L. Rackoff (17) Director	30,500	1.8%
Gretchen Snyder (18) Director	7,250	0.4%
All directors and officers as a group (15 persons total)	746,638	43.4	%(19)

(1)

The securities “beneficially owned” by an individual are determined in accordance with the definitions of “beneficial ownership” set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual’s spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days of April 15, 2012. (References below to vested stock options, vested warrants or restricted stock grants for which the restrictions have lapsed include options and warrants that will vest, and restricted stock for which the restrictions will lapse, on or before June 14, 2012.) Beneficial ownership may be disclaimed as to certain of the securities. Unless otherwise indicated, the individual owns the shares directly.
(2)	As of April 15, 2012, Gateway had outstanding 1,718,960 shares of Common Stock (excluding 9,350 shares of restricted stock which restrictions will not lapse on or before June 14, 2012) issued and outstanding, the only issued and outstanding class of stock.
(3)	Consists of 38,031 shares owned by Mr. Burt; 5,000 shares issuable upon the exercise of vested warrants; and 68,425 shares issuable upon the exercise of vested stock options; 125 shares owned by Mr. Burt jointly with his spouse, Donna L. Burt; and 1,000 shares owned by Mr. Burt’s spouse, Donna L. Burt.
(4)	Consists of 83,500 shares held by Seneca Capital Partners 1999 Partners’ Liquidating Trust; 5,000 shares issuable upon the exercise of vested warrants (of which warrants for 2,500 shares were assigned to Seneca by Mr. Carroll and warrants for 2,500 shares were assigned to Seneca by Mr. Cook); and 18,000 shares issuable upon the exercise of vested stock options (of which options for 4,500 shares were assigned to Seneca by Mr. Carroll and options for 13,500 shares were assigned to Seneca by Mr. Cook). The Trustees are Leonard M. Carroll, Gayland B. Cook and Russell J. Warren.
(5)	Consists of 83,500 shares owned by Seneca Capital Partners 1999 Partners’ Liquidating Trust;; 5,000 shares issuable upon the exercise of vested warrants; and 18,000 shares issuable upon the exercise of vested stock options. Mr. Carroll is Managing Director, Chairman and Treasurer of Seneca Capital Management, Inc., and a Trustee of Seneca Capital Partners 1999 Partners’ Liquidating Trust.
(6)	Consists of 83,500 shares owned by Seneca Capital Partners 1999 Partners’ Liquidating Trust;; 5,000 shares issuable upon the exercise of vested warrants; and 18,000 shares issuable upon the exercise of vested stock options. Mr. Cook is Managing Director, President and Secretary of Seneca Capital Management, Inc. and a Trustee of Seneca Capital Partners 1999 Partners’ Liquidating Trust.
(7)	Consists of 17,738 shares owned by Mr. Kerr; 4,500 shares owned by Robert S. Kerr, IRA; and 48,188 shares issuable upon the exercise of vested stock options.
(8)	Consists of 40,000 shares owned by 150 Linden Partners, of which Mr. Guttman is a partner; 286 shares owned by Mr. Guttman and 2,572 shares owned by Mr. Guttman jointly with his spouse, Sara Kessler Guttman; 5,000 shares issuable upon the exercise of vested warrants; and 15,500 shares issuable upon the exercise of vested stock options.
(9)	Consists of 25,207 shares owned by T. S. Henderson Revocable Trust dated March 5, 1998; 5,000 shares owned by Kristina A. Henderson Trust U/D/T dated March 5, 1998; 1,500 shares owned by Mary S. Henderson Trust U/D/T dated 12/13/1996 FBO Mr. Henderson’s mother, of which Mr. Henderson is a trustee; 2,500 shares owned by T.S. Henderson IA Trust FBO Kristina S. Henderson, Mr. Henderson’s daughter, of which Mr. Henderson is the trustee; 2,500 shares owned by T.S. Henderson IA Trust FBO Kimberly W. Henderson, Mr. Henderson’s daughter, of which Mr. Henderson is the trustee; 1,000 shares are owned by Thomas S. Henderson TTEE IA Trust FBO Chloe Roberts, of which Mr. Henderson is the trustee; 1,000 shares are owned by Thomas S. Henderson TTEE IA Trust FBO Haley Roberts, of which Mr. Henderson is the trustee; 1,000 shares are owned by Thomas S. Henderson TTEE IA Trust FBO Kelsey Roberts, of which Mr. Henderson is the trustee; 5,000 shares issuable upon the exercise of vested warrants; and 13,500 shares issuable upon the exercise of vested stock options.
(10)	Consists of 25,355 shares owned by Mr. McCarl; 5,000 shares owned by F. James McCarl, IRA; 2,000 shares owned by Mr. McCarl’s spouse, Carol A. McCarl; 5,000 shares issuable upon the exercise of vested warrants; and 17,500 shares issuable upon the exercise of vested stock options.
(11)	Consists of 30,000 shares owned by Irrevocable Agreement of Trust of Angelo M. Falconi; 2,500 shares owned by Mr. LaBelle jointly with his spouse, Janice M. LaBelle; 5,000 shares issuable upon the exercise of vested warrants; and 10,500 shares issuable upon the exercise of vested stock options.
(12)	Consists of 5,000 shares owned by William R. Baierl in a marital trust, of which Mr. Lee Baierl is co-trustee; 27,300 shares owned by Baierl Chevrolet Inc.; and 10,750 shares issuable upon the exercise of vested stock options.
(13)	Consists of 13,869 shares owned by Mr. Palermo; 5,000 shares owned by Frank J. Palermo, Jr., IRA; 2,500 shares owned by Amy M. Palermo, IRA FBO Mr. Palermo’s spouse; 500 shares owned jointly with his spouse, Amy M. Palermo, 5,000 shares issuable upon the exercise of vested warrants; and 10,000 shares issuable upon the exercise of vested stock options.
(14)	Consists of 11,937 shares owned by Mr. Patterson; 1,000 shares owned by Randolph T. Patterson, IRA; and 25,375 shares issuable upon the exercise of vested stock options.
(15)	Consists of 21,245 shares owned by Dr. Russell jointly with his spouse, Barbara W. Russell; 2,612 shares owned by RLCR Family Trust, of which Mr. Russell is a Trustee; and 10,500 shares issuable upon the exercise of vested stock options.
(16)	Consists of 21,373 shares owned by Ms. Siger; 5,000 shares issuable upon the exercise of vested warrants; and 8,500 shares issuable upon the exercise of vested stock options.
(17)	Consists of 20,000 shares owned by Ms. Rackoff jointly with her spouse, William H. Rackoff; and 10,500 shares issuable upon the exercise of vested stock options.
(18)	Consists of 2,500 shares held by Westmont Limited Partnership, of which Ms. Snyder owns 30%; and 4,750 shares issuable upon the exercise of vested stock options.
(19)	For purposes of counting total percentage ownership of the officers and directors, the ownership percentages attributed to Messrs. Carroll and Cook by virtue of their ownership in Seneca Capital Partners 1999 Partners’ Liquidating Trust was only counted once.

COMPARISON OF SHAREHOLDERS’ RIGHTS

The rights of Gateway shareholders are governed by Pennsylvania law, including the Pennsylvania Business Corporation Law, which we refer to as the PBCL, and Gateway’s articles of incorporation and by-laws. The rights of S&T shareholders are governed by Pennsylvania law, including the PBCL, and S&T’s articles of incorporation and by-laws.

Upon consummation of the merger, Gateway shareholders will become S&T shareholders. Consequently, after the merger, the rights of such shareholders will be governed by the articles of incorporation and by-laws of S&T and Pennsylvania law.

A comparison of the rights of Gateway and S&T shareholders follows. This summary is not intended to be a complete statement of all of such differences or a complete description of the specific provisions referred to therein, and is qualified in its entirety by reference to Pennsylvania law and the respective articles of incorporation and by-laws of Gateway and S&T.

Authorized Capital

Gateway. Gateway is authorized to issue 5,000,000 shares of common stock, $1.00 par value.

S&T. S&T is authorized to issue 50,000,000 shares of common stock, par value $2.50 per share, and 10,000,000 shares of preferred stock, without par value.

Annual Meetings of Shareholders

Gateway. Gateway’s by-laws provide that an annual meeting will be held on the second Thursday in the month of May of each year if not a legal holiday, and if a legal holiday, then on the next business day following, at 2:00 o’clock p.m., or at such date and time as the board of directors may fix from time to time.

S&T. S&T’s by-laws provide that an annual meeting will be held at such date or hour as the board of directors may from time to time determine.

Special Meetings of Shareholders

Gateway. Special meetings of the Gateway shareholders can be called by Gateway’s chairman of the board of directors, its president, a majority of its board of directors, or by the holders of at least 20% of all the shares entitled to vote at the particular meeting.

S&T. Special meetings of the S&T shareholders can be called by S&T’s board of directors, its president, or by the shareholders entitled to cast at least one-fifth of the vote which all shareholders are entitled to cast at the particular meeting.

Cumulative Voting

Gateway. Gateway’s articles of incorporation prohibit cumulative voting in the election of directors.

S&T. S&T’s articles of incorporation prohibit cumulative voting in the election of directors.

Shareholder Nomination of Directors

Gateway. Nomination of directors may be made, in writing, by any shareholder to the secretary of Gateway not less than 60 days nor more than 90 days prior to the date of any meeting of shareholders called for the election of directors. Nominations must contain the following information to the extent known by the notifying shareholder: (a) the name and address of each proposed nominee; (b) the age of each proposed nominee; (c) the principal occupation of each proposed nominee; (d) the number of shares of Gateway owned by each proposed nominee; (e) the total number of shares that will be voted for each proposed nominee; (f) the name and residence address of the notifying shareholder; and (g) the number of shares of Gateway owned by the notifying shareholder.

S&T. Nomination of directors may be made by the Nominating and Corporate Governance Committee or by any shareholder of any outstanding class of capital stock of S&T entitled to vote for the election of directors. Nominations, other than those made by the Nominating and Corporate Governance Committee, must be submitted to the Secretary in writing not earlier than the close of business on the 120th day, nor later than the close of business on the 60th day, immediately preceding the date of the meeting.

Number of Directors

Gateway. The number of Gateway directors will be between not less than 5 members and not more than 25 members. The majority of the full board of directors of Gateway may vote, between annual meetings of the shareholders, to increase the membership of the board of directors by no more than 2 members in any one year, provided that such increase will not result in more than 25 members.

S&T. The number of S&T directors will be not less than twelve nor more than 25 as a majority of S&T’s board of directors may determine. S&T’s board currently consists of sixteen directors.

Director Qualifications

Gateway. Each Gateway director must be a citizen of the United States and a shareholder of Gateway, at least  2/3 of whom shall also be residents of the Commonwealth of Pennsylvania.

S&T. Each newly elected or appointed S&T director must be under 75 years of age. Any S&T director who attains the age of 75 years will cease to be a director (without any action on his/her part) as of the next annual meeting. Each S&T director must own the number of shares (if any) required by law to qualify as director.

Election of Directors

Gateway. Gateway board of directors are elected at the annual meeting of shareholders by a majority of the votes cast by the shareholders entitled to vote in person or by proxy, or by a similar vote, at any special meeting called for that purpose. Directors shall be divided into 3 classes, each of which shall consist of  1/3 of the directors as nearly as possible. Class 1 has a 1-year term, Class 2 has a 2-year term, and Class 3 has a 3-year term. At the end of a given term and at the next annual meeting, directors in each class shall be elected every 3 years for 3-year terms.

S&T. The S&T board of directors are elected annually to a one-year term.

Vacancies

Gateway. Gateway’s by-laws provide that vacancies in the board of directors, including vacancies resulting from an increase in the number of directors or the resignation of one or more directors, shall be filled by a majority vote of the remaining members of the board even though less than quorum, or by a sole remaining director. Each person so selected will serve for the balance of the unexpired term and until a successor has been selected and qualified, or until his or her earlier death, resignation, removal or disqualification.

S&T. S&T’s by-laws provide that if a vacancy occurs on the board of directors, including a vacancy resulting from an increase in the number of directors, the board may fill the vacancy, or, if the directors in office constitute fewer than a quorum of the board of directors, they may fill the vacancy by the affirmative vote of a majority of all the directors in office. The shareholders may fill a vacancy only if there are no directors in office. A director elected to fill a vacancy shall serve only until the election of directors by the shareholders.

Special Meetings of the Board

Gateway. Special meetings of Gateway’s board of directors may be called by the chairman of the board of directors, by the president, or by 3 or more of the directors upon one day’s notice to each director. Notice shall be in writing and sent by (i) messenger, (2) certified, registered, or first-class U.S. mail, (iii) a reliable express delivery service, or (iv) telefacsimile.

S&T. Special meetings of S&T’s board of directors may be called by the President or at the request of three or more members of the board. Written or printed notice of the time and place of the special meeting must be given by the Secretary to each member of the board of directors at least 24 hours before the time of such meeting, and does not need to specify the business to be transacted at the meeting.

Pennsylvania Anti-Takeover Provisions

Under Pennsylvania business corporation law, certain anti-takeover provisions apply to Pennsylvania “registered corporations” (e.g., publicly traded companies) including those relating to (i) control share acquisitions, (ii) disgorgement of profits by certain controlling persons, (iii) business combination transactions with interested shareholders and (iv) the rights of shareholders to demand fair value for their stock following a control transaction. Pennsylvania law allows registered corporations to opt-out of any of these anti-takeover provisions. S&T is a registered corporation under the PBLC and has opted out of the anti-takeover provisions listed in (i) and (ii) above. Gateway is not a registered corporation and is therefore not subject to these anti-takeover provisions. A general summary of the applicable anti-takeover provisions is set forth below.

Control Share Acquisitions. Pennsylvania law limits control share acquisitions relating to the act of acquiring for the first time voting power over voting shares (other than shares owned since January 1, 1988 and any additional shares distributed with respect to such shares) equal to at least 20%, 33 1/3% and 50% of the voting power of the corporation. Once a control share acquisition has occurred, then all shares in excess of the triggering threshold, plus shares purchased at any time with the intention of acquiring such voting power and shares purchased within 180 days of the date the triggering threshold was exceeded, are considered control shares. Control shares cannot vote either until their voting rights have been restored by two separate votes of the shareholders, described below, at a meeting or until they have been transferred to a person who does not thereby also become the holder of control shares.

The holder of control shares may wait until the next annual or special meeting after the acquisition took place to submit the request for the restoration of voting rights to the shareholders, or the acquiring person may accelerate the process by agreeing to underwrite the cost of a special meeting of shareholders for that purpose. In either case, the acquiring person is required to furnish for distribution to the shareholders an information statement containing a detailed disclosure concerning the acquiring person, its intentions with respect to ownership of securities of the corporation and other matters. As an alternative, a person proposing to make a control share acquisition may request prospective approval by the shareholders of the exercise of the voting rights of the shares proposed to be acquired. Two shareholders’ votes are required to approve the restoration of voting rights: (i) the approval of an absolute majority of all voting power must be obtained, and all voting shares are entitled to participate in this vote; and (ii) the approval of an absolute majority of all disinterested shareholders must be obtained.

For a period of 24 months after the later of (i) a control share acquisition by an acquiring person who does not properly request consideration of voting rights, or (ii) the denial of such a request or lapse of voting rights, the corporation may redeem all the control shares at the average public market sales price of the shares on the date notice of the call for redemption is given by the corporation.

Disgorgement of Profits by Certain Controlling Persons. Pennsylvania law regarding disgorgement of profits by certain controlling persons applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation, or (ii) a person or group acquires (or publicly discloses an intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation received by the person or group during such 18-month period will belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

Business Combination Transactions with Interested Shareholders. Pennsylvania law prohibits certain business combinations with certain ‘interested shareholders,’ persons who acquire the direct or indirect beneficial ownership of shares entitled to cast at least 20% of the votes entitled to be cast for the election of directors. A corporation subject to this provision may not effect mergers or certain other business combinations with the interested shareholder for a period of five years, unless:

•

the business combination or the acquisition of stock by means of which the interested shareholder became an interested shareholder is approved by the corporation’s board of directors prior to such stock acquisition;

•	the business combination is approved by the affirmative vote of the holders of all the outstanding common shares of the corporation; or

•

the business combination is approved by the affirmative vote of the holders of a majority of all shares entitled to vote, excluding votes of shares held by the interested shareholders, and at the time of such vote, the interested shareholder is the beneficial owner of at least 80% of the voting shares of the corporation. This exception applies only if the value of the consideration to be paid by the interested shareholder in connection with the business combination satisfies certain fair price requirements.

After the five-year restricted period, an interested shareholder of the corporation may engage in a business combination with the corporation if (i) the business combination is approved by the affirmative vote of a majority of the shares other than those beneficially owned by the interested shareholder and its affiliates, or (ii) the merger is approved at a shareholders meeting and certain fair price requirements are met.

Rights of Shareholders to Demand Fair Value for Stock Following a Control Transaction. Pennsylvania law regarding the ability of shareholders to dispose of their stock following a control transaction provides, generally, that a person or group that acquires more than 20% of the voting power to elect directors of the corporation is a controlling person and must give prompt notice to each shareholder of record. The other shareholders are then entitled to demand that the controlling person pay them the fair value of their shares under specified procedures. Fair value may not be less than the highest price paid per share by the controlling person at any time during the 90-day period ending on and including the date on which the controlling person became such, plus any increment representing any value, such as a control premium, that is not reflected in such price.

Voting Rights

Amendment of articles of incorporation.

Pennsylvania law provides that shareholders of a registered corporation, such as S&T, are not entitled by statute to propose amendments to the articles of incorporation. By contrast, under Pennsylvania law, an amendment to the articles of incorporation for an “unregistered corporation,” such as Gateway, can only be proposed (1) by adoption by the board of directors of a resolution setting forth the proposed amendment; or (2) unless otherwise provided in the articles, by petition of shareholders entitled to cast at least 10% of the votes that all shareholders are entitled to cast on the proposed amendment. The shareholder petition must set forth the proposed amendment, be directed to the board of directors and filed with the secretary of the corporation.

Except where the approval of the shareholders is unnecessary, the board of directors will then direct that the proposed amendment be submitted to a vote of the shareholders entitled to vote on the proposed amendment. An amendment proposed pursuant to paragraph (2) above is required to be submitted to a vote either at the next annual meeting held not earlier than 120 days after the amendment is proposed or at a special meeting of the shareholders called for that purpose by the shareholders.

Under Pennsylvania law, an amendment to the articles of incorporation requires the approval of the board of directors and, except in limited cases where a greater vote may be required, the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter and the affirmative vote of a majority of the votes cast by all shareholders within each class or series of shares if such class or series is entitled to vote on the matter as a class.

Gateway. Gateway has not opted-out of the statutory process by which shareholders of an unregistered corporation may propose amendments to its articles of incorporation. Certain of Gateway’s articles may not be amended unless first approved by the affirmative vote of (a) the holders of at least 80% of the outstanding shares of common stock of Gateway; provided, that such transaction has received the prior approval of at least the majority of all members of the board of directors; or (b) the holders of at least 66 2/3% of the outstanding shares of common stock of Gateway; provided, that such transaction has received the prior approval of at least 80% of all of the members of the board of directors.

S&T. S&T’s shareholders are not entitled by statute to propose amendments to the articles of incorporation. S&T’s articles of incorporation may be amended as provided under Pennsylvania law, with the following exception: any amendment to Article 9 (Classification of Directors) or Article 12 (Shareholder Action) requires the affirmative vote of holders of at least 66 2/3% of the votes that all shareholders are entitled to cast thereon at a regular or special meeting of shareholders.

Amendment of by-laws.

Gateway. Gateway’s by-laws may be amended or repealed as the board of directors may deem necessary or desirable (so long as such changes are consistent with the Pennsylvania law and its articles of incorporation) subject to the statutory power of the shareholders to change such action, but only upon the affirmative vote of the holders of at least 75% of the outstanding shares of Gateway, which votes are cast at a regular or special meeting of the shareholders duly convened after notice to the shareholders of that purpose.

S&T. S&T’s by-laws may be amended by a majority vote of the board of directors at any regular or special meeting of the board duly convened.

Required Vote for Certain Business Combinations.

Gateway. A plan of merger, consolidation, share exchange, liquidation, or dissolution of Gateway, or any action that results in the sale or other disposition of all or substantially all of Gateway’s assets, shall not be valid unless first approved by the affirmative vote of (a) the holders of at least 80% of the outstanding shares of common stock; provided, that such transaction has received the prior approval of at least a majority of the members of the board of directors; or (b) the holders of at least 66 2/3% of the outstanding shares of common stock; provided, that such transaction has received the prior approval of at least 80% of all of the members of the board of directors.

S&T. Any plan or proposal for the merger, consolidation, liquidation or dissolution of S&T, or any action that would result in the sale or other disposition of all or substantially all of the assets of S&T, will require the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of common stock.

MARKET PRICE AND DIVIDEND INFORMATION

S&T common stock is listed on The Nasdaq Global Select Market under the symbol “STBA.” Gateway’s common stock is not publicly traded on any exchange. The following table sets forth the high and low sales prices of shares of S&T’s common stock and the quarterly cash dividends declared per share for the periods indicated.

	S&T Common Stock
	High	Low	Dividend
2010
First Quarter	$22.22	$15.75	$0.15
Second Quarter	25.84	19.52	0.15
Third Quarter	22.29	16.64	0.15
Fourth Quarter	23.91	17.00	0.15

2011
First Quarter	$23.86	$20.90	$0.15
Second Quarter	22.23	16.65	0.15
Third Quarter	19.46	15.21	0.15
Fourth Quarter	20.67	15.21	0.15

2012
First Quarter	$23.34	$19.65	$0.15
Second Quarter (through May 15, 2012)	21.98	17.73	—

On March 28, 2012, the last full trading day before the public announcement of the merger agreement, the closing price of shares of S&T common stock as reported on The Nasdaq Stock Market was $22.03. On —, 2012, the last practicable trading day before the date of this proxy statement/prospectus, the closing price of shares of S&T common stock as reported on The Nasdaq Stock Market was $        .

Both S&T and S&T Bank are subject to various general regulatory policies relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums.

Gateway shareholders are advised to obtain current market quotations for S&T common stock. The market price of S&T common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of S&T common stock before or after the effective date of the merger.

As of the record date, there were — shares of Gateway common stock outstanding, which were held by — holders of record.

LEGAL MATTERS

The validity of the S&T common stock to be issued in connection with the merger will be passed upon for S&T by Arnold & Porter LLP. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for S&T by Arnold & Porter LLP.

EXPERTS

The consolidated financial statements of S&T Bancorp, Inc. and subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

GATEWAY 2012 ANNUAL MEETING SHAREHOLDER PROPOSALS

Gateway will hold a 2012 annual meeting of shareholders only if the merger is not completed as contemplated by the merger agreement. If it is determined that the merger will not be completed as contemplated by the merger agreement, Gateway will provide notice of the date fixed for the annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

S&T has filed with the SEC a registration statement under the Securities Act that registers the distribution to Gateway shareholders of the shares of S&T common stock to be issued in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of S&T and a proxy statement of Gateway for its special meeting. The registration statement, including the attached exhibits, contains additional relevant information about S&T and Gateway stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this proxy statement/prospectus.

You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like S&T, who file electronically with the SEC. The address of the website is http://www.sec.gov. The reports and other information filed by S&T with the SEC are also available at S&T’s internet website. The address of the site is http://www.stbancorp.com.

Gateway is a privately-held company and does not file reports with the SEC. Gateway’s website address is http://www.gatewaybankpa.com.

Information on any S&T or Gateway website is not part of this proxy statement/prospectus and you should not rely on that information in deciding whether to approve any of the proposals described in this proxy statement/prospectus.

The SEC allows S&T to incorporate by reference information in this proxy statement/prospectus. This means that S&T can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

The following documents filed by S&T (Commission File No. 000-12508) with the SEC are hereby incorporated in this proxy statement/prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 29, 2012;

•	Definitive Proxy Statement for the 2012 annual meeting of shareholders, filed with the SEC on March 22, 2012;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 10, 2012;

•

Current Reports filed on Form 8-K dated January 24, 2012, March 7, 2012; March 12, 2012; April 3, 2012; April 24, 2012; April 25, 2012 and May 2, 2012 (in each case except to the extent furnished but not filed); and

•	The description of the Common Stock which is contained in S&T’s Form 8-K dated January 31, 2008 including any amendment or report filed for the purpose of updating such description.

All documents filed by S&T pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this proxy statement/prospectus but before the earlier of (1) the date of the Gateway special meeting, or (2) the termination of the merger agreement, are hereby incorporated by reference into this proxy statement/prospectus and shall be deemed a part of this proxy statement/prospectus from the date they are filed (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

S&T has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to S&T, and Gateway has supplied all information relating to Gateway.

Documents incorporated by reference are available from S&T without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

S&T Bancorp, Inc.

800 Philadelphia Street

Indiana, PA 15701

Attention: Investor Relations

Telephone: (800) 325-2265

Gateway shareholders requesting documents should do so by                     , 2012 to receive them before the special meeting. You will not be charged for any of these documents that you request. If you request any incorporated documents, S&T will mail them to you by first class mail, or another equally prompt means after it receives your request.

Neither S&T nor Gateway has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

This proxy statement/prospectus contains a description of the representations and warranties that each of S&T and Gateway made to the other in the merger agreement. Representations and warranties made by S&T, Gateway and other applicable parties are also set forth in contracts and other documents that are attached or filed as exhibits to this proxy statement/prospectus or are incorporated by reference into this proxy statement/prospectus. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the agreement, and may have been included in the agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding S&T or its business. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus.

ANNEX A

AGREEMENT AND PLAN OF MERGER

DATED AS OF

MARCH 29, 2012

BY AND BETWEEN

S&T BANCORP, INC.,

AND

GATEWAY BANK OF PENNSYLVANIA

-i-

TABLE OF CONTENTS (cont’d)

Exhibit A     Form of Voting Agreement

Exhibit B     Form of Joinder to the Agreement and Plan of Merger

Schedule I   Certain Shareholders

-ii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 29, 2012 (this “Agreement”), is by and between S&T Bancorp, Inc. (“Parent”), a Pennsylvania corporation, having its principal place of business at 800 Philadelphia Street, Indiana, Pennsylvania 15701-3921, and Gateway Bank of Pennsylvania (“Seller”), a Pennsylvania state-chartered bank, having its principal place of business at 3402 Washington Road, McMurray, Pennsylvania 15317.

RECITALS

A. The Proposed Transaction. The parties intend to effect a business combination through the merger of Seller with and into Purchaser (the “Merger”). For purposes of this Agreement, “Purchaser” shall mean an interim state-chartered bank and wholly owned subsidiary of Parent, to be formed after the date hereof and prior to the Closing. Following the Merger, Parent intends that Purchaser, as the surviving bank in the Merger, shall be merged with and into Bank (as defined below) as soon as practicable.

B. Board Determination. The respective boards of directors of Parent and Seller have each determined that the Merger and the other transactions contemplated hereby are consistent with and will further their respective business strategies and goals and are in the best interests of their respective shareholders and, therefore, have approved the Merger, this Agreement and the plan of merger contained in this Agreement.

C. Intended Tax Treatment. The parties intend the Merger to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and intend for this Agreement to constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

D. Voting Agreement. Parent has required, as a condition to its willingness to enter into this Agreement, that each of the directors and executive officers of Seller identified on Schedule I hereto each enter into a Voting Agreement, dated as of the date hereof, substantially in the form attached as Exhibit A (the “Voting Agreement”).

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements contained herein, intending to be legally bound hereby, the parties agree as follows:

ARTICLE I—

CERTAIN DEFINITIONS

Section 1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below (such meaning to be equally applicable to both the singular and plural forms of the term defined):

“Acquisition Proposal” has the meaning set forth in Section 6.06(a).

“Advisory Board” has the meaning set forth in Section 6.14.

“Affiliate Agreements” has the meaning set forth in Section 5.02(k)(i)(N).

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Bank” means S&T Bank, a banking corporation organized under the laws of the Commonwealth of Pennsylvania and a wholly-owned subsidiary of Purchaser.

“Banking Department” means the Pennsylvania Department of Banking.

“Banking Code” means the Banking Code of 1965 of the Commonwealth of Pennsylvania.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Cash Consideration” has the meaning set forth in Section 3.01(a)(i).

“Claim” has the meaning set forth in Section 6.12(i).

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

“Code” has the meaning set forth in Recital C.

“Common Stock Consideration” has the meaning set forth in Section 3.01(a)(i).

“Common Stock Exchange Ratio” has the meaning set forth in Section 3.01(a)(i).

“Company-Owned Stock” shall mean shares of Seller Common Stock held by Seller or any of its Subsidiaries or by Purchaser or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

“Continuing Employees” has the meaning set forth in Section 6.12(a).

“Covered Parties” has the meaning set forth in Section 6.12(j).

“CRA” has the meaning set forth in Section 5.02(j)(i).

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Disqualified Individual” has the meaning set forth in Section 6.12(g).

“Dissenting Seller Shares” has the meaning set forth in Section 3.01(d).

“Effective Date” means the date on which the Effective Time occurs, as provided for in Section 2.03.

“Effective Time” means the time on the Effective Date as provided for in Section 2.02.

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, the regulations promulgated thereunder, and their respective state counterparts.

“EPCRS” has the meaning set forth in Section 5.02(m)(vii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.02(m)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 6.06(a).

“FDIA” has the meaning set forth in Section 5.02(a).

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of Cleveland, acting under delegated authority.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“Hazardous Material” means, collectively, (i) any “hazardous substance” as defined by CERCLA, (ii) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, and (iii) other than common office supplies, any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable Federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as now in effect.

“Indemnified Parties” has the meaning set forth in Section 6.12(i).

“Information” has the meaning set forth in Section 6.20.

“Insurance Amount” has the meaning set forth in Section 6.12(k).

“IRS” means the Internal Revenue Service.

“Joinder” has the meaning set forth in Section 6.22.

The term “knowledge” means the actual knowledge after reasonable investigation (i) with respect to Seller, by the directors of Seller and any officer with the title of not less than a vice president and (ii) with respect to Parent, Purchaser or Bank, by any officer with the title of not less than a senior vice president.

“Letter of Transmittal” has the meaning set forth in Section 3.04(b).

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance of any kind.

“Material Adverse Effect” means, with respect to Seller or Parent, any effect that (i) is material and adverse to the financial position, results of operations or business of Seller and its Subsidiaries taken as a whole, or Parent and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Seller or Parent to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party due to (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities to the extent not affecting such party to a materially greater extent than it affects other Persons in the banking business, (ii) any change in GAAP or regulatory accounting requirements applicable to financial institutions or their holding companies generally, (iii) any change, circumstance, development, condition or occurrence in economic, business, or financial conditions generally or affecting the banking business, including changes in interest rates to the extent not affecting such party to a materially greater extent than it affects other Persons in the banking business, (iv) actions and omissions of a party hereto (or any of its Subsidiaries) taken at the direction of the other party in contemplation of the transactions contemplated hereby or taken as specifically provided in this Agreement, (v) the direct effects of the announcement of this Agreement and compliance with its terms on the operating performance of the party, including expenses incurred by such party in consummating the transactions contemplated by this Agreement, and (vi) any item Previously Disclosed in a party’s Disclosure Schedule.

“Material Contracts” has the meaning set forth in Section 5.02(k)(ii).

“Merger” has the meaning set forth in Recital A.

“Merger Consideration” has the meaning set forth in Section 3.01(a).

“Nasdaq” means The Nasdaq Stock Market, Inc.

“New Certificates” has the meaning set forth in Section 3.04(a).

“Old Certificates” has the meaning set forth in Section 3.04(a).

“PBCL” means the Pennsylvania Business Corporation Law.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Capital Stock” collectively means the Parent Common Stock and Parent Preferred Stock.

“Parent Common Stock” means the common stock, $2.50 par value, of Parent.

“Parent Preferred Stock” means the preferred stock, no par value, of Parent.

“Parent SEC Documents” has the meaning set forth in Section 5.03(f)(i).

“Parent Share Price” has the meaning set forth in Section 3.01(a)(i).

“Parent Welfare Plans” has the meaning set forth in Section 6.12(a).

“Person” has the meaning set forth in Section 5.02(k)(i)(D).

“Plans” has the meaning set forth in Section 5.02(m)(i).

“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule. Disclosure of any information, agreement, or other item in a party’s Disclosure Schedule referenced by a particular Section in this Agreement shall, should the existence of such information, agreement, or other item or its contents be relevant to any other Section, be deemed to be disclosed with respect to that Section if such information is explicitly discussed in that Section of the Disclosure Schedule or if such other Section shall be cross-referenced in another Section of the Disclosure Schedule.

“Proxy/Prospectus” has the meaning set forth in Section 6.03(a).

“Purchaser” has the meaning set forth in Recital A to this Agreement.

“Purchaser Articles” means the Articles of Incorporation of Purchaser.

“Purchaser Bylaws” means the Bylaws of Purchaser.

“RAP Cycle” has the meaning set forth in Section 5.02(m)(vii).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Regulatory Authority” shall mean any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions and their subsidiaries (including their holding companies) or issuers of securities (including, without limitation, the Banking Department, the FRB, the FDIC, the Department of the Treasury and the SEC).

“Representatives” has the meaning set forth in Section 6.06(a).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Articles” means the Articles of Incorporation of Seller, as amended.

“Seller Board” means the Board of Directors of Seller.

“Seller Bylaws” means the Bylaws of Seller.

“Seller Common Stock” means the common stock, par value $0.01 per share, of Seller.

“Seller Common Shareholders” means the holders of the Seller Common Stock.

“Seller Financial Statements” has the meaning set forth in Section 5.02(g)(i).

“Seller Meeting” has the meaning set forth in Section 6.02.

“Seller Off Balance Sheet Transaction” has the meaning set forth in Section 5.02(u).

“Seller Stock Option” has the meaning set forth in Section 3.06.

“Seller Welfare Plans” has the meaning set forth in Section 6.12(a).

“Seller 401(k) Plan” means the Gateway Bank 401(k) Plan.

“Significant Subsidiary” has the meaning set forth in Section 6.06(a).

“Subsidiary,” “Subsidiaries” and “Significant Subsidiary” have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Takeover Laws” has the meaning set forth in Section 5.02(o).

“Takeover Provisions” has the meaning set forth in Section 5.02(o).

“Tax” or “Taxes” means any and all federal, state, local or foreign taxes, charges, fees, levies, duties, tariffs, imposts, other assessments and other similar fees or similar charges, however denominated (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto), the liability for which is imposed by any government or taxing authority, by contractual agreement, as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, as a successor to or transferee of another person, or otherwise including, without limitation, all income, franchises, windfall or other profits, gross receipts, license, property, sales, use, service, service use, capital stock, payroll, employment, social security, disability, severance, workers’ compensation, employer health, unemployment compensation, net worth, excise, withholding, estimated, severance, occupation, customs, duties, fees, ad valorem, property, environmental, stamp, transfer, value added, gains, license, registration, recording and documentation fees or other taxes, custom duties, fees, assessments or charges of any kind whatsoever.

“Tax Return” or “Tax Returns” means returns, declarations, reports, statements, elections, estimates, claims for refund, information returns or other documents (including, without limitation, any related or supporting schedules, exhibits, statements or information, any amendment to the foregoing, and any sales and use and resale certificates) filed or required to be filed in connection with the determination, assessment, payment, deposit, collection or reporting of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Termination Fee” has the meaning set forth in Section 8.03(a).

“Voting Agreement” has the meaning set forth in Recital D to this Agreement.

ARTICLE II—

THE MERGER

Section 2.01 The Merger. At the Effective Time, (i) Seller shall be merged with and into Purchaser, and (ii) the separate corporate existence of Seller shall cease and Purchaser shall survive and continue to exist as a wholly-owned subsidiary of Parent (Purchaser, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”). The Purchaser Articles, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, and the Purchaser Bylaws, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation. Parent may at any time prior to the Effective Time change the method of effecting the Merger (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Seller Common Stock as provided for in Article III of this Agreement (subject to adjustment as provided in Section 3.05), (ii) adversely affect the tax treatment of the Merger as a reorganization under Section 368(a) of the Code, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

Section 2.02 Effectiveness of the Merger. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VII, the Merger shall become effective upon the occurrence of the filing of articles of merger with the Department of State of the Commonwealth of Pennsylvania in accordance with Section 1605 of the Banking Code, or such later date and time as may be set forth in such filings (the time the Merger becomes effective on the Effective Date being referred to as the “Effective Time”).

Section 2.03 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VII, the closing of the Merger (the “Closing”) will take place at such location as the parties may mutually agree at 11:00 a.m., or another mutually agreeable time, on (i) the date designated by Purchaser that is within five (5) days following the satisfaction or waiver of the conditions set forth in ARTICLE VII, other than those conditions that by their nature are to be satisfied at the Closing (the “Effective Date”); provided, however, that no such election shall cause the Effective Date to fall after the date specified in Section 8.01(c) hereof or after the date or dates on which any Regulatory Authority approval or any extension thereof expires, or (ii) such other date to which the parties may agree in writing (the “Closing Date”).

ARTICLE III—

CONSIDERATION; EXCHANGE PROCEDURES

Section 3.01 Merger Consideration.

(a) Consideration

(i) Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, each share of Seller Common Stock (excluding Company-Owned Stock) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) $3.08 in cash without interest (the “Cash Consideration”) and (ii) an amount of Parent Common Stock equal to the quotient, carried to four decimal places (the “Common Stock Exchange Ratio”) of (A) $9.22 divided by (B) the Parent Share Price (as defined below) of a share of Parent Common Stock (the “Common Stock Consideration”); provided, however, that in no event may the Common Stock Exchange Ratio be less than .3810 or greater than ..4657. If the Common Stock Exchange Ratio otherwise would be less than .3810 or greater than .4657, then .3810 or.4657, respectively, shall be used. For purposes of this Agreement, the “Parent Share Price” of the Parent Common Stock shall be the average of the high and low sale prices of Parent Common Stock (as reported on Nasdaq or, if not reported thereon, in another authoritative source) for each trading day during the ten (10) trading day period ending the trading day prior to the Closing.

(ii) The Cash Consideration and Common Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

(b) Company-Owned Stock. Each share of Seller Common Stock held as Company-Owned Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

(c) Outstanding Parent Common Stock. Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

(d) Dissenting Seller Common Shareholders.

(i) The outstanding shares of Seller Common Stock, the holders of which have timely filed written notices of intention to demand appraisal for their shares (“Dissenting Seller Shares”) pursuant to Subchapter D of the PBCL and have not effectively withdrawn or lost their dissenters’ rights under the PBCL, shall not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holders thereof shall be entitled only to such rights as are granted by Subchapter D of the PBCL.

(ii) If any such holder of Seller Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, the Dissenting Seller Shares held by such holder shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

(iii) All payments in respect of Dissenting Seller Shares, if any, will be made by Parent.

(e) Tax Treatment of the Merger. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under Section 368(a) of the Code and, notwithstanding anything to the contrary contained herein, if necessary to assure that the Merger will satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, as mutually determined by counsel to Parent and counsel to Seller, Parent shall increase the number of outstanding shares of Seller Common Stock that will be converted into Parent Common Stock in the Merger and reduce the number of outstanding shares of Seller Common Stock that will be converted into the right to receive cash in the Merger.

Section 3.02 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Seller Common Stock shall cease to be, and shall have no rights as, shareholders of Seller, other than to receive any dividend or other distribution with respect to such Seller Common Stock with a record date occurring prior to the Effective Time and the consideration provided under this ARTICLE III. After the Effective Time, there shall be no transfers on the stock transfer books of Seller or the Surviving Corporation of any shares of Seller Common Stock.

Section 3.03 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Parent shall pay to each holder of Seller Common Stock who would otherwise be entitled to a fractional share of Parent Common Stock (after taking into account all Old Certificates (as defined below) delivered by such holder) an amount in cash (without interest) determined by multiplying such fractional share of Parent Common Stock to which the holder would be entitled by the Parent Share Price.

Section 3.04 Exchange Procedures.

(a) At or immediately prior to the Effective Time, Parent shall deposit in an escrow account of American Stock Transfer and Trust Company (the “Exchange Agent”) at the Bank, for the benefit of the holders of certificates formerly representing shares of Seller Common Stock (“Old Certificates”) an amount of cash necessary to make payments of cash to be paid as part of the Merger Consideration (together with any dividends or distributions with a record date occurring on or after the Effective Date with respect thereto without any interest on any such cash, dividends or distributions) and shall provide the Exchange Agent with the irrevocable authorization to issue sufficient shares of Parent Common Stock (“New Certificates”) for those shares of Seller Common Stock being exchanged for Parent Common Stock in accordance with this ARTICLE III.

(b) As promptly as practicable after the Effective Date, but in any event within five business days after the Effective Date, the Exchange Agent shall mail to each holder of an Old Certificate transmittal materials (the “Letter of Transmittal”) for use in exchanging their Old Certificates for New Certificates and cash. The Letter of Transmittal will contain instructions with respect to the surrender of the Old Certificates and the receipt of the Merger Consideration in exchange therefor. Upon the shareholder’s delivery to the Exchange Agent of Old Certificates owned by such shareholder representing shares of Seller Common Stock (or an indemnity affidavit reasonably satisfactory to Parent and the Exchange Agent, if any, if such certificates are lost, stolen or destroyed), and the duly completed Letter of Transmittal, the Exchange Agent shall cause New Certificates into which such shares of Seller Common Stock are converted on the Effective Date to be delivered to such shareholder and a check in respect of cash to be paid as part of the Merger Consideration (and in respect of any fractional share interests, dividends or distributions that such shareholder shall be entitled to receive). No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions that any such shareholder shall be entitled to receive pursuant to this ARTICLE III.

(c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Seller Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d) No dividends or other distributions with respect to Parent Common Stock with a record date occurring on or after the Effective Date shall be paid to the record holder of any unsurrendered Old Certificate representing shares of Seller Common Stock converted in the Merger into the right to receive shares of such

Parent Common Stock until the holder thereof receives New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock, and which such holder had the right to receive upon surrender of the Old Certificates.

Section 3.05 Anti-Dilution Provisions. In the event Parent changes the number of shares of Parent Common Stock issued and outstanding between the date hereof and the Effective Date as a result of a stock split, stock dividend, extraordinary dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction and the record date therefor shall be prior to the Effective Date, the Common Stock Exchange Ratio shall be proportionately adjusted. In addition, in the event Parent enters into an agreement pursuant to which shares of Parent Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each Seller Common Shareholder entitled to receive shares of Parent

Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount or obligations of such other corporation as such shareholder would be entitled to receive if the Effective Date had occurred immediately prior to the happening of such event. Furthermore, in any such event, the Cash Consideration shall also be proportionately adjusted.

Section 3.06 Options; Warrants; Restricted Stock. (a) On the Effective Date, whether or not then exercisable, each outstanding option or warrant to purchase shares, warrant to purchase shares of Seller Common Stock (each, a “Seller Stock Option”) shall be cancelled and each holder of a Seller Stock Option shall receive from Parent, in consideration of the cancellation of all Seller Stock Options held by such option holder, an amount in cash equal to the difference between $12.30 and the aggregate exercise price of such Seller Stock Options. Seller agrees to take all such actions as are required to permit the cancellation of Seller Stock Options contemplated by the immediately preceding sentence.

(b) On the Effective Date, each share of outstanding share of restricted stock of Seller that is outstanding immediately prior to the Effective Time shall vest in full immediately prior to the Effective Time and shall be converted into the right to receive Merger Consideration for such shares in accordance with Section 3.01 of this Agreement.

ARTICLE IV—

ACTIONS PENDING ACQUISITION

Section 4.01 Forbearances of Seller. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement and/or disclosed on the Disclosure Schedule, without the prior written consent of Parent, which consent shall not be unreasonably withheld, Seller will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. (i) Conduct the business of Seller and its Subsidiaries other than in the ordinary and usual course or fail to use their reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, has or is reasonably likely to have a Material Adverse Effect upon Seller’s ability to perform any of its material obligations under this Agreement, or (ii) enter into any new material line of business or change in any material respect its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority.

(b) Capital Stock. Other than pursuant to Rights as Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Seller Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Seller Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

(c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend, other than, if permitted by applicable law or regulation, or otherwise by the Banking Department or other Regulatory Authority, dividends from wholly-owned Subsidiaries to Seller, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any current or former director, officer, employee or other service provider of or to Seller or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees (other than executive officers) in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, and (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof.

(e) Benefit Plans. Enter into, establish, adopt or amend (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer, employee or other service provider of or to Seller or its Subsidiaries, or, except as contemplated by Section 3.06 hereof, take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business.

(g) Acquisitions. Other than in the ordinary course of business, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith) all or any portion of, the assets, business, deposits or properties of any other entity.

(h) Governing Documents. Amend the Seller Articles of Incorporation, Seller Bylaws (or similar governing documents) or the Articles of Incorporation or Bylaws (or similar governing documents) of any of Seller’s Subsidiaries.

(i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles.

(j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(k) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that does not create precedent for any other material claim, action or proceeding and that involves solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Seller and its Subsidiaries.

(l) Adverse Actions. Except as may be required by applicable law or regulation, (i) take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in ARTICLE VII not being satisfied, or (C) a material violation of any provision of this Agreement.

(m) Risk Management. Except pursuant to applicable law or regulation or as required by the Banking Department or other Regulatory Authority, (i) implement or adopt any material change in its interest rate risk management and other risk management policies, procedures or practices; (ii) materially fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk and other risk.

(n) Indebtedness. Incur any indebtedness for borrowed money in excess of $100,000 other than in the ordinary course of business consistent with past practice.

(o) Capital Expenditures. Make any capital expenditure or commitments with respect thereto in an amount in excess of $25,000 for any item or project, or $100,000 in the aggregate for any related items or projects, except as have been previously committed to prior to the date hereof.

(p) New Offices, Office Closures, Etc. Close or relocate any offices at which business is conducted or open any new offices or ATMs.

(q) Taxes. (1) Fail to prepare and file or cause to be prepared and filed in a manner consistent with past practice all Tax Returns (whether separate or consolidated, combined, group or unitary Tax Returns that include Seller or any of its Subsidiaries) that are required to be filed (with extensions) on or before the Effective Date, (2) make, change or revoke any material election in respect of Taxes, enter into any material closing agreement, settle any material claim or assessment in respect of Taxes or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund in respect of Taxes, (3) file an amended Tax Return, or (4) fail to maintain the books, accounts and records of Seller or any of its Subsidiaries in accordance with past custom and practice, including without limitation, making the proper accruals for Taxes, bonuses, vacation and other liabilities and expenses.

(r) Commitments. Agree or commit to do any of the foregoing.

Section 4.02 Forbearances of Parent; Adverse Actions. From the date hereof until the Effective Time, except as may be required by applicable law or regulation, or except as expressly contemplated by this Agreement, without the prior written consent of Seller, which consent shall not be unreasonably withheld, Parent will not, and will cause each of its Subsidiaries not to: (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in ARTICLE VII not being satisfied, or (C) a material violation of any provision of this Agreement; or (iii) agree or commit to do any of the foregoing.

ARTICLE V—

REPRESENTATIONS AND WARRANTIES

Section 5.01 Disclosure Schedules. On or prior to the date hereof, Parent has delivered to Seller a schedule and Seller has delivered to Parent a schedule (each respectively, its “Disclosure Schedule”) setting forth, among other things, items, the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.02 or Section 5.03 or to one or more of its respective covenants contained in ARTICLE IV and ARTICLE VI; provided, however, the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception, fact, event or circumstance, or that such item is reasonably likely to have, or result in, a Material Adverse Effect on the party making the representation.

Section 5.02 Representations and Warranties of Seller. Subject to Section 5.01 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Seller hereby represents and warrants to Parent and Purchaser:

(a) Organization, Standing and Authority. Seller is a state-chartered bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is duly licensed or qualified to do business in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified except where the failure to be so licensed or qualified would not constitute a Material Adverse Effect. Seller is a member in good standing of the Federal Home Loan Bank of Pittsburgh. Seller is an “insured bank” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder.

(b) Capital Structure of Seller. The authorized capital stock of Seller consists of 5,000,000 shares of Seller Common Stock, of which 1,728,310 shares (including 9,350 shares of restricted stock) are issued and outstanding as of March 19, 2012. 369,300 shares of Seller Common Stock are issuable and reserved for issuance upon exercise of Seller Stock Options as of March 19, 2012. The outstanding shares of Seller Common Stock have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights). Except pursuant to this Agreement or as Previously Disclosed, as of the date hereof, (i) there are no shares of Seller Common Stock authorized and reserved for issuance, (ii) Seller does not have any Rights issued or outstanding with respect to Seller Common Stock and (iii) Seller does not have any commitment to authorize, issue or sell any Seller Common Stock.

(c) Subsidiaries.

(i) (A) Seller has Previously Disclosed a list of all of its Subsidiaries, together with the jurisdiction of organization of each such Subsidiary, (B) Seller owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of Seller’s Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by Seller or its Subsidiaries are fully paid and nonassessable and are owned by Seller or its Subsidiaries free and clear of any Liens.

(ii) Seller does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

(iii) Each of Seller’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where the failure to be so licensed or qualified would not constitute a Material Adverse Effect.

(d) Corporate Power. Each of Seller and its Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Seller has the corporate power and authority to execute and deliver and, subject to the satisfaction of the conditions set forth at Section 7.01(a)—(c), perform its obligations under this Agreement, including the execution and filing of the articles of merger with the Department of State of the Commonwealth of Pennsylvania.

(e) Corporate Authority; Authorized and Effective Agreement. Subject to the affirmative vote of 66 2/3% of the votes cast by the holders of outstanding Seller Common Stock entitled to vote thereon at the Seller

Meeting, which is the only shareholder vote required to approve this Agreement pursuant to the PBCL and the Seller Articles, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Seller and the Seller Board prior to the date hereof. This Agreement is a valid and legally binding obligation of Seller, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Filings; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Seller or any of its Subsidiaries in connection with the execution, delivery or performance by Seller of this Agreement or to consummate the Merger except for (A) filings of applications, notices and the Agreement to Merge with, or requests for approvals and waivers from, as applicable, federal and state banking authorities, (B) filings with state and federal securities authorities, (C) the filing of the articles of merger with the Department of State of the Commonwealth of Pennsylvania pursuant to Section 1605 of the Banking Code, (D) the approval of the Merger by the affirmative vote of 66 2/3% of the votes cast by the holders of outstanding Seller Common Stock entitled to vote thereon at the Seller Meeting and (E) the third party consents set forth on the Disclosure Schedule under Section 5.02(f).

(ii) Subject to receipt of the regulatory and shareholder approvals and third party consents referred to above and the expiration of certain regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Seller or of any of its Subsidiaries or to which Seller or any of its Subsidiaries or properties is subject or bound except for any breach, violation, default, Lien, acceleration or right of termination which would not, individually or in the aggregate, result in a Material Adverse Effect, (B) constitute a breach or violation of, or a default under, the Seller Articles or the Seller Bylaws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Statements; Internal Controls.

(i) Seller has previously delivered to Parent true and complete copies of (A) its balance sheets as of December 31, 2009 and 2010 and the related statements of operations, stockholders’ equity and cash flows for the fiscal years then ended, including the footnotes thereto, if any, and the report prepared in connection therewith by the independent certified public accountants auditing such financial statements; (B) an unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows for the fiscal year ended December 31, 2011; and (C) its interim monthly financial reports and financial statements for the period beginning after December 31, 2011 and ended on February 29, 2012. The documents described in clauses (A)—(C) above (collectively, the “Seller Financial Statements”):

1)	are true, complete and correct in all material respects;

2)	are in accordance with the books and records of Seller in all material respects;

3)	present fairly and accurately the assets, liabilities, revenues, expenses and financial condition of Seller as of the dates thereof, and the results of operations for the periods then ended;

4)	were prepared on a consistent basis throughout the periods involved; and

5)	have been prepared in accordance with GAAP.

(ii) Neither Seller nor any of its Subsidiaries has any material liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected on or reserved against the unaudited consolidated balance sheet of Seller for the fiscal quarter and year ended December 31, 2011 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2011 or in connection with this Agreement and the transactions contemplated hereby.

(iii) The records, systems, controls, data and information of Seller and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Seller or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in this Section 5.02(g)(iii).

(iv) Since December 31, 2011, (A) through the date hereof, neither Seller nor any of its Subsidiaries nor, to Seller’s knowledge, any director, officer, employee, auditor, accountant or representative of Seller or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Seller or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Seller or any of its Subsidiaries, whether or not employed by Seller or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its Subsidiaries or any of their respective officers, directors, employees or agents to Seller’s Board of Directors of Seller or any committee thereof or to any Seller director or officer with a title of not less than vice president.

(h) Litigation. There is no material suit, action, investigation, audit or proceeding (whether judicial, arbitral, administrative or other) pending or, to Seller’s knowledge, threatened against or affecting Seller or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitration outstanding against Seller or any of its Subsidiaries.

(i) Regulatory Matters.

(i) Neither Seller nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority charged with the supervision or regulation of financial institutions and their subsidiaries (including their holding companies) or issuers of securities.

(ii) Neither Seller nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission nor to its knowledge has any Regulatory Authority commenced an investigation in connection therewith.

(j) Compliance with Laws. Each of Seller and its Subsidiaries:

(i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act (“CRA”) (which compliance reflects a CRA Rating of “satisfactory” or better), the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted except where the failure to make any such filing would not constitute a Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Seller’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has not received, since December 31, 2007, any notification or communication from any Governmental Authority (A) asserting that Seller or any of its Subsidiaries is not in material compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Seller’s knowledge, do any grounds for any of the foregoing exist).

(k) Material Contracts; Defaults.

(i) Except as set forth in Seller’s Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to or is bound by any contract of the following types that involve Seller or any of its Subsidiaries:

(A) Any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $25,000 in any one case or $100,000 in the aggregate in any period of 12 consecutive months;

(B) Any contract relating to any direct or indirect indebtedness for borrowed money except as a creditor in the ordinary course of business (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings on which others rely in extending credit), or any conditional sales contracts, chattel mortgages, equipment lease agreements and other security arrangements with respect to personal property, other than contracts entered into in the ordinary course of business consistent with past practice and policies;

(C) Any employment, severance, consulting or management services contract;

(D) Any contract containing covenants limiting the freedom of Seller or any of its Subsidiaries to compete in any line of business in which Seller is presently or plans to be engaged, with any individual, bank, corporation, partnership, limited liability company, joint venture, trust, unincorporated association or organization, government body, agency or instrumentality, or any other entity (each, a “Person”) or in any area or territory;

(E) Any partnership, joint venture, limited liability company arrangement or other similar agreement;

(F) Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement still in effect (or pursuant to which Seller or any of its Subsidiaries has any remaining obligation to any party) for the benefit of Seller’s or any of its Subsidiaries’ current or former directors, officers, employees, and other service providers;

(G) Any material license agreement, other than licenses for “off the shelf,” “packaged,” and “shrink-wrap” software sold to the public, either as licensor or licensee, or any other contract of any type relating to any patent, trademark or trade name;

(H) [Reserved];

(I) Any contract of any kind whatsoever, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor involving money or property, other than contracts entered into in the ordinary course of business consistent with past practice and policies;

(J) Other than this Agreement and the ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of Seller or any of its Subsidiaries;

(K) Any contract of any kind whatsoever that requires the payment of royalties;

(L) [Reserved]

(M) Any contract pursuant to which Seller or any of its Subsidiaries has any obligation to share revenues or profits derived from Seller or any of its Subsidiaries with any other entity;

(N) Any contract between (i) Seller or any of its Subsidiaries, on the one hand, and any officer, director, employee or consultant of Seller or any of its Subsidiaries, or any immediate family member of such natural person, on the other hand, and (ii) Seller or any of its Subsidiaries, on the one hand, and any employee of Seller or any of its Subsidiaries, on the other hand (collectively, “Affiliate Agreements”); and

(O) Any other legally binding contract not of the type covered by any of the other items of this Section 5.02(k) involving money or property and having a remaining obligation in excess of $50,000 in the aggregate in any period of 12 consecutive months.

(ii) “Material Contracts” shall mean those contracts on Seller’s Disclosure Schedule listed under Section 5.02(k) or contracts that should have been listed by Seller on such Disclosure Schedule pursuant to this Section 5.02(k). All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) (i) as to Seller or any of its Subsidiaries, as the case may be, and (ii) to the knowledge of Seller, as to the other parties to such Material Contracts. Except as disclosed in Seller’s Disclosure Schedule, Seller and/or its Subsidiaries, as applicable, and to the knowledge of Seller, each other party to the Material Contracts, has in all material respects performed and is performing all obligations, conditions and covenants required to be performed by it under the Material Contracts. Neither Seller nor any of its Subsidiaries, and to the knowledge of Seller, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither Seller nor any of its Subsidiaries, and to the knowledge of Seller, no other party, has received any notice that any of the Material Contracts will be terminated prior to its stated termination date, or if subject to renewal, will not be renewed. Neither Seller nor any of its Subsidiaries, has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the knowledge of Seller, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default thereunder.

(l) No Brokers. No action has been taken by Seller that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

(m) Employee Benefit Plans.

(i) Section 5.02(m)(i) of the Disclosure Schedule contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, employment or consulting, severance pay or benefit, retention, change in control, savings, medical, life or other insurance, vacation, welfare benefit, fringe benefit, cafeteria, profit-sharing or pension benefit plan, program, agreement or arrangement, and each other employee benefit or compensation plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Seller or any of its Subsidiaries, or by any trade or business, whether or not incorporated, that together with Seller or any of its Subsidiaries would be deemed a “single employer” under Section 414 of the Code (an “ERISA Affiliate”) or as to which Seller, any of its Subsidiaries, or any ERISA Affiliate has, or may have, any liability or obligation, contingent or otherwise, whether written or oral and whether legally binding or not (collectively, the “Plans”). Neither Seller, any of its Subsidiaries, nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional plan or modify or change any existing Plan that would affect any current or former employee, director or other service provider of or to Seller, any of its Subsidiaries, or any ERISA Affiliate.

(ii) With respect to each of the Plans, Seller has heretofore delivered or otherwise made available to Purchaser true and complete copies of each of the following documents: (i) the Plan, the related trust agreement (if any) and any other related documents (including all amendments to such Plan and related documents); (ii) the three most recent annual reports, actuarial reports, and financial statements, if any; (iii) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such Plan, and all material employee communications relating to such Plan; (iv) the most recent determination letter or opinion letter received from the IRS with respect to each Plan that is intended to be qualified under the Code; and (v) all material communications to or from the IRS or any other governmental or regulatory authority relating to each Plan.

(iii) No liability under Title IV of ERISA has been incurred by Seller, any of its Subsidiaries, or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company, any Subsidiary or any ERISA Affiliate of incurring a liability under such Title. No Plan is subject to Section 412, 430, 431, or 432 of the Code or Title IV Section 302, 303, 304 or 305 of ERISA. None of the assets of Seller, any of its Subsidiaries, or any ERISA Affiliate are subject to any lien arising under ERISA or Subchapter D of Chapter 1 of the Code, and no condition exists that presents a material risk of any such lien arising.

(iv) Neither Seller nor any of its Subsidiaries, nor any ERISA Affiliate, nor to Seller’s knowledge, any of the Plans, nor any trust created thereunder, nor any trustee or administrator thereof, has engaged in a transaction in connection with which Seller, any of its Subsidiaries, any ERISA Affiliate, any of the Plans or any such trust could (either directly or pursuant to any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Plan) be subject to any civil liability or penalty pursuant to Title I of ERISA, a tax imposed pursuant to Chapter 43 of the Code, or any other liability.

(v) All contributions required to have been made under the terms of each Plan or pursuant to ERISA and the Code have been timely made and all obligations in respect of each Plan have been properly accrued and reflected in the Seller Financial Statements.

(vi) None of the Plans is, and neither Seller, nor any of its Subsidiaries, nor any ERISA Affiliate has ever contributed to or had an obligation to contribute to or incurred any liability in respect of, any “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

(vii) Each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified (and each corresponding trust is exempt under Section 501 of the Code) and has received or is the subject of a favorable determination letter, opinion letter, or advisory letter from the IRS relating to the most recently completed IRS remedial amendment period cycle (“RAP Cycle”) applicable thereto covering all of the applicable provisions on the IRS cumulative list of covered qualification requirements for such RAP Cycle, and nothing has occurred that would reasonably be expected to adversely affect the qualified status of any Plan (or the exempt status of any related trust) or require the filing of a submission under the IRS’s employee plans compliance resolution system (“EPCRS”) or the taking of other corrective action pursuant to EPCRS in order to maintain such qualified (or exempt) status. No Plan is the subject of any pending correction or application under EPCRS.

(viii) Each of the Plans that is intended to satisfy the requirements of Section 125, 423 or 501(c)(9) of the Code satisfies such requirements. Each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

(ix) No payment or benefit paid or provided, or to be paid or provided, to current or former employees, directors or other service providers of or to Seller, any of its Subsidiaries, (including pursuant to this Agreement) will fail to be deductible for federal income tax purposes under Section 280G of the Code. Each Person who performs services for Seller or any of its Subsidiaries, has been, and is, properly classified by Seller or the Subsidiary as an employee or independent contractor.

(x) There are no claims pending, or, to the knowledge of Seller, threatened or anticipated (other than routine claims for benefits) against or involving any Plan, the assets of any Plans or against Seller, any of its Subsidiaries, or any ERISA Affiliate with respect to any Plan. There is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against or in favor of any Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or threatened audits or investigations by any Governmental Authority involving any Plan.

(xi) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees, directors or other service providers after retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), or (iii) deferred compensation benefits accrued as liabilities in the Financial Statements). No Plan is funded through a “welfare benefit fund” as defined in Section 419 of the Code.

(xii) Each Plan may be amended or terminated without liability to Seller or any of its Subsidiaries, other than liability for accrued benefits through the date of the amendment or termination and administrative costs of amending or terminating the Plan. Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will (either alone or together with any other event) result in or is a precondition to (i) any current or former employee, director or other service provider of or to Seller or any of its Subsidiaries becoming entitled to severance pay or any similar payment, (ii) the acceleration of the time of payment or vesting of, or an increase in the amount of, any compensation due to any current or former employee, director or other service provider of or to Seller or any of its Subsidiaries, or (iii) the renewal or extension of the term of any agreement regarding the compensation of any current or former employee, director or other service provider of or to Seller or any of its Subsidiaries.

(xiii) Each Plan that provides deferred compensation subject to Section 409A of the Code complies with Section 409A of the Code (and has so complied for the entire period during which Section 409A of the Code has applied to such Plan), and none of the transactions contemplated by this Agreement will result in a violation of Section 409A of the Code.

(xiv) No Plan subject to Title I of ERISA holds any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA).

(xv) All workers’ compensation benefits paid or payable to any current or former employee, director or other service provider of or to Seller or any of its Subsidiaries are fully insured by a third party insurance carrier.

(xvi) Each Plan has been operated and administered in all material respects with the requirements of The Patient Protection and Affordable Care Act (Public Law 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Public Law 111-152), to the extent applicable.

(n) Labor Matters. Neither Seller nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Seller or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Seller or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other similar labor dispute involving it or any of its Subsidiaries pending or, to Seller’s knowledge, threatened, nor is Seller aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o) Takeover Laws. Seller has taken all action required to be taken by it in order to exempt this Agreement, the Voting Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state (collectively, “Takeover Laws”), including, without limitation, the Commonwealth of Pennsylvania, applicable to it. Seller has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any Articles, Sections or provisions of Seller’s or its Subsidiaries’ Articles of Incorporation or Bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, the “Takeover Provisions”).

(p) Environmental Matters. To Seller’s knowledge, neither the conduct nor operation of Seller or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Seller’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To Seller’s knowledge, neither Seller nor any of its Subsidiaries has used or stored any Hazardous Material in, on, or at any property presently or previously owned, leased or operated by any of them in violation of any Environmental Law. To Seller’s knowledge, neither Seller nor any of its Subsidiaries has received any notice from any Person that Seller or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property. Neither Seller nor any of its Subsidiaries is the subject of any action, claim, litigation, dispute, investigation or other proceeding with respect to violations of, or liability under, any Environmental Law. To Seller’s knowledge, Seller and each of its Subsidiaries has timely filed all reports and notifications required to be filed with respect to all of its operations and properties presently or previously owned, leased or operated by any of them and has generated and maintained all required records and data under all applicable Environmental Laws.

(q) Tax Matters.

(i) Seller and its Subsidiaries have duly and timely filed all Tax Returns required to be filed with respect to all applicable Taxes, and all such Tax Returns are true, correct and complete in all material respects.

(ii) (A) To the knowledge of Seller, Seller and its Subsidiaries have timely paid all Taxes due and payable, whether or not shown on any Tax Return and whether or not a Tax Return was required to be filed, (B) Seller and its Subsidiaries have established reserves in the Seller Financial Statements for Taxes which are sufficient for the payment of all unpaid Taxes as of the dates thereof, whether or not such Taxes are disputed or are yet due and payable, for or with respect to the period, and neither Seller nor its Subsidiaries shall have any liability for Taxes in excess of such reserves, (C) to the knowledge of Seller, Seller and its Subsidiaries have withheld and paid to the proper taxing authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent consultant, creditor, member or other third party, (D) to the knowledge of Seller, Seller and its Subsidiaries have no liability for Taxes payable for or with respect to any periods prior to and including the Effective Time in excess of the amounts actually paid prior to the Effective Time or reserved for in the Seller Financial Statements, and (E) to the knowledge of Seller, no claim has ever been made by any taxing authority in any jurisdiction in which Seller and/or its Subsidiaries does not file Tax Returns that Seller and/or its Subsidiaries is or may be subject to taxation by that jurisdiction.

(iii) Seller and its Subsidiaries have furnished or otherwise made available to Purchaser true and correct copies of all Tax Returns and all written communications relating to any such Tax Returns or to any deficiency or claim proposed and/or asserted, irrespective of the outcome of such matter, but only to the extent such Tax Returns or items relate to tax years which are currently subject to an audit, investigation, examination or other proceeding, or with respect to which the statute of limitations has not expired.

(iv) (A) All deficiencies asserted or assessments made as a result of any Tax audit, investigation, examination or other proceeding have been paid in full, (B) there are no current audits, investigations or examinations with respect to any Tax Returns of Seller and its Subsidiaries, and Seller has not received any notice that any such audit, investigation or examination is threatened or pending, and (C) no waivers of or extensions of the statutes of limitation (with respect to collection or assessment of Taxes) have been given by or requested with respect to any Taxes of Seller or its Subsidiaries.

(v) (A) Neither Seller nor any of its Subsidiaries is a party to any agreement relating to the sharing, allocation or payment of, or indemnity for, Taxes, and (B) neither Seller nor any of its Subsidiaries is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group of which Seller is or was the common parent) or otherwise has any liability for the Taxes of any Person under Treasury Regulations section 1.1502-6 (or similar provision of state, local or foreign law).

(vi) (A) Seller and its Subsidiaries have disclosed on their Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision under any state, local, or foreign tax law), (B) neither Seller nor any of its Subsidiaries have engaged in any “reportable transactions” as defined in Section 6707A of the Code, and (C) to the knowledge of Seller, Seller and its Subsidiaries are in compliance with, and their records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(vii) (A) Neither the Seller nor any of its Subsidiaries has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, (B) neither the Seller nor any of its Subsidiaries has entered into a written agreement with any taxing authority or is subject to an adjustment under Section 481(a) of the Code that would have a material impact on the calculation of Taxes after the Effective Time, and (C) Seller is not, has not been within the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code, and shall not be as of the Closing Date, a “United States real property holding corporation” (as that term is defined under Section 897 of the Code).

(viii) As of the date hereof, to Seller’s knowledge, neither Seller nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(r) Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Seller’s own account, or for the account of one or more of Seller’s Subsidiaries or their customers (all of which are listed on Seller’s Disclosure Schedule), were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Seller or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Seller nor its Subsidiaries, nor to Seller’s knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(s) Books and Records; Minute Books. The books and records of Seller and its Subsidiaries have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with ordinary business practices in the banking industry, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein. The minute books of Seller and its Subsidiaries contain records, which are accurate in all material respects, of all corporate actions of its shareholder(s) and Board of Directors (including committees of its Board of Directors).

(t) Insurance. Section 5.02(t) of Seller’s Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Seller or its Subsidiaries. Seller and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Seller reasonably has determined to be prudent. All such insurance policies are in full force and effect; Seller and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(u) Seller Off Balance Sheet Transactions. Section 5.02(u) of Seller’s Disclosure Schedule sets forth a true and complete list of all affiliated Seller entities, including without limitation all special purpose entities, limited purpose entities and qualified special purpose entities, in which Seller or any of its Subsidiaries or any officer or director of Seller or any of its Subsidiaries has an economic or management interest. Section 5.02(u) of Seller’s Disclosure Schedule also sets forth a true and complete list of all transactions, arrangements, and other relationships between or among any such Seller affiliated entity, Seller, any of its Subsidiaries, and any officer or director of Seller or any of its Subsidiaries that are not reflected in the consolidated financial statements of Seller (each, a “Seller Off Balance Sheet Transaction”), along with the following information with respect to each such Seller Off Balance Sheet Transaction: (i) the business purpose, activities, and economic substance; (ii) the key terms and conditions; (iii) the potential risk to Seller or any of its Subsidiaries; (iv) the amount of any guarantee, line of credit, standby letter of credit or commitment, or any other type of arrangement, that could require Seller or any of its Subsidiaries to fund any obligations under any such transaction; and (v) any other information that could have a Material Adverse Effect on Seller or any of its Subsidiaries.

(v) Material Adverse Change. Seller has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2011 that has had a Material Adverse Effect on Seller.

(w) Properties. Seller and its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected on the Seller Financial Statements (as defined in Section 5.02(g)) as being owned by Seller as of December 31, 2011 or acquired after such date, except (i) statutory liens for amounts not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) dispositions and encumbrances in the ordinary course of business, and (v) liens on properties acquired in foreclosure or on account of debts previously contracted. All leases pursuant to which Seller or any of its Subsidiaries, as lessee, leases real or personal property (except for leases that have expired by their terms or that Seller or any such Subsidiary has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to Seller’s knowledge, the lessor.

(x) Loans. Each loan reflected as an asset in the Seller Financial Statements (as defined in Section 5.02(g)) and each balance sheet date subsequent thereto (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. As of December 31, 2011, the Seller is not a party to a loan, including any loan guaranty, with any director, executive officer or 5% shareholder of Seller or any of its Subsidiaries or any Person controlling, controlled by or under common control with any of the foregoing. All loans and extensions of credit that have been made by the Seller that are subject either to Section 22(h) of the Federal Reserve Act, as amended, or 12 C.F.R. 337.3, comply therewith.

(y) Allowance for Loan Losses. The allowance for loan losses reflected on the Seller Financial Statements (as defined in Section 5.02(g)), as of their respective dates, is adequate in all material respects under the requirements of GAAP to provide for reasonably estimated losses on outstanding loans.

(z) Repurchase Agreements. With respect to all agreements pursuant to which Seller or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Seller or such Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(aa) Deposit Insurance. The deposits of the Seller are insured by the FDIC in accordance with FDIA, and the Seller has paid all assessments and filed all reports required by the FDIA.

(bb) Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. Seller is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause it or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Seller pursuant to 12 C.F.R. Part 364. It is not aware of any facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action. The Seller Board (or, where appropriate, the board of directors of any of Seller’s Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(cc) Fairness Opinion. The Seller Board has received the opinion of its financial advisor, Keefe, Bruyette & Woods, Inc., to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Seller Common Stock in the Merger is fair from a financial point of view.

Section 5.03 Representations and Warranties of Parent and Purchaser. Subject to Section 5.01 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Parent and Purchaser hereby jointly and severally represent and warrants to Seller as follows:

(a) Organization, Standing and Authority.

(i) Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Parent is duly qualified to do business and is in good standing in the Commonwealth of Pennsylvania and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Parent is registered as a financial holding company under the BHC Act.

(ii) Upon the formation of Purchaser and at the Effective Time, (i) Purchaser will be a duly organized state-chartered bank, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with full corporate power and authority to carry on its business as conducted as of the Effective Time and will be duly qualified to do business in the Commonwealth of Pennsylvania and (ii) the outstanding shares of capital stock of Purchaser will be validly issued, fully paid, nonassessable and owned directly by Purchaser free and clear of all Liens, claims and encumbrances. As of the Effective Time, Purchaser will have been formed solely for the purpose of engaging in the Merger contemplated by this Agreement and after its formation and prior to the Effective Time, will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

(b) Parent Stock.

(i) The authorized capital stock of Parent consists of (i) 50,000,000 shares of Parent Common Stock, of which 30,387,313 shares are issued and 28,823,079 are issued and outstanding as of March 26, 2012 and (ii) 10,000,000 shares of Parent Preferred Stock, of which no shares are issued and outstanding. The outstanding shares of Parent Capital Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(ii) The shares of Parent Common Stock to be issued in exchange for shares of Seller Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, will be listed on the Nasdaq Global Select Market, will have the same rights as every other share of Parent Common Stock and will be subject to no preemptive rights.

(c) Corporate Power. Each of Parent and Parent’s Subsidiaries has, and upon its formation and as of the Effective Time Purchaser will have, the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; Parent has, and at the Effective Time Purchaser will have, the corporate power and authority to execute, deliver and perform its obligations under this Agreement and subject to the receipt of all requisite regulatory approvals and the expiration of all waiting periods, Purchaser will have the corporate power and authority to consummate the Merger.

(d) Corporate Authority; Authorized and Effective Agreement. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Parent and the board of directors of Parent (the “Parent Board”) prior to the date hereof and no shareholder approval is required on the part of Parent. As of the Effective Time, this Agreement and the transactions contemplated hereby will have been authorized by all necessary corporate action of Board of Directors of Purchaser and by Parent as the sole shareholder of Purchaser. This Agreement constitutes, in the case of Parent, and will constitute as of the Effective Time, in the case of Purchaser, a legal, valid and binding agreement of such party, in each case enforceable against such entity in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency and similar laws relating to or affecting creditors’ rights, the supervisory and enforcement powers of applicable Governmental Authorities and general principles of equity.

(e) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries, or at the Effective

Time, by Purchaser, in connection with the execution, delivery or performance by Parent and Purchaser of this Agreement or to consummate the Merger except for (A) the filing of applications, notices or this Agreement, as applicable, with the federal and state banking authorities; (B) the filing and declaration of effectiveness of the Registration Statement; (C) the filing of the articles of merger with the Department of State of the Commonwealth of Pennsylvania; (D) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Parent Common Stock in the Merger; and (E) receipt of the approvals set forth in Section 7.01(b).

(ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Parent or of any of its Subsidiaries or to which Parent or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Articles of Incorporation or Bylaws (or similar governing documents) of Purchaser or Parent or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(f) Financial Reports and SEC Documents; Material Adverse Effect.

(i) Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries with the SEC subsequent to December 31, 2011 under the Securities Act, or under Section 13, 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, “Parent SEC Documents”) as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such Parent SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Parent and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in shareholders’ equity and cash flows or equivalent statements in such Parent SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

(ii) Since December 31, 2011, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Parent, except as disclosed in the Parent SEC Documents.

(iii) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described below in this Section 5.03(f)(iii). Parent (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act) to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (y) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act) that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (z) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. These disclosures were made in writing by management to Parent’s auditors and audit committee and a copy has previously been made available to Seller. As of the date hereof, Parent knows of no reason related to Parent to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to Sections 302, 404 and 906 of the Sarbanes-Oxley Act, without qualification (except to extent expressly permitted by such rules and regulations), when next due.

(iv) Since December 31, 2011, (A) through the date hereof, neither Parent nor any of its Subsidiaries nor, to Parent’s knowledge, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (B) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Purchaser or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees, or agents to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent.

(g) Litigation. As of the date of this Agreement, there is no material suit, action, investigation, audit or proceeding (whether judicial, arbitral, administrative or other) pending or, to Parent’s knowledge, threatened against or affecting Parent or any of its Subsidiaries, or as of the Effective Time, Purchaser, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitration outstanding against Parent or any of its Subsidiaries, or, as of the Effective Time, Purchaser.

(h) Regulatory Matters.

(i) Neither Parent nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority charged with the supervision or regulation of financial institutions and their subsidiaries (including their holding companies) or issuers of securities.

(ii) Neither Parent nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission nor to its knowledge has any Regulatory Authority commenced an investigation in connection therewith.

(i) Compliance with Laws. Each of Parent and its Subsidiaries and Purchaser:

(i) is, and at the Effective Time Purchaser will be, in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA (which includes a CRA Rating of “satisfactory” or better), the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has, and at the Effective Time Purchaser will have, all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted except where the failure to make any such filing would not constitute a Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Parent’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has not received, since December 31, 2011, any notification or communication from any Governmental Authority (A) asserting that Parent or any of its Subsidiaries is not in material compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Parent’s knowledge, do any grounds for any of the foregoing exist).

(j) Material Adverse Change. Parent has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2011 that has had a Material Adverse Effect on Parent.

(k) Financial Capacity. As of the Closing Date, Parent shall have sufficient cash and a sufficient number of authorized but unissued shares to fulfill its obligations with respect to the Merger Consideration.

(l) Allowance for Loan Losses. The allowance for loan losses reflected in the Parent SEC Documents, as of their respective dates, is adequate in all material respects under the requirements of GAAP to provide for reasonably estimated losses on outstanding loans.

(m) Deposit Insurance; Federal Home Loan Bank. The deposits of Bank are insured by the FDIC in accordance with FDIA, and Bank has paid all assessments and filed all reports required by the FDIA. Bank is a member in good standing of the Federal Home Loan Bank of Pittsburgh.

(n) Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. Parent is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause it or any of its Subsidiaries, or upon its formation and as of the Effective Time, Purchaser, to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Parent pursuant to 12 C.F.R. Part 364. It is not aware of any facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action. The Parent Board (or, where appropriate, the board of directors of any of Parent’s Subsidiaries, including Purchaser) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries, including Purchaser) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

ARTICLE VI—

COVENANTS

Section 6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Seller and Parent agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in ARTICLE VII hereof, and shall cooperate fully with the other party hereto to that end.

Section 6.02 Shareholder Approval. Seller agrees to use its reasonable best efforts to take, in accordance with applicable law and the Seller Articles and Seller Bylaws, all action necessary to convene a meeting of its shareholders (including any adjournment or postponement, the “Seller Meeting”), as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement, as well as any other matters required to be approved by Seller’s Common Shareholders for consummation of the Merger. The Seller Board shall recommend that the shareholders of Seller vote in favor of such adoption and approval. Notwithstanding the preceding sentence, in the event that subsequent to the date of this Agreement the Seller Board determines after consultation with independent legal counsel that its fiduciary duties require it to withdraw, modify or qualify such recommendation, the Seller Board may, prior to the Seller Meeting, so withdraw, modify or qualify its adoption of this Agreement or such recommendation, provided, however, that the Seller shall nevertheless, subject to the provisions of this Section 6.02, submit this Agreement to the shareholders of Seller for adoption and approval at the Seller Meeting and shall use its reasonable best efforts to do so as promptly as practicable.

Section 6.03 Registration Statement.

(a) Parent agrees to prepare, pursuant to all applicable laws, rules and regulations, a registration statement on Form S-4 (the “Registration Statement”) to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of Seller constituting a part thereof (the “Proxy/Prospectus”) and all related documents). Seller agrees to cooperate, and to cause its Subsidiaries to cooperate, with Parent, its counsel and its accountants, in preparation of the Registration Statement and the Proxy/Prospectus; and provided that Seller and its Subsidiaries have cooperated as required above, Parent agrees to file the Registration Statement, which will include the form of Proxy/Prospectus with the SEC as promptly as reasonably practicable but in no event later than 90 days after the date hereof. Each of Seller and Parent agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Parent also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Seller agrees to furnish to Parent all information concerning Seller, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

(b) Each of Seller and Parent agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy/Prospectus and any amendment or supplement thereto will, at the date of mailing to the Seller Common Shareholders and at the time of the Seller Meeting, as the case may be, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which such statement is made, not false or misleading. Each of Seller and Parent further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy/Prospectus.

(c) Parent agrees to advise Seller, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

Section 6.04 Press Releases. Each of Seller and Parent agrees that it will not, without the prior approval of the other party, which shall not be unreasonably withheld, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or Nasdaq rules.

Section 6.05 Access; Information.

(a) Seller agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Parent and Parent’s officers, employees, counsel, accountants and other authorized representatives, such reasonable access upon prior notice and at mutually agreeable times during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as Parent may reasonably request and, during such period, it shall furnish promptly to Parent (i) a copy of each material report, schedule and other document filed by Seller pursuant to federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of Seller as Parent may reasonably request. In no event, however, is Seller obligated to (i) provide access or disclose any information to Parent where such access or disclosure would violate any agreement not to disclose confidential information or applicable laws or regulations; or (ii) provide access to board minutes that discuss of the transactions contemplated by this Agreement, any Acquisition Proposal or any other subject matter Seller reasonably determines should be treated as confidential.

(b) Each of Parent and Seller agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such party demonstrates that such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(c) During the period from the date of this Agreement to the Effective Time, Seller shall cause one or more of its representatives to confer with representatives of Parent and report the general status of its ongoing operations at such times as Parent may reasonably request. Seller will promptly notify Parent of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Seller or any of its Subsidiaries. Without limiting the foregoing, senior officers of Parent and Seller shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of Seller and its Subsidiaries, in accordance with applicable law, and Seller shall give due consideration to Parent’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Parent nor any of its Subsidiaries shall under any circumstance be permitted to exercise control of Seller or any of its Subsidiaries prior to the Effective Time.

(d) Seller and Bank shall meet on a regular basis to discuss and plan for the conversion of the Seller’s data processing and related electronic informational systems to those used by Bank, which planning shall include, but not be limited to, discussion of the possible termination by Seller of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Seller in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Seller shall not be obligated to take any such action prior to the Effective Time and, unless Seller otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that Seller takes, at the request of Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Bank shall indemnify Seller for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by Seller.

(e) During the period from the date of this Agreement to the Effective Time, Parent will promptly notify Seller of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Parent or any of its Subsidiaries.

Section 6.06 Acquisition Proposals.

(a) Seller agrees that after the date hereof, neither it nor any of its Subsidiaries nor any of its respective officers and directors or the officers and directors of any of its Subsidiaries shall, and it shall direct and use its reasonable best efforts to cause its employees and agents, including any investment banker, attorney or accountant retained by it or by any of its subsidiaries (collectively, its “Representatives”) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any Acquisition Proposal, or, except to the extent that the Seller Board determines, in good faith, after consultation with its outside financial and legal advisors, that such action is required in order for the Seller Board to comply with its fiduciary duties, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal or otherwise facilitate any effort or attempt to implement or make an Acquisition Proposal (and in any event, Seller shall not provide any confidential information or data to any Person in connection with an Acquisition Proposal unless such Person shall have executed a confidentiality agreement on terms at least as favorable as those contained in the Confidentiality Agreement). “Acquisition Proposal” means any proposal or offer with respect to the following involving Seller or any of its Significant Subsidiaries: (1) any merger, consolidation, share exchange, business combination or other similar transaction; (2) any sale, lease, exchange, pledge, transfer or other disposition of 25% or more of its consolidated assets or liabilities in a single transaction or series of transactions; (3) any tender offer or exchange offer for, or other acquisition of, 25% or more of the outstanding shares of its capital stock; or (4) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, other than the Merger provided for in this Agreement. Notwithstanding anything in this Agreement to the contrary, Seller shall (i) promptly (but in no event later than 2 business days) advise Parent, orally and in writing, of (x) the receipt by it (or any of the other persons referred to above) of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to Seller or any of its Subsidiaries or for access to the properties, books or records Seller or any of its Subsidiaries by any Person or entity that informs the Seller Board or the board of directors of any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal and (y) the material terms and conditions of such proposal or inquiry (whether written or oral) or modification or amendment to an Acquisition Proposal, and (ii) keep Purchaser fully informed of the status and details of any such proposal or inquiry and any developments with respect thereto. Seller shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements in accordance with the terms thereof, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal. “Significant Subsidiary” has the meaning ascribed to that term in Rule 1-02 of Regulation S-X under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) Seller and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than Parent who have been furnished confidential information regarding Seller or its Subsidiaries in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. Neither Seller nor the Seller Board shall approve or take any action to render inapplicable to any Acquisition Proposal any applicable Takeover Laws or Takeover Provisions.

Section 6.07 Financial and Other Statements.

(a) Promptly upon receipt thereof, Seller will furnish to Parent copies of each annual, interim or special audit of the books of Seller and its Subsidiaries made by its independent auditors and copies of all internal control reports submitted to Seller by such auditors in connection with each annual, interim or special audit of the books of Seller and its Subsidiaries made by such auditors. Without limiting the generality of the foregoing, Seller shall use commercially reasonable efforts to deliver audited financial statements for the fiscal year ended December 31, 2011 to Parent as soon as practicable and in no event later than 120 calendar days following December 31, 2011.

(b) During the period from the date of this Agreement to the Effective Time, Seller shall promptly furnish Parent with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

(c) With reasonable promptness, Seller will furnish to Parent such additional financial data that Seller possesses and as Parent may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

(d) To the extent permitted by applicable law, Seller will advise Parent promptly of the receipt of any examination report of any Regulatory Authority with respect to the condition or activities of Seller or any of its Subsidiaries.

(e) To the extent permitted by applicable law, Parent will advise Seller promptly of the receipt of any examination report of any Regulatory Authority with respect to the condition or activities of Parent or any of its Subsidiaries.

Section 6.08 [Reserved.] Reports. Each of Seller and Parent shall file (and shall cause Seller’s Subsidiaries and Purchaser’s Subsidiaries, respectively, to file), between the date of this Agreement and the Effective Time, all reports required to be filed by it with the SEC (if applicable) and any other Regulatory Authorities having jurisdiction over such party, and Seller shall deliver to Parent copies of all such reports promptly after the same are filed. Any financial statements contained in any reports to a Regulatory Authority shall be prepared in accordance with requirements applicable to such reports.

Section 6.10 Nasdaq Listing. Purchaser will use all reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

Section 6.11 Regulatory Applications.

(a) Parent, Purchaser and Seller and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby. Any initial filings with Governmental Authorities shall be made by Parent and Purchaser, as applicable, as soon as reasonably practicable after the execution hereof but, provided that Seller has cooperated as described above, in no event later than 30 days after the date hereof. Subject to applicable laws relating to the exchange of information, each of Parent, Purchaser and Seller shall, to the extent practicable, consult with the other on all material written information submitted to any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable.

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

Section 6.12 Seller Employees; Director and Management; Indemnification.

(a) All employees of Seller and its Subsidiaries as of immediately prior to the Effective Time shall be employed by Parent or one or more of its Subsidiaries (including the Bank) immediately following the Effective Date (the “Continuing Employees”). Such employment of the Continuing Employees shall be subject to Parent’s and its Subsidiaries’ usual terms, conditions and policies of employment. To the extent that the Continuing Employees do not continue to be covered after the Effective Time by the Plans that provide medical, dental and other welfare benefits (the “Seller Welfare Plans”), (i) for the calendar year including the Closing Date, the Continuing Employees shall not be required to satisfy any deductible, co-payment, out-of-pocket maximum or similar requirements under the benefit plans maintained by Parent or its Subsidiaries (the “Parent Group Plans”) that provide medical, dental and other welfare benefits (collectively, the “Parent Welfare Plans”) to the Continuing Employees to the extent of amounts previously credited for such purposes under the corresponding Seller Welfare Plans and under which such Continuing Employees participated at the Effective Time and (ii) any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in such Parent Welfare Plans shall be waived with respect to the Continuing Employees (except to the extent any such waiting period, pre-existing condition exclusion, or requirement to show evidence of good health applied under the corresponding Seller Welfare Plan in which the participant participated or was otherwise eligible to participate). Continuing Employees shall be given credit for their service with Seller under Parent’s vacation and short-term disability plans.

(b) Parent agrees to honor, or to cause one of its Subsidiaries to honor, in accordance with their terms, all employment agreements, as amended, listed or described on Section 6.12(b)(i) of the Disclosure Schedule, subject to any limitations imposed under applicable law or by any Regulatory Authority; provided, however, that the foregoing shall not prevent Parent or any of its Subsidiaries from amending or terminating any such agreement in accordance with its terms and applicable law.

(c) After the Effective Date, each Continuing Employee who was not a party to an agreement listed on Section 6.12(b) of the Disclosure Schedule and whose employment with Parent (or one of its Subsidiaries) is terminated by Parent (or the applicable Subsidiary) without cause (as determined by Parent in its discretion) within eight months following the Effective Date shall receive severance in accordance with Section 6.12(c) of the Disclosure Schedule, subject to any limitations imposed under applicable law or by any Regulatory Authority.

(d) Notwithstanding anything contained herein to the contrary, (i) neither Parent nor any of its Subsidiaries are obligated to continue to employ any employee of Seller for any period of time following the Effective Date, (ii) nothing in this Agreement shall limit the ability of Parent or its Subsidiaries from revising, amending or terminating any Plan, Parent Group Plan or other employee benefit plan, program or policy from time to time, (iii) nothing in this Agreement shall be construed as an amendment of any Plan or Parent Group Plan, and (iv) no provision of this Section 6.12(d) shall create any third party beneficiary rights in any employee or former employee (including any beneficiary or dependent of such employee or former employee) of Seller or any of its Subsidiaries in respect of continued employment (or resumed employment) or any other matter.

(e) Prior to the Effective Date, Seller shall take all actions reasonably requested by Parent that may be necessary or appropriate to (i) cause one or more Plans to terminate as of the Effective Date, or as of the date immediately preceding the Effective Date, (ii) cause benefit accruals and entitlements under any Plan to cease as of the Effective Date, or as of the date immediately preceding the Effective Date, (iii) cause the continuation on and after the Effective Date of any contract, arrangement or insurance policy relating to any Plan for such period as may be requested by Parent, or (iv) facilitate the merger of any Plan into any employee benefit plan maintained by Parent. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of Sections 6.12(e), (f) and (g) shall be subject to Parent’s prior review and approval.

(f) As of the end of the last payroll period preceding the Effective Date (or as of such other date as agreed upon by Seller and Parent in writing), Seller shall take all actions necessary or appropriate to terminate the Seller 401(k) Plan in compliance with all applicable requirements of Section 401(a) of the Code and applicable law. As of the Effective Date (or as soon as practicable thereafter), the Continuing Employees shall be eligible to participate in the Thrift Plan for Employees of S&T Bank. Continuing Employees will be given credit for their service with Seller and its Subsidiaries for purposes of eligibility and vesting purposes (but not for benefit accrual purposes) under the Thrift Plan for Employees of S&T Bank.

(g) Seller shall take all necessary actions to ensure that there are no excess parachute payments being made to disqualified individuals (“Disqualified Individuals”) within the meaning of Section 280G of the Code and the regulations issued thereunder. If upon review of the payments to be received that are contingent on the Merger, there may be an excess parachute payment, Seller shall either submit for approval the payments by Seller’s shareholders in conformance with Section 280G(b)(5)(B) prior to or at the Seller Meeting or the affected Disqualified Individual shall waive the excess parachute payment prior to the Seller Meeting.

(h) Prior to the Effective Time, Seller shall cooperate with Parent to allow Parent, in its sole discretion, to (i) arrange and conduct for employees of Seller and its Subsidiaries, an open enrollment period for Parent Group Plans (to the extent such plans will be made available to such employees) and employee orientation sessions (with such sessions to be held at times reasonably agreed to by Parent and Seller, and (ii) meet with employees of Seller and its Subsidiaries (either individually or in groups) during breaks, outside of scheduled work hours or as otherwise agreed to by Parent and Seller.

(i) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director, officer or employee of Seller (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of Seller, or any of its Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. On and after the Effective Date, Parent shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Date), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that (1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Purchaser and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after notification, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Parent shall be obligated pursuant to this paragraph to pay for only one firm of counsel to represent all Indemnified Parties, unless one or more counsel for the Indemnified Parties reasonably advises the Indemnified Parties that conflicts-of-interest concerns among the Indemnified Parties require more than one firm to provide such representation, (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (4) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law or to any Indemnified Party that commits fraud. Any Indemnified Party wishing to claim Indemnification under this Section 6.12(i), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, provided that the failure of any Indemnified Party to so notify Parent shall not relieve it of its obligations hereunder except (and only) to the extent that such failure materially prejudices Parent. Parent’s obligations under this Section 6.12(i) continue in full force and effect for a period of six years from the Effective Date; provided, however, that all rights to indemnification in respect of any claim (a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim.

(j) Parent agrees that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of Seller and any of its Subsidiaries (the “Covered Parties”) as provided in their respective articles of incorporation, bylaws or similar governing documents as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Date shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto, for a period of six years from the Effective Date; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; provided, further, however, that nothing contained in this Section 6.12(j) shall be deemed to preclude the liquidation, consolidation or merger of Seller or any of its Subsidiaries, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue as an obligation of Parent and the successor to Seller or its Subsidiary notwithstanding any such liquidation, consolidation or merger.

(k) Parent, from and after the Effective Date, will cause the persons who served as directors or officers of Seller on or before the Effective Date to be covered by Seller’s existing directors’ and officers’ liability insurance policy (provided that Parent may, at its own cost, substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) but in no event shall any insured person be entitled under this Section 6.12(k) to insurance coverage more favorable than that provided to him or her in such capacities as of the date hereof with respect to acts or omissions resulting from their service as such on or prior to the Effective Date. Such insurance coverage shall commence on the Effective Date and will be provided for a period of no less than three years after the Effective Date; provided, however, that in no event shall Parent be required to expend more than 200% of the current amount expended by Seller (the “Insurance Amount”) to maintain or procure insurance coverage pursuant hereto and, if such premiums for such insurance would at any time exceed 200% of the Insurance Amount, then Parent shall cause to be maintained policies of insurance which, in Parent’s good faith determination, provide the maximum coverage available at annual premium equal to 200% of the Insurance Amount. Seller agrees to renew any such existing insurance or to purchase any “discovery period” insurance provided for thereunder at Parent’s request and expense, subject to the 200% limit.

(l) Parent shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Party or Covered Party may incur in enforcing the indemnity and other obligations provided for in this Section 6.13.

(m) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the indemnity obligations set forth in this Section 6.12(m).

(n) The provisions of Sections 6.13(i), (j), (k), (l) and (m) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

Section 6.13 Notification of Certain Matters. Each of Seller and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. Seller shall promptly inform Parent upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations by any Governmental Authority relating to the alleged liability of Seller or any of its Subsidiaries under any labor or employment law.

Section 6.14 Advisory Board.

(a) Promptly following the Effective Time, Parent will establish the Washington County Advisory Board (the “Advisory Board”) and each of the members of the Seller Board will be asked to serve on such Advisory Board for a period of eighteen (18) months, during which period there shall be no more than six (6) quarterly meetings.

(b) Individuals serving as advisory directors pursuant to Section 6.14(a) shall receive the compensation of at least $250 per meeting of Advisory Board service.

Section 6.15 Tax Treatment. Each of Parent and Seller agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the qualification of the Merger as a reorganization under Section 368(a) of the Code. Each of Parent and Seller agrees to take any action as may be reasonably required, if such action may be reasonably taken, to reverse the impact of any past actions that would adversely impact the qualification of the Merger as a reorganization under Section 368(a) of the Code.

Section 6.16 No Breaches of Representations and Warranties. Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of Parent and Seller will not do any act or suffer any omission of any nature whatsoever that would cause any of the representations or warranties made in ARTICLE V of this Agreement to become untrue or incorrect in any material respect.

Section 6.17 Consents. Each of Parent and Seller shall use its reasonable best efforts to obtain any required consents to the transactions contemplated by this Agreement.

Section 6.18 Insurance Coverage. Seller shall cause each of the policies of insurance listed in its Disclosure Schedule (or replacement policies with substantially similar coverages, terms and conditions) to remain in effect between the date of this Agreement and the Effective Date.

Section 6.19 Correction of Information. Each of Parent and Seller shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times, provided that any such correction that may result in a material change to a party’s Disclosure Schedule shall not be made without the prior written consent of the other party.

Section 6.20 Confidentiality. Except for the use of information in connection with the Registration Statement described in Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of Seller and Parent from the other, pursuant to the terms of this Agreement shall be kept in strictest confidence; provided that, subsequent to the filing of the Registration Statement with the SEC, this Section 6.20 shall not apply to information included in the Registration Statement or to be included in the official Proxy/Prospectus to be sent to the shareholders of Seller under Section 6.03. Seller and Parent agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. Seller and Parent agree to hold the Information in strictest confidence and shall not use, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of Seller or Parent to fulfill its obligations hereunder, (ii) was already known to the party receiving the Information on a nonconfidential basis prior to the disclosure or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information. It is agreed and understood that the obligations of Seller and Parent contained in this Section 6.20 shall survive the Closing or termination of this Agreement. Seller and Parent shall cause their Subsidiaries to honor the confidentiality provisions of this section.

Section 6.21 Certain Policies. Prior to the Effective Date, to the extent permitted by law, Seller shall, consistent with GAAP and on a basis mutually satisfactory to it and Parent, modify and change its loan, investments, liquidity, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Purchaser; provided, however, that Seller shall not be obligated to take any such action pursuant to this Section 6.21 unless and until (i) Parent irrevocably acknowledges to Seller in writing that all conditions to its obligation to consummate the Merger have been satisfied; and (ii) Parent irrevocably waives in writing any and all rights that it may have to terminate this Agreement and Seller has obtained the approval of this Agreement from its shareholders.

Section 6.22 Formation of Purchaser. As soon as practicable after the date hereof, and in any event prior to the Effective Time, Parent shall take all action necessary to cause Purchaser (i) to be duly and validly formed and (ii) promptly thereafter to deliver an executed joinder to this Agreement, substantially in the form attached as Exhibit B (the “Joinder”). Parent shall take all action necessary to cause Purchaser to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

ARTICLE VII—

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of Parent, Purchaser and Seller to consummate the Merger is subject to the fulfillment or written waiver by Parent, Purchaser and Seller prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly adopted by the requisite vote of Seller’s Common Shareholders.

(b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements that the Parent Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on Purchaser after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that the Parent Board reasonably determines would either before or after the Effective Date be unduly burdensome.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Parent Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

(e) Nasdaq Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(f) Tax Opinion. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing as of the Closing Date, Parent and Seller shall each have received an opinion from counsel to Parent, dated the Closing Date, substantially to the effect that on the basis of the facts, representations and assumptions set forth or referred to in such opinion, (1) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; (2) each holder of Seller Common Stock who receives Parent Common Stock and cash (other than cash in lieu of fractional shares in Parent Common Stock) in the Merger in exchange for the holder’s shares of Seller Common Stock will recognize the gain, if any, realized by the holder, in an amount not in excess of the amount of cash received (other than cash received instead of a fractional share interest in Parent Common Stock), but will not recognize any loss on the exchange; and (3) a holder of Seller Common stock who receives cash instead of a fractional share interest in Parent Common stock will recognize gain or loss equal to the difference between the cash received and the portion of the basis of the holder’s shares of Seller Common Stock allocable to that fractional share interest.

Section 7.02 Conditions to Obligation of Seller. The obligation of Seller to consummate the Merger is also subject to the fulfillment or written waiver by Seller prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except to the extent that they by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date); provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to materiality or Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 5.03(b), which shall be true and correct in all material respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Parent. Seller shall have received a certificate, dated the Effective Date, signed on behalf of Parent and Purchaser by a Senior Executive Vice President or an Executive Vice President of Parent to such effect.

(b) Performance of Obligations of Parent and Purchaser. Each of Parent and Purchaser shall have performed in all material respects all obligations required to be performed by such under this Agreement at or prior to the Effective Time, and Seller shall have received a certificate, dated the Effective Date, signed on behalf of Purchaser and Parent by a Senior Executive Vice President or an Executive Vice President of Purchaser to such effect.

(c) Delivery of Joinder. Seller shall have received from Purchaser the Joinder.

Section 7.03 Conditions to Obligation of Parent and Purchaser. The obligation of Parent and Purchaser to consummate the Merger is also subject to the fulfillment or written waiver by Parent prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except to the extent that they by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date); provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to materiality or Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 5.02(b), which shall be true and correct in all material respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on the Seller. Parent shall have received a certificate, dated the Effective Date, signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to such effect.

(b) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to such effect.

(c) Absence of Appraisal Demands. Rights to demand appraisal under the PBCL shall have expired or shall otherwise be unavailable with respect to at least 90% of the outstanding shares of Seller Common Stock (excluding shares of Seller Common Stock to be canceled as provided in Section 3.01(b)).

ARTICLE VIII—

TERMINATION

Section 8.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual written consent of Parent and Seller.

(b) Breach. At any time prior to the Effective Time, by Parent or Seller in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that (A) such breach (under either clause (i) or (ii)) would entitle the non-breaching party not to consummate the Merger under ARTICLE VII, and (B) the terminating party is not itself in material breach of any provision of this Agreement.

(c) Delay. At any time prior to the Effective Time, by Parent or Seller, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by December 31, 2012, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

(d) No Approval. By Seller or Parent in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the invitation, request or suggestion of a Governmental Authority; (ii) the Seller Common Shareholders fail to adopt this Agreement at the Seller Meeting and approve the Merger; or (iii) any of the closing conditions have not been met as required by ARTICLE VII hereof.

(e) Adverse Action. By Parent, if (i) the Seller Board submits this Agreement (or the plan of merger contained herein) to its shareholders without a recommendation for approval or with any adverse conditions on, or qualifications of, such recommendation for approval; or (ii) the Seller Board otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 6.02; or (iii) the Seller Board recommends to its shareholders an Acquisition Proposal other than the Merger.

(f) By Seller, if the Seller Board so determines by the vote of a majority of its members, at any time during the five business day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i) The Parent Market Value on the Determination Date is less than the Initial Parent Market Value multiplied by 0.80; and

(ii) (A) the quotient obtained by dividing the Parent Market Value on the Determination Date by the Initial Parent Market Value (such quotient being referred to herein as the “Parent Ratio”) shall be less than (B) the quotient obtained by dividing the Final Index Price by the Initial Index Price (the “Index Ratio”) and subtracting 0.20 from the Index Ratio; subject, however, to the following three sentences. If Seller elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice thereof to Parent (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five business day period). During the five business day period commencing with its receipt of such notice, Parent shall have the option of increasing the consideration to be received by Seller Common Shareholders by adjusting the Common Stock Exchange Ratio to an amount which, when multiplied by the Parent Market Value on the Determination Date, equals the lesser of (i) $9.22 or (ii) $9.22 multiplied by the Index Ratio. If Parent makes an election contemplated by the preceding sentence within such five business day period, it shall give prompt written notice to Seller of such election and the revised Common Stock Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.01(f) and this Agreement shall remain in full force and effect in accordance with its terms (except that the Common Stock Exchange Ratio shall have been so modified).

For purposes of this Section 8.01(f), the following terms shall have the meanings indicated below:

“Determination Date” shall mean the later of (i) the date on which the last required approval of a Governmental Authority is obtained with respect to the transactions contemplated by the Agreement without regard to any requisite waiting period or (ii) the date of the Seller Meeting to consider this Agreement and the transactions contemplated hereby.

“Final Index Price” means the closing price of the Nasdaq Bank Index as of the Determination Date.

“Index Group” means the Nasdaq Bank Index.

“Initial Index Price” means the closing price of the Nasdaq Bank Index as of the Starting Date.

“Initial Parent Market Value” equals the closing price of Parent Common Stock on the Starting Date, adjusted as indicated in the last sentence of this Section 8.01(f).

“Parent Market Value on the Determination Date” shall be the average of the daily closing sales prices of a share of Parent Common Stock as reported on Nasdaq for the ten consecutive trading days immediately preceding the Determination Date.

“Starting Date” means the last trading date before the date of this Agreement.

If any company belonging to the Index Group or the Parent declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or the Parent Common Stock shall be appropriately adjusted for the purposes of applying this Section 8.01(f).

Section 8.02 Effect of Termination and Abandonment; Enforcement of Agreement. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Sections 8.03 and 9.01; and (ii) that termination will not relieve a breaching party from liability or damages for any willful breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled by law or in equity.

Section 8.03 Termination Fee.

(a) Seller shall pay to Purchaser by wire transfer in same day funds within two business days of a termination contemplated by this Section 8.03(a), a termination fee in the amount of Eight Hundred Seventy Five Thousand Dollars ($875,000) (the “Termination Fee”) if this Agreement is terminated: (i) by Parent pursuant to Section 8.01(e) or (ii) by Parent pursuant to Section 8.01(d)(ii), provided that, if either Parent or Seller terminates the Agreement following the failure of the Seller Common Shareholders to adopt this Agreement at the Seller Meeting and approve the Merger as set forth in clause (ii) of Section 8.01(d), the Seller shall only be required to pay the Termination Fee in the event that such failure is the result of one of the actions set forth in Section 8.01(e).

(b) Seller acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if Seller fails to pay timely any amount due pursuant to this Section 8.03 and, in order to obtain such payment, Parent commences a suit that results in a judgment against Seller for the amount payable to Parent pursuant to this Section 8.03, Seller shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount so payable at the applicable Federal Funds rate.

ARTICLE IX—

MISCELLANEOUS

Section 9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.12, 6.14, 6.15 and 6.20 and this ARTICLE IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.03(b), 6.04, 6.05(b), 6.20, 8.02, and this ARTICLE IX which shall survive such termination).

Section 9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law or require resubmission of this Agreement or the plan of merger contained herein to the shareholders of Seller.

Section 9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of Commonwealth of Pennsylvania applicable to contracts made and to be performed entirely within such Commonwealth (except to the extent that mandatory provisions of federal law are applicable).

Section 9.05 Expenses. Except as set forth in Section 8.03(b) of this Agreement, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

Section 9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Seller, to:

Gateway Bank of Pennsylvania

3402 Washington Rd.

McMurray, PA 15317-2907

Attention: William J. Burt

Facsimile No. (724) 969-0757

With a copy to:

Metz Lewis Brodman Must O’Keefe LLC

11 Stanwix Street, 18th Floor

Pittsburgh, PA 15222

Attention: Kenneth C. Thiess

Facsimile No: (412) 918-1199

If to Parent or Purchaser, to:

S&T Bancorp, Inc.

800 Philadelphia Street

Indiana, Pennsylvania 15701-3921

Attention: Todd D. Brice

Facsimile No: (724) 465-1414

With a copy to:

Arnold & Porter LLP

555 Twelfth Street, NW

Washington, DC 20004

Attention: Robert B. Ott

  Paul D. Freshour

Facsimile No: (202) 942-5999

Section 9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement and any separate agreement entered into by the parties of even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than any such separate agreement). Nothing in this Agreement, whether express or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that the Indemnified Parties shall be third party beneficiaries of and entitled to enforce Section 6.12.

Section 9.08 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When a reference is made in this Agreement to a Person giving or receiving any notice or communication or having been threatened or advised of some matter or having had a claim made by or against such Person, such information shall only have been deemed given, received, or made if it was received in writing by such Person, if an individual, or by a director or executive officer of such Person, if an entity.

Section 9.09 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

Section 9.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 9.11 Assignment. Except to the extent provided in this Agreement, Parent, Purchaser and Seller may not assign any of their rights or obligations under this Agreement to any other Person, except upon the prior written consent of the other party. Any purported agreement in violation hereof shall be void.

Section 9.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

GATEWAY BANK OF PENNSYLVANIA

By:	/s/ William J. Burt
Name:	William J. Burt
Title:	President and Chief Executive Officer

S&T BANCORP, INC.

By:	/s/ Todd D. Brice
Name:	Todd D. Brice
Title:	President and Chief Executive Officer

Agreement and Plan of Merger Signature Page

ANNEX B

March 29, 2012

The Board of Directors

Gateway Bank of Pennsylvania

3402 Washington Road

McMurray, PA 15317

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of Gateway Bank of Pennsylvania (“Gateway”) of the Merger Consideration (as defined below), in the proposed merger (the “Merger”) of Gateway with and into a to be formed state chartered interim bank and wholly-owned subsidiary of S&T Bancorp, Inc. (“STBA”), pursuant to the Agreement and Plan of Merger, dated as of March 29, 2012, by and between STBA and Gateway (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $0.01 per share, of Gateway (the “Common Shares”) not owned by Gateway or STBA or by any of their respective wholly-owned subsidiaries, other than shares owned in a fiduciary capacity or as a result of debts previously contracted, will be cancelled and retired and converted into the right to receive cash in the amount of $3.08 and shares of common stock of STBA, par value $2.50 per share, equivalent to $9.22 (the Merger Consideration). The terms and conditions of the Merger are more fully described in the Agreement.

Keefe, Bruyette & Woods, Inc, has acted as financial advisor to Gateway. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Gateway and STBA, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of STBA for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Gateway. We have in the past, and may in the future, provide investment banking and financial advisory services to STBA and receive compensation for such services. We have acted exclusively for the Board of Directors of Gateway in rendering this fairness opinion and will receive a fee from Gateway for our services. A portion of our fee is contingent upon the successful completion of the Merger.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Gateway and STBA and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual Reports to Stockholders for the two years ended December 31, 2010 of Gateway and the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2011 of STBA; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of STBA and certain other communications from Gateway and STBA to their respective stockholders; and (iv) other financial information concerning the businesses and operations of Gateway and STBA furnished to us by Gateway and STBA for purposes of our analysis. We have also held discussions with senior management of Gateway and STBA regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for STBA and certain financial information for Gateway with similar information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility for such verification or accuracy. We have relied upon the management of Gateway and STBA as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for Gateway and STBA are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property, assets or liabilities of Gateway and STBA, nor have we examined any individual credit files.

We have assumed that, in all respects material to our analyses, the following: (i) the Merger will be completed substantially in accordance with the terms set forth in the Agreement with no additional payments or adjustments to the Merger Consideration; (ii) the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the Merger will be satisfied without any waivers or modifications to the Agreement; and (v) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Gateway and STBA; (ii) the assets and liabilities of Gateway and STBA; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Our opinion does not address the underlying business decision of Gateway to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Gateway.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Common Shares of the Merger Consideration in the Merger. We express no view or opinion as to any terms or other aspects of the Merger.

Further, we are not expressing any opinion about the fairness of the amount or nature of the compensation to any of the Gateway’s officers, directors or employees, or any class of such persons, relative to the compensation to the public shareholders of Gateway in connection with the Merger.

In addition, this opinion does not in any manner address the prices at which the STBA common stock will trade following the consummation of the Merger and we express no view or opinion as to how the stockholders of Gateway should vote at the stockholders meeting to be held in connection with the Merger.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 2290 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Merger is fair, from a financial point of view, to holders of the Common Shares.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

ANNEX C

STATUTORY PROVISIONS RELATING TO DISSENTERS’ RIGHTS

THE PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988, AS AMENDED

Excerpt from Subchapter 19C

Section 1930. Dissenters rights.

(a) General rule.—If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

(b) Plans adopted by directors only.—Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) or (4) (relating to adoption by board of directors).

(c) Cross references.—See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

Subchapter 15D—Dissenters Rights

Section 1571. Application and effect of subchapter.

(a) General rule.—Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, only where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

•	Section 1906(c) (relating to dissenters rights upon special treatment).

•	Section 1930 (relating to dissenters rights).

•	Section 1931(d) (relating to dissenters rights in share exchanges).

•	Section 1932(c) (relating to dissenters rights in asset transfers).

•	Section 1952(d) (relating to dissenters rights in division).

•	Section 1962(c) (relating to dissenters rights in conversion).

•	Section 2104(b) (relating to procedure).

•	Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

•	Section 2325(b) (relating to minimum vote requirement).

•	Section 2704(c) (relating to dissenters rights upon election).

•	Section 2705(d) (relating to dissenters rights upon renewal of election).

•	Section 2904(b) (relating to procedure).

•	Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

•	Section 7104(b)(3) (relating to procedure).

(b) Exceptions.

(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

(i)	listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(ii)	held beneficially or of record by more than 2,000 persons.

(2) Paragraph (1) shall not apply to and dissenters’ rights shall be available without regard to the exception provided in that paragraph in the case of:

(i)	(Repealed).

(ii)	Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

(iii)	Shares entitled to dissenters’ rights under section 1906(c) (relating to dissenters’ rights upon special treatment).

(3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c) Grant of optional dissenters rights.—The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

(d) Notice of dissenters rights.—Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2) a copy of this subchapter.

(e) Other statutes.—The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

(f) Certain provisions of articles ineffective.—This subchapter may not be relaxed by any provision of the articles.

(g) Computation of beneficial ownership.—For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

(h) Cross references.—See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).

Section 1572. Definitions.

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

“Corporation.” The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

“Dissenter.” A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

“Fair value.” The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

“Interest.” Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

“Shareholder.” A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

Section 1573. Record and beneficial holders and owners.

(a) Record holders of shares.—A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b) Beneficial owners of shares.—A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

Section 1574. Notice of intention to dissent.

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

Section 1575. Notice to demand payment.

(a) General rule.—If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

(1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

(3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

(4) Be accompanied by a copy of this subchapter.

(b) Time for receipt of demand for payment.—The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

Section 1576. Failure to comply with notice to demand payment, etc.

(a) Effect of failure of shareholder to act.—A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

(b) Restriction on uncertificated shares.—If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

(c) Rights retained by shareholder.—The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

Section 1577. Release of restrictions or payment for shares.

(a) Failure to effectuate corporate action.—Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b) Renewal of notice to demand payment.—When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c) Payment of fair value of shares.—Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

(1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2) A statement of the corporation’s estimate of the fair value of the shares.

(3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d) Failure to make payment.—If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

Section 1578. Estimate by dissenter of fair value of shares.

(a) General rule.—If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b) Effect of failure to file estimate.—Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

Section 1579. Valuation proceedings generally.

(a) General rule.—Within 60 days after the latest of:

(1) effectuation of the proposed corporate action;

(2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

(3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b) Mandatory joinder of dissenters.—All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

(c) Jurisdiction of the court.—The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d) Measure of recovery.—Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e) Effect of corporation’s failure to file application.—If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

Section 1580. Costs and expenses of valuation proceedings.

(a) General rule.—The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b) Assessment of counsel fees and expert fees where lack of good faith appears.—Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

(c) Award of fees for benefits to other dissenters.—If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 1741 of the Pennsylvania Business Corporation Law, or the PBCL, provides, in general, that a corporation will have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and if, with respect to any criminal proceeding, the person did not have reasonable cause to believe his conduct was unlawful.

Section 1742 of the PBCL provides, in general, that a corporation will have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity. Such indemnity may be against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except no indemnification will be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Under Section 1743 of the PBCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the PBCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation. Article V of S&T’s by-laws provides indemnification of directors, officers and other agents of S&T and advancement of expenses to the extent otherwise permitted by Sections 1741, 1742 and 1745 of the PBCL.

Section 501 of S&T’s by-laws provide that the rights to indemnification and advancement of expenses in the by-laws are not exclusive, and may be in addition to, any rights granted to an indemnitee under S&T’s Articles of Incorporation, as amended from time to time, an agreement or vote of shareholders or disinterested directors or otherwise. As authorized by Section 1747 of the PBCL and Section 501(4) of S&T’s by-laws, S&T maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering S&T for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by S&T.

The foregoing is only a general summary of certain aspects of Pennsylvania law and S&T’s by-laws dealing with indemnification of directors and officers, and does not purport to be complete. The description of the by-laws is qualified in its entirety by reference to the detailed provisions of Article V, Section 501 of the by-laws of S&T.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits. The following is a list of Exhibits to this Registration Statement.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of March 29, 2012, between S&T Bancorp, Inc. and Gateway Bank of Pennsylvania (included in Part I as Annex A included in this Registration Statement).

3.1	Articles of Incorporation of S&T Bancorp, Inc. Filed as Exhibit B to Registration Statement (No. 2-83565) on Form S-4 of S&T Bancorp, Inc., dated May 5, 1983, and incorporated herein by reference.

3.2	Amendment to Articles of Incorporation of S&T Bancorp, Inc. Filed as Exhibit 3.2 to Form S-4 Registration Statement (No. 33-02600) dated January 15, 1986, and incorporated herein by reference.

3.3	Amendment to Articles of Incorporation of S&T Bancorp, Inc. effective May 8, 1989. Filed as Exhibit 3.3 to S&T Bancorp, Inc. Annual Report on Form 10-K for year ending December 31, 1998 and incorporated herein by reference.

3.4	Amendment to Articles of Incorporation of S&T Bancorp, Inc. effective July 21, 1995. Filed as Exhibit 3.4 to S&T Bancorp, Inc. Annual Report on Form 10-K for year ending December 31, 1998 and incorporated here by reference.

3.5	Amendment to Articles of Incorporation of S&T Bancorp, Inc. effective June 18, 1998. Filed as Exhibit 3.5 to S&T Bancorp, Inc. Annual Report on Form 10-K for year ending December 31, 1998 and incorporated herein by reference.

3.6	Amendment to Articles of Incorporation of S&T Bancorp, Inc. effective April 21, 2008. Filed as Exhibit 3.1 to S&T Bancorp, Inc. Quarterly Report on Form 10-Q filed on August 7, 2008 and incorporated herein by reference.

3.7	Certificate of Designations for the Series A Preferred Stock. Filed as Exhibit 3.1 to S&T Bancorp, Inc. Current Report on Form 8-K filed on January 15, 2009 and incorporated herein by reference.

3.8	By-laws of S&T Bancorp, Inc., as amended, April 21, 2008. Filed as Exhibit 3.2 to S&T Bancorp, Inc. Quarterly Report on Form 10-Q filed on August 7, 2008 and incorporated herein by reference.

5.1*	Opinion of Arnold & Porter LLP as to the legality of the securities to be registered

8.1*	Opinion of Arnold & Porter LLP as to the tax consequences of the merger

21.1	Subsidiaries of S&T. Filed as Exhibit 21 to S&T Bancorp, Inc. Annual Report on Form 10-K for the year ending December 31, 2011 and incorporated herein by reference.

23.1*	Consent of Arnold & Porter LLP (included in Exhibit 5.1 and Exhibit 8.1 to this Registration Statement)

23.2	Consent of KPMG LLP

23.3	Consent of Keefe, Bruyette & Woods

24.1	Power of Attorney

99.1	Form of Proxy Card for Special Meeting of Shareholders of Gateway Bank of Pennsylvania

*	To be filed by amendment.

(b) Financial statement schedules: Not applicable.

(c) Reports, opinion or appraisals: The opinion of Keefe, Bruyette & Woods is included as Annex B to the proxy statement/prospectus.

Item 22. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, S&T Bancorp, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Indiana, Commonwealth of Pennsylvania, on May 21, 2012.

S&T BANCORP, INC.
By:	/s/ Todd D. Brice
Name: Title:	Todd D. Brice President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on May 21, 2012.

SIGNATURE	TITLE

/s/ Todd D. Brice Todd D. Brice	President and Chief Executive Officer; Director (Principal Executive Officer)

/s/ Mark Kochvar Mark Kochvar	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Melanie Hubler Melanie Hubler	Senior Vice President and Controller

/s/ John N. Brenzia John N. Brenzia	Director

/s/ John J. Delaney John J. Delaney	Director

/s/ Michael J. Donnelly Michael J. Donnelly	Director

/s/ William J. Gatti William J. Gatti	Director

/s/ Jeffrey D. Grube Jeffrey D. Grube	Director

/s/ Frank W. Jones Frank W. Jones	Director

/s/ Joseph A. Kirk Joseph A. Kirk	Director

/s/ David L. Krieger David L. Krieger	Director

SIGNATURE	TITLE

/s/ James V. Milano James V. Milano	Director

/s/ James C. Miller James C. Miller	Chairman of the Board and Director

/s/ Alan Papernick Alan Papernick	Director

/s/ Charles A. Spadafora Charles A. Spadafora	Director

/s/ Christine J. Toretti Christine J. Toretti	Director

/s/ Charles G. Urtin Charles G. Urtin	Director

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of March 29, 2012, between S&T Bancorp, Inc. and Gateway Bank of Pennsylvania (included in Part I as Annex A included in this Registration Statement).

3.1	Articles of Incorporation of S&T Bancorp, Inc. Filed as Exhibit B to Registration Statement (No. 2-83565) on Form S-4 of S&T Bancorp, Inc., dated May 5, 1983, and incorporated herein by reference.

3.2	Amendment to Articles of Incorporation of S&T Bancorp, Inc. Filed as Exhibit 3.2 to Form S-4 Registration Statement (No. 33-02600) dated January 15, 1986, and incorporated herein by reference.

3.3	Amendment to Articles of Incorporation of S&T Bancorp, Inc. effective May 8, 1989. Filed as Exhibit 3.3 to S&T Bancorp, Inc. Annual Report on Form 10-K for year ending December 31, 1998 and incorporated herein by reference.

3.4	Amendment to Articles of Incorporation of S&T Bancorp, Inc. effective July 21, 1995. Filed as Exhibit 3.4 to S&T Bancorp, Inc. Annual Report on Form 10-K for year ending December 31, 1998 and incorporated here by reference.

3.5	Amendment to Articles of Incorporation of S&T Bancorp, Inc. effective June 18, 1998. Filed as Exhibit 3.5 to S&T Bancorp, Inc. Annual Report on Form 10-K for year ending December 31, 1998 and incorporated herein by reference.

3.6	Amendment to Articles of Incorporation of S&T Bancorp, Inc. effective April 21, 2008. Filed as Exhibit 3.1 to S&T Bancorp, Inc. Quarterly Report on Form 10-Q filed on August 7, 2008 and incorporated herein by reference.

3.7	Certificate of Designations for the Series A Preferred Stock. Filed as Exhibit 3.1 to S&T Bancorp, Inc. Current Report on Form 8-K filed on January 15, 2009 and incorporated herein by reference.

3.8	By-laws of S&T Bancorp, Inc., as amended, April 21, 2008. Filed as Exhibit 3.2 to S&T Bancorp, Inc. Quarterly Report on Form 10-Q filed on August 7, 2008 and incorporated herein by reference.

5.1*	Opinion of Arnold & Porter LLP as to the legality of the securities to be registered

8.1*	Opinion of Arnold & Porter LLP as to the tax consequences of the merger

21.1	Subsidiaries of S&T. Filed as Exhibit 21 to S&T Bancorp, Inc. Annual Report on Form 10-K for the year ending December 31, 2011 and incorporated herein by reference.

23.1*	Consent of Arnold & Porter LLP (included in Exhibit 5.1 and Exhibit 8.1 to this Registration Statement)

23.2	Consent of KPMG LLP

23.3	Consent of Keefe, Bruyette & Woods

24.1	Power of Attorney

99.1	Form of Proxy Card for Special Meeting of Shareholders of Gateway Bank of Pennsylvania

*	To be filed by amendment.